    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 1998


                                                      Registration No. 333-60855

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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1

                                       TO
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               AMM HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                            3089                           52-2088661
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)                 NUMBER)

                       1111 NORTHSHORE DRIVE, SUITE N-600
                            KNOXVILLE, TN 37919-4048
                                 (423) 450-5300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PHYLLIS C. BEST
                            CHIEF FINANCIAL OFFICER
                               AMM HOLDINGS, INC.
                       1111 NORTHSHORE DRIVE, SUITE N-600
                            KNOXVILLE, TN 37919-4048
                                 (423) 450-5300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

                           ROBERT M. CHILSTROM, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                               NEW YORK, NY 10022
                                 (212) 735-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


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                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                       AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED                  REGISTERED(1)            NOTE                 PRICE          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
13 1/2% Senior Discount Notes due
  2009..................................      $68,000,000             100%              $68,000,000          $20,060(2)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(2) Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                  SUBJECT TO COMPLETION DATED NOVEMBER 2, 1998

PROSPECTUS
        OFFER FOR ALL OUTSTANDING 13 1/2% SENIOR DISCOUNT NOTES DUE 2009
             IN EXCHANGE FOR 13 1/2% SENIOR DISCOUNT NOTES DUE 2009
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                                       OF
                               AMM HOLDINGS, INC.
        THE EXCHANGE OFFER WILL EXPIRE AT       P.M., NEW YORK CITY TIME
                   ON                , 1998, UNLESS EXTENDED.

   AMM Holdings, Inc., a Delaware corporation ("Holdings"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $68,000,000 aggregate principal amount at maturity of its 13 1/2% Senior Discount Notes due 2009 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of its issued and outstanding 13 1/2% Senior Discount Notes due 2009 (the "Old Notes" and, together with the New Notes, the "Notes") from the holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, which rights will terminate upon consummation of the Exchange Offer.


   The sale of the Old Notes generated gross proceeds to Holdings of approximately $35.3 million. The Old Notes were issued pursuant to an offering (the "Offering") which was exempt from the registration requirements of the Securities Act and applicable state securities laws. See "Description of Notes" and "Certain Federal Income Tax Considerations." Original issue discount on the Notes will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $68.0 million at July 1, 2003. Cash interest will not accrue on the Notes prior to July 1, 2003. Commencing July 1, 2003, cash interest on the Notes will accrue at the rate of 13 1/2% per annum, and will be payable semiannually in arrears on January 1 and July 1 of each year, commencing January 1, 2004. The Notes will be redeemable at the option of Holdings, in whole or in part, at any time on or after July 1, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to July 1, 2003, the Notes will be redeemable at the option of Holdings, in whole but not in part, in cash at a redemption equal to 113.5% of the Accreted Value thereof on the date of redemption plus Liquidated Damages (as defined), if any, thereon to the date of redemption with the net cash proceeds of a Public Equity Offering (as defined). See "Description of Notes--Optional Redemption." In addition, upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require Holdings to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after July 1, 2003). See "Description of Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, Holdings would have sufficient funds to purchase all Notes tendered. See "Risk Factors--Limitations on Ability to Make Change of Control Payment." Subject to certain conditions, at July 4, 1998 approximately $48.8 million of capacity was available for borrowing by the Company under the Revolving Credit Facility (as defined), all of which borrowings would effectively rank senior to the Notes.



   The Old Notes are, and the New Notes will be general unsecured obligations of Holdings, and the Old Notes rank, and the New Notes will rank, pari passu in right of payment to all existing and future senior unsecured indebtedness of Holdings and the Old Notes rank, and the New Notes will rank, senior in right of payment to all existing and future subordinated indebtedness of Holdings. The Old Notes are, and the New Notes will be effectively subordinated to all indebtedness of the Company and its subsidiaries. As of July 4, 1998, Holdings' subsidiaries had $337.5 million of outstanding liabilities (including trade payables). See "Description of Certain Indebtedness."


   For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. The Old Notes were issued at a substantial discount from their principal amount at maturity. Original issue discount on the Notes will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $68.0 million at July 1, 2003. Cash interest will not accrue on the Notes prior to July 1, 2003. Commencing July 1, 2003, cash interest on the Notes will accrue at the rate of 13 1/2% per annum, and will be payable semiannually in arrears on January 1 and July 1 of each year, commencing January 1, 2004, to Holders of record on the immediately preceding May 15 and December 15. No cash interest will be payable on the Notes prior to January 1, 2004. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   The New Notes are being offered hereunder in order to satisfy certain obligations of Holdings contained in the Registration Rights Agreement dated June 26, 1998 among Holdings and the other signatories thereto (the "Registration Rights Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties, Holdings believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes. However, Holdings does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder (including, without limitation, any Holder that is a broker-dealer) must acknowledge that (A) it is not an Affiliate (as defined in Rule 144 of the Securities Act), (B) it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes, and (C) it is acquiring the New Notes in its ordinary course of business. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Holdings has agreed that, during the Prospectus Delivery Period (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   Holdings will not receive any proceeds from the Exchange Offer. Holdings will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event Holdings terminates the Exchange Offer and does not accept for exchange any Old Notes, Holdings will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

   There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Donaldson, Lufkin, & Jenrette Securities Corporation (the "Initial Purchaser") has advised Holdings that it currently intends to make a market in the New Notes. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Holdings does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.
                            ------------------------

    SEE "RISK FACTORS" COMMENCING ON PAGE 15 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
               The date of this Prospectus is             , 1998.

                           FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain statements that are "forward-looking statements". When used in this Prospectus, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the risk and other factors set forth under "Risk Factors" as well as the following: general economic and business conditions, industry trends, the loss of major customers or suppliers, the timing of orders received from customers, cost and availability of raw materials, changes in business strategy or development plans, availability and quality of management, and availability, terms and deployment of capital.

                         ------------------------------

                             AVAILABLE INFORMATION

     Anchor Holdings, Inc., the direct, wholly owned subsidiary of Holdings and the direct parent of the Company ("Anchor Holdings"), and the Company, are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site (http://www.sec.gov) that contains reports and information statements and other information regarding registrants, such as the Company and Anchor Holdings, that file electronically with the Commission.

     Holdings has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remains outstanding, it will furnish to the holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holdings' certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports. In addition, for so long as any of the Notes remains outstanding, Holdings has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act. This Prospectus constitutes a part of a Registration Statement on Form S-4 filed by Holdings with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to Holdings and the New Notes offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may by inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.
                         ------------------------------

     UNTIL           , 1998 (90 DAYS FOLLOWING THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS ON SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise indicates, the term (i) "Company" refers to Moll Industries, Inc., the surviving entity of the merger (the "Merger") of Anchor and Moll (each as defined below), and its direct and indirect subsidiaries, and to the business formerly conducted by each of Anchor and Moll, (ii) "Anchor" refers to Anchor Advanced Products, Inc., and its direct and indirect subsidiaries, prior to the Merger, (iii) "Moll" refers to Moll PlastiCrafters Limited Partnership, and its direct and indirect subsidiaries, prior to the Merger, (iv) "Anchor Holdings" refers to Anchor Holdings, Inc., the direct parent of the Company, (v) "Holdings" refers to AMM Holdings, Inc., the indirect parent of the Company and the direct parent of Anchor Holdings, and (vi) "Gemini Plastic" refers to Gemini Plastic Services, Inc. Each of Holdings' and the Company's fiscal years end on December 31 of each year. Unless otherwise indicated, all references to pro forma information give effect to the Transactions. See "The Transactions." Certain market data used in this Prospectus reflect management estimates; while such estimates are believed by Holdings to be reliable, no assurance can be given that such data is accurate in all material respects.

                                    HOLDINGS


     Holdings is a holding company and does not have any material operations or assets other than ownership of all the capital stock of Anchor Holdings, which does not have any material operations or assets other than ownership of all the capital stock of the Company. On a proforma basis after giving effect to the Transactions, Holdings generated 1997 net sales, net loss and EBITDA of $414.6 million, $1.7 million and $54.8 million, respectively.


                                  THE COMPANY

  OVERVIEW


     The Company is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe. The Company serves over 450 customers, including leading multinational companies such as Abbott Laboratories, Colgate-Palmolive, Kimberly-Clark, L'Oreal, Maybelline, Motorola, Procter & Gamble, Renault, Revlon, Siemens, Whirlpool and Xerox. Products using the Company's plastic components are sold in a wide range of end markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobiles and medical devices. The Company believes that the diversity of its customers, markets and geographic regions creates a stable revenue base and reduces the Company's exposure to particular market or regional economic cycles. On a pro forma basis after giving effect to the Transactions, the Company generated 1997 net sales, net income and EBITDA of $414.6 million, $.7 million and $54.8 million, respectively, making it the sixth largest non-automotive plastic injection molding company in North America and one of the largest plastic component suppliers in Europe.



     The Company has 27 manufacturing facilities, with approximately 680 molding machines throughout North America and Europe, including France, Germany, the United Kingdom and Portugal. The Company is capable of providing its customers with integrated design and prototype development, mold design and manufacturing, advanced plastic injection molding capabilities, and value-added finishing services, such as hot stamping, pad printing, assembly and complete product testing, all of which enable it to provide "one-stop" shopping to customers seeking a wide range of services. The Company's technologically advanced manufacturing facilities and equipment enable it to provide customized solutions to highly demanding customer specifications. For 1997, approximately 45% of the Company's sales of molded products were covered by long term purchase and sale contracts which stipulate anticipated volume requirements and pricing terms. However, such contracts do not contain any minimum purchase requirements on the part of the customer. Almost all such contracts can be terminated by the parties thereto by mutual agreement and can also be terminated by either party giving notice of termination upon certain occurrences, including, without limitation, disagreement on quality, quantity and pricing issues, insolvency or dissolution of any party thereto and upon any material breach of such contracts by any party thereto. Management believes that few competitors offer the scale, expertise, reputation and range of services that the Company provides.


     According to industry sources, demand for injection molded plastics in the United States is projected to grow at 3.3% annually. Such growth is expected to result from a number of key factors, including: (i) improved resins and processing capabilities; (ii) versatility of the injection molding process; and
(iii) cost and performance advantages of plastic over substitute materials. Despite the expected increase in demand for plastic injection molded products, the U.S. molding industry remains highly fragmented, with over 2,500 injection molders operating more than 10,000 plant locations. In addition to the growth projected for the plastics industry as a whole, growth for full service, multiple plant injection molders such as the Company is driven by industry consolidation and the trend among customers to outsource their injection molding needs. Management believes that larger injection molders such as the Company will benefit from continued industry consolidation and the trend by original equipment manufacturers ("OEMs") to outsource their injection molding needs to larger, full-service independent molders that are able to provide total project management.

     Concurrently with the Offering, the Company was formed through the merger of two leading plastic injection molders, Moll PlastiCrafters Limited Partnership and Anchor Advanced Products, Inc., which were each controlled by Mr. George Votis. Immediately prior to the Merger, Moll and Anchor were independently operated entities. Mr. Votis acquired Moll's predecessor in 1989 and has since completed seven acquisitions, increasing Moll's revenues from approximately $8 million in 1989 to approximately $232.4 million in 1997 on a pro forma basis, excluding the acquisition of Anchor. Such acquisitions included the acquisition in August 1997 of Hanning, a leading supplier of injection molded plastic components for use in digital photocopiers with manufacturing facilities located in the United States, the United Kingdom and Germany, which had 1997 revenues of $49.6 million, and the acquisition in January 1998 of Somomeca, a French injection molder which had 1997 revenues of $88.5 million. In March 1998, Mr. Votis acquired Anchor, which had 1997 revenues of $161.2 million. See "The Company."


     The Company has been formed to combine the manufacturing, marketing and management resources of Moll and Anchor to create further opportunities for growth and development. As a result of the Transactions, management believes that the Company has become better positioned to benefit from the growth and consolidation of the plastics industry. The Company also believes that consummation of the Transactions has significantly enhanced its future growth prospects and revenue stability by broadening its customer base, manufacturing capabilities and geographic presence. Moreover, the Company expects to benefit from its increased scale, ability to centralize certain key logistical functions and attendant cost savings opportunities. Since March 1998, the Company has eliminated approximately $2.8 million in annualized costs by reducing duplicative administrative expenses, eliminating less profitable business lines and streamlining manufacturing processes. The savings consist of $1.7 million in payroll costs gained through the elimination of duplicate expenses and excessive resources and $1.1 million in benefit costs gained through a revision of the retirement benefits. The savings were calculated based on the salaries of the positions eliminated and an actuarial estimation of the savings associated with the change in the retirement plan.


MARKETS

     The Company serves the following end markets:

     CONSUMER PRODUCTS--The Company designs, manufactures and packages a broad array of plastic components used for consumer end-products such as mascara packages and lipstick containers for leading cosmetics manufacturers such as L'Oreal, Maybelline, Revlon and Estee Lauder, and toothbrushes for Colgate-Palmolive, Procter & Gamble, Cheseborough-Ponds and SmithKline Beecham. The Company derived 27.6% of 1997 pro forma net sales from this end market.

     TELECOMMUNICATIONS/BUSINESS EQUIPMENT--The Company is a leading manufacturer of various plastic components and accessories for cellular phones, photocopiers, computers and printers for telecommunications and business equipment manufacturers such as Siemens, Motorola, 3M and Xerox. The Company derived 18.9% of 1997 pro forma net sales from this end market.

     HOUSEHOLD APPLIANCES--The Company designs and manufactures plastic parts for a wide variety of household appliances, including refrigerators (primarily high end side-by-side refrigerators), ranges, room air conditioners, counter-top appliances and televisions made by Whirlpool, Tefal, Electrolux and Daewoo. The Company derived 17.6% of 1997 pro forma net sales from this end market.

     AUTOMOTIVE--The Company designs and manufactures plastic parts such as door handles, gear shift knobs, sunvisors and wheel covers for automobiles and light trucks manufactured by major foreign and domestic automobile manufacturers, including General Motors, Renault, BMW, Audi and Saab. The Company derived 12.3% of 1997 pro forma net sales from this end market.

     MEDICAL DEVICES--The Company manufactures various plastic medical devices, including blood filtration devices, angiographic syringes, intravenous equipment and in-vitro diagnostic kits for major medical product manufacturers, including Abbott Laboratories, Johnson & Johnson, Baxter, Pfizer and 3M. The Company derived 8.1% of 1997 pro forma net sales from this end market.

     PACKAGING AND OTHER--The Company manufactures and assembles a broad range of plastic components and end-products such as soap dispensing equipment and packaging materials and closures for a number of large manufacturers, including Kimberly-Clark, Electrolux, Seaquist and Tetrapak. The Company derived 15.5% of 1997 pro forma net sales from this end market.

COMPETITIVE STRENGTHS

     Management believes that the Company has achieved its current position as a market leader because of the following competitive strengths:

     BROAD GEOGRAPHIC PRESENCE. The Company's multiple plant locations throughout North America and Europe enable it to (i) compete effectively for contracts that require large volume runs and multiple distribution points, (ii) offer its customers multiple production locations and (iii) allocate production to the facility best suited for a job in view of its relative capabilities and proximity to the customer. As a result, the Company is able to provide its customers with a broad range of manufacturing capabilities, improved responsiveness, timely delivery, and reduced freight costs. In addition, by operating geographically diverse plants, the Company can mitigate customer sourcing risks associated with single facility production.

     FULL SERVICE CAPABILITIES. The Company provides its customers with comprehensive services ranging from product design, product development, prototyping and mold making to molding, painting and other value-added services. As a result, management believes that the Company is one of a limited number of full service plastic injection molders in North America and Europe that is well positioned to benefit from the trend of customers outsourcing total project management to full service multiple plant suppliers.

     STRONG CUSTOMER RELATIONSHIPS. The Company believes that its ability to attract and retain customers is in part attributable to the high level of customer service it provides. The Company also believes that frequent interaction with its customers in the product development process helps it to develop long-term relationships. Of the Company's top ten customers in 1997, two have been with the Company for over fifty years, three have been with the Company for over ten years and the remainder have been with the Company for over four years. For many of its key customers, the Company is the sole supplier for specific parts. The Company's emphasis on customer partnerships and its long-standing customer relationships provide it with a significant competitive advantage.

     MANUFACTURING CAPABILITIES. The Company utilizes a wide range of advanced manufacturing processes, such as gas assist molding, co-injection and two-shot molding, automated assembly and testing, in-mold decorating, thin-wall molding and in-mold bristling. The Company's manufacturing capabilities enable it to provide innovative solutions and supply components in an integrated process. For example, the Company worked closely with Renault to produce dashboard grilles using a newly developed co-injection molding technology.

     SUPERIOR PRODUCT QUALITY. The Company uses quality systems and operations management techniques to meet the highest standards and to reduce costs. The Company continually invests in technology and training to monitor and improve quality. Included among such investments are effective management systems to ensure real-time information and control, statistical process control systems, failure mode and effect analysis systems, microprocessor-controlled molding machines and automated assembly equipment. In addition, the

Company has material and product testing equipment that monitor product reliability to meet exacting quality standards.

BUSINESS STRATEGY

     The Company seeks to further strengthen its leadership position in the plastic molding industry and to maximize its financial performance by employing the following strategies:

     CAPITALIZE ON CROSS-SELLING OPPORTUNITIES. The Company believes that the Merger creates new opportunities to cross-sell products and services between each of Anchor's and Moll's customer bases. For example, while Anchor's operations prior to the Merger were confined to North America, many of its customers are multinational firms with significant European operations. Management believes that offering such customers access to the Company's European operations, operated by Moll prior to the Merger, is a significant growth opportunity. The Company has hired a new Senior Vice President, Marketing to target and capitalize on such opportunities.

     CENTRALIZE SALES AND MARKETING. The Company plans to centralize management of its sales and marketing efforts to improve communication with customers, better cross-sell services to customers and ensure uniform pricing and sales strategies. While local sales and management staff will maintain direct relationships with customers and production facilities, a centralized sales and marketing effort will enable the Company to serve national and international accounts more effectively and to pursue customers located outside an individual plant's geographic service area. The Company's centralized sales and marketing group will be responsible for identifying market trends and assisting customers with new product ideas as well as promoting the Company through customer presentations, advertising and trade shows.

     EXPAND GLOBALLY. The Company believes that it is one of the largest North American plastic injection molders with a significant European presence. Such capabilities allow the Company to (i) penetrate new geographic regions with its existing multinational customers, such as L'Oreal, Siemens, Whirlpool and Xerox, and (ii) acquire complementary manufacturing facilities in strategic locations. Continuing to pursue this strategy will enable the Company to effectively provide a complete and integrated range of molding, manufacturing and value-added services on a global basis.


     REDUCE COSTS. The Company continually aims to improve its cost effectiveness by increasing productivity and implementing operational improvements. Since March 1998, the Company has eliminated approximately $2.8 million in annualized costs by reducing duplicative administrative expenses, eliminating less profitable business lines and streamlining manufacturing processes. The savings consist of $1.7 million in payroll costs gained through the elimination of duplicate expenses and excessive resources and $1.1 million in benefit costs gained through a revision of the retirement benefits. The savings were calculated based on the salaries of the positions eliminated and an actuarial estimation of the savings associated with the change in the retirement plan. Management believes that the combination of Anchor, Moll and Gemini Plastic will result in additional opportunities to reduce costs by: (i) reducing overhead expenses through optimization of labor and equipment resources at each of the Company's facilities; (ii) divesting or discontinuing less profitable business lines; (iii) eliminating redundant administrative operations and related personnel; and (iv) where appropriate, moving key management personnel on-site to the Company's manufacturing plants in order to oversee expansion and/or execution of cost control measures.


     CONTINUE STRATEGIC ACQUISITIONS. Strategic acquisitions have been, and management believes will continue to be, an important element in the Company's growth and in its efforts to capitalize on favorable industry trends. The Company will consider future acquisition opportunities that are attractively priced and which the Company believes will strengthen its customer base, broaden its geographic presence, enhance its production capabilities and provide significant operating synergies. While the Company routinely enters into discussions with potential acquisition candidates, no such discussions have progressed beyond the preliminary stages.

                                THE TRANSACTIONS

     Concurrently with the consummation of the Offering, the following transactions were consummated: (i) the Merger; (ii) the acquisition of Gemini Plastic; (iii) the distribution of Moll's 69% limited partnership interest in Reliance Products Limited Partnership, a Delaware limited partnership doing business in Canada ("Reliance Products"), to certain of Moll's limited partners;
(iv) the entering into the Revolving Credit Facility and (v) the Company Notes Offering (as defined). The net proceeds from the Offering will be used to fund the Distribution and the Equity Contribution. The Company consummated the acquisition of Gemini Plastic on June 30, 1998. See "The Transactions."

     Holdings' principal executive offices are located at 1111 Northshore Drive, Suite N-600, Knoxville, Tennessee 37919-4048, and its telephone number is (423) 450-5300.

                               THE EXCHANGE OFFER

SECURITIES OFFERED............   Up to $68,000,000 aggregate principal amount of
                                 maturity of 13 1/2% Senior Discount Notes Due
                                 2009, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain interest provisions relating to the Old Notes described below under "--Summary Description of the New Notes."

THE EXCHANGE OFFER............   The New Notes are being offered in exchange for
                                 a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of Holdings contained in the Registration Rights Agreement. For procedures for tendering, see "The Exchange
                                 Offer".

TENDERS, EXPIRATION DATE;
WITHDRAWAL....................   The Exchange Offer will expire at
                                 p.m., New York City time, on                ,
                                 1998 or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering
                                 Holder thereof as promptly as practicable after the expiration or termination of the Exchange
                                 Offer.

CERTAIN CONDITIONS TO EXCHANGE
OFFER.........................   Holdings shall not be required to accept for
                                 exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of the Old Notes for exchange or the exchange of the New Notes for such Old Notes certain events have occurred, which, in the reasonable judgment of Holdings, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. Such events include (i) any threatened, instituted or pending action seeking to restrain or prohibit the Exchange
                                 Offer, (ii) a general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (iii) a general banking moratorium, (iv) the commencement of a war or armed hostilities involving the United States and (v) a material adverse change or development involving a prospective material adverse change in
                                 Holdings's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that may affect the value of the Old Notes or the New
                                 Notes. In addition, Holdings will not accept for exchange any Old Notes tendered, and no New
                                 Notes will be issued in exchange for any such Old Notes, at any such time as any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust
                                 Indenture Act of 1939. See "The Exchange
                                 Offer--Certain Conditions to the Exchange
                                 Offer."

FEDERAL INCOME TAX
CONSEQUENCES..................   The exchange pursuant to the Exchange Offer
                                 should not result in any income, gain or loss to the holders or Holdings for federal income tax purposes. See "Certain Federal Income Tax
                                 Considerations."

USE OF PROCEEDS...............   There will be no proceeds to Holdings from the
                                 Exchange Offer.

EXCHANGE AGENT................   State Street Bank and Trust Company is serving
                                 as Exchange Agent in connection with the Exchange Offer.

SHELF REGISTRATION
STATEMENT.....................   Under certain circumstances, certain holders of
                                 Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require Holdings to file and cause to become effective, a shelf registration statement under the Securities
                                 Act, which would cover resales of Notes by such holders. See "Description of the
                                 Notes--Registration rights; Liquidated
                                 Damages".

          CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holdings does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights; Liquidated Damages." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Holdings believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, Holdings does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder (including, without limitation, any Holder that is a broker-dealer) must acknowledge that (A) it is not an Affiliate (as defined in Rule 144 of the Securities Act), (B) it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes, and (C) it is acquiring the New Notes in its ordinary course of business. As a condition to its participation in the Exchange Offer each Holder using the Exchange Offer to participate in a distribution of the New Notes shall acknowledge and agree that, if the resales are of New Notes obtained by such Holder in exchange for Old Notes acquired directly from Holdings or an Affiliate thereof, it (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Holdings currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for an increase in the interest rates on the Old Notes under certain circumstances relating to timing of the Exchange Offer, which rights will terminate upon consummation of the Exchange Offer. The Old Notes were issued at a substantial discount from their principal amount at maturity. Original issue discount on the Notes will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $68.0 million at July 1, 2003. Cash interest will not accrue on the Notes prior to July 1, 2003. Commencing July 1, 2003, cash interest on the Notes will accrue at the rate of 13 1/2% per annum, and will be payable semiannually in arrears on January 1 and July 1 of each year, commencing January 1, 2004, to Holders of record on the immediately preceding May 15 and December 15. No cash interest will be payable on the Notes prior to January 1, 2004. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECURITIES OFFERED............   Up to $68.0 million in principal amount at
                                 maturity of Holdings' 13 1/2% Senior Discount
                                 Notes due 2009, which have been registered under the Securities Act.

MATURITY DATE.................   July 1, 2009

ACCRETION.....................   Original issue discount on the Notes will
                                 accrete at a rate of 13 1/2% compounded
                                 semi-annually to an aggregate principal amount of $68.0 million at July 1, 2003.

INTEREST RATE.................   Cash interest will not accrue on the Notes
                                 prior to July 1, 2003. Commencing July 1, 2003, cash interest on the Notes will accrue at the rate of 13 1/2% per annum, and will be payable semi-annually in arrears on January 1 and July
                                 1 of each year, commencing January 1, 2004.

OPTIONAL REDEMPTION...........   The Notes will be redeemable at the option of
                                 Holdings, in whole or in part, at any time on or after July 1, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to July 1, 2003, the Notes will be redeemable at the option of Holdings, in whole or in part, in cash at a redemption price equal to 113.5% of the Accreted Value thereof on the date of redemption, plus Liquidated Damages, if any, thereon to the redemption date with the net cash proceeds of a Public Equity Offering.

CHANGE OF CONTROL.............   Upon the occurrence of a Change of Control,
                                 each holder of Notes will have the right to require Holdings to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, thereon to the date of
                                 repurchase (if such date of repurchase is on or after July 1, 2003). See "Description of
                                 Notes--Repurchase at
                                 the Option of Holders--Change of Control."
                                 There can be no assurance that, in the event of a Change of Control, Holdings would have sufficient funds to purchase all Notes tendered. See "Risk Factors--Limitations on
                                 Ability to Make Change of Control Payment."


RANKING.......................   The Old Notes are, and the New Notes will be,
                                 general unsecured obligations of Holdings, the Old Notes rank, and the New Notes will rank, pari passu in right of payment to all existing and future senior unsecured indebtedness of Holdings and the Old Notes rank, and the New
                                 Notes will rank, senior in right of payment to all existing and future subordinated indebtedness of Holdings. However, the Old
                                 Notes are, and the New Notes will be,
                                 effectively subordinated to all indebtedness of the Company and its subsidiaries. As of July 4, 1998, Holdings' subsidiaries had $337.5 million of outstanding liabilities (including trade payables). See "Description of Certain
                                 Indebtedness." Subject to certain conditions, at July 4, 1998 approximately $48.8 million of capacity was available for borrowing by the Company under the Revolving Credit Facility, all of which borrowings would effectively rank senior to the Notes. However, after giving effect to the most restrictive covenants contained in the Company's loan documents, as of July 4, 1998, the maximum amount of Senior
                                 Debt that could be incurred by the Company in addition to the $122.6 million of Senior Debt outstanding on such date was approximately $24 million.


ORIGINAL ISSUE DISCOUNT.......   The Notes were issued with original issue
                                 discount for U.S. federal income tax purposes.
                                 Thus, although interest will not be payable on the Notes prior to January 1, 2004, holders will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain
                                 Federal Income Tax Considerations."

CERTAIN COVENANTS.............   The Indenture contains certain covenants that
                                 limit, among other things, the ability of Holdings to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Description of Notes--Certain
                                 Covenants."

USE OF PROCEEDS...............   Holdings will not receive any proceeds from the
                                 Exchange Offer. The gross proceeds from the sale of the Old Notes were estimated to be approximately $35.3 million and were used by Holdings to fund the Distribution and the Equity Contribution. The Company will pay all of the fees and expenses related to the Offering on behalf of Holdings. See "Use of Proceeds" and "Certain Relationships and
                                 Related Transactions."

EXCHANGE OFFER; REGISTRATION
RIGHTS........................   Holders of New Notes (other than as set forth
                                 below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, Holdings agreed, for the benefit of the Holders of Old
                                 Notes, to file an Exchange

                                 Offer Registration Statement (as defined). The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. Under certain circumstances, certain Holders of Notes (including Holders who may not participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require Holdings to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such Holders. See "Description of the Notes--Registration Rights; Liquidated Damages."

                                  RISK FACTORS

     Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.

     SUMMARY UNAUDITED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following table sets forth summary unaudited pro forma data for Holdings, as well as summary historical financial data of each of Holdings (the Registrant), Anchor Holdings (an acquired company) and Somomeca (an acquired company) for the periods indicated. The summary historical financial data for the years ended 1995, 1996 and 1997 for Holdings (See Note 4) and Anchor Holdings were derived from the audited consolidated financial statements contained elsewhere in this Prospectus. The summary historical data for the years ended 1996 and 1997 for Somomeca were derived from unaudited financial statements prepared by management. The summary unaudited interim balance sheet data and the summary unaudited statements of operations and other data for the first twenty-six weeks of 1997 and 1998 were derived from unaudited financial statements contained elsewhere in this Prospectus. These unaudited financial statements were prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. The unaudited pro forma data were derived from the unaudited pro forma financial statements contained elsewhere in this Prospectus and reflect the Transactions as if they had occurred at the beginning of the period presented. Neither the summary historical consolidated financial data nor the summary pro forma consolidated financial data are necessarily indicative of either the future results of operations or the results of operations that would have occurred if the Transactions had been consummated on any date. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of each of Holdings, Moll, Anchor Holdings and Somomeca, as well as the unaudited pro forma financial statements of Holdings, including accompanying notes thereto, included elsewhere in this Prospectus.


            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)


                                                                 YEAR ENDED        TWENTY-SIX WEEKS
                                                              DECEMBER 31, 1997          1998
STATEMENTS OF OPERATIONS DATA:
Net sales...................................................      $414,630             $199,185
Gross profit................................................        60,048               28,691
Selling, general and administrative expenses................        29,390               15,064
Operating income............................................        30,458               13,527
Interest expense, net.......................................        31,019               16,372
Income (loss) before taxes and extraordinary item...........           308               (3,590)
Income (loss) before extraordinary item.....................        (1,729)              (2,536)
OTHER DATA:
EBITDA(1)...................................................      $ 54,807             $ 23,269
Cash flows from operating activities........................         8,943                4,674
Cash flows from investing activities........................       (29,764)              (8,532)
Cash flows from financing activities........................        18,209                  772
Depreciation and amortization...............................        23,480               10,487
Capital expenditures........................................        15,559                7,605
Cash interest expense, net(2)...............................        29,945               15,699
Ratio of EBITDA to cash interest expense, net...............           1.8x                  NA
Ratio of net debt to EBITDA(3)..............................           4.7x                  NA

                  SUMMARY UNAUDITED INTERIM BALANCE SHEET DATA



                             (DOLLARS IN THOUSANDS)



                                                               AT JULY 4, 1998
Cash........................................................      $ 29,668
Working capital.............................................        89,730
Total assets................................................       339,455
Total debt..................................................       287,922
Stockholders' deficit.......................................       (33,390)

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA


                             (DOLLARS IN THOUSANDS)



                                                      YEAR ENDED DECEMBER 31,         TWENTY-SIX WEEKS
                                                   ------------------------------    -------------------
      AMM HOLDINGS, INC., THE REGISTRANT(4)         1995       1996        1997       1997        1998
STATEMENTS OF OPERATIONS DATA:
Net sales........................................  $90,876    $89,464    $116,947    $53,755    $123,169
Gross profit.....................................   16,966     16,502      19,861     11,888      21,073
Selling, general and administrative expenses.....    8,301      7,190      10,758      4,177       9,587
Operating income.................................    9,019      8,574       8,186      6,869      10,288
Interest expense, net............................    2,414      2,518       3,405      1,423       4,979
Income before taxes and extraordinary item.......    6,485      6,037       4,645      4,956       4,532
Income before extraordinary item.................    6,485      6,037       4,563      4,956       3,788
PRO FORMA INFORMATION:
Provision for income taxes.......................  $ 2,594    $ 2,415    $  2,531    $ 1,982    $  1,300
Income before extraordinary item.................    3,891      3,622       2,114      2,974       2,444
OTHER DATA:
EBITDA(1)........................................  $13,317    $12,703    $ 13,450    $ 8,736    $ 14,596
Cash flows from operating activities.............    9,709     10,802       5,506      1,472       2,725
Cash flows from investing activities.............   (2,553)   (11,592)    (14,215)    (1,347)    (34,574)
Cash flows from financing activities.............   (6,972)     1,336       9,595        772      59,512
Depreciation and amortization....................    4,418      4,148       5,400      2,337       5,085
Capital expenditures.............................    2,776      1,387       6,562      1,447       6,983



                                                       YEAR ENDED DECEMBER 31,          TWENTY-SIX WEEKS
                                                   --------------------------------    ------------------
   ANCHOR HOLDINGS, INC., ACQUIRED COMPANY(5)        1995        1996        1997       1997       1998
STATEMENTS OF OPERATIONS DATA:
Net sales........................................  $149,366    $156,858    $161,161    $84,745    $75,810
Gross profit.....................................    24,338      27,637      25,187     13,429      8,178
Selling, general and administrative..............     9,409      11,358      10,979      5,490      5,946
Income from operations...........................    13,267      14,749      12,510      7,269      1,503
Interest expense, net............................     8,616       8,124      11,165      4,982      6,026
Income (loss) before taxes and extraordinary
  item...........................................     3,677       6,217       1,632      2,200     (4,625)
Income (loss) before extraordinary item..........     2,438       3,626         838      1,400     (3,233)
OTHER DATA:
EBITDA(1)........................................  $ 21,742    $ 23,627    $ 22,370    $11,916    $ 6,652
Cash flows from operating activities.............     8,822      13,076      16,037      5,877      1,365
Cash flows from investing activities.............    (6,453)     (8,014)     (8,847)    (3,481)    (7,185)
Cash flows from financing activities.............    (2,265)     (4,268)     (1,854)      (244)        --
Depreciation and amortization....................     9,449       9,286       9,573      4,734      5,251
Capital expenditures.............................     6,932       8,028       8,413      3,481      4,416






                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                               -------------------
     SOMOMECA INDUSTRIES, ACQUIRED COMPANY                      1996        1997
STATEMENTS OF OPERATIONS DATA:
Net sales.......................................               $89,003    $ 88,502
Gross profit....................................                12,055      10,559
Income from operations..........................                 5,104       5,090
Interest expense, net...........................                 2,436       2,391
Income before taxes.............................                 2,214       2,474
Net income......................................                 1,006       1,438
OTHER DATA:
EBITDA(1).......................................               $12,218    $ 10,923
Cash flows from operating activities............                (3,498)      8,627
Cash flows from investing activities............                (8,225)     (4,623)
Cash flows from financing activities............                11,718      (4,356)
Depreciation and amortization...................                 7,568       6,058
Capital expenditures............................                 9,638       5,097


------------------------------
(1) EBITDA represents income before taxes plus interest expenses, net, depreciation and amortization. While EBITDA should not be construed as a substitute for operating income, net income or cash flows from operating activities in analyzing the referenced company's operating performance, financial position or cash flows, the referenced company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. As all companies may not calculate EBITDA in the same manner, these amounts may not be comparable to other companies.


(2) Cash interest expense, net represents interest expense minus amortization of debt issuance costs.


(3) Net debt, as used in calculating this ratio, represents total debt at July 4, 1998 of $287,922 minus cash of $29,668. EBITDA, as used in this calculation, represents EBITDA for the year ended December 31, 1997.



(4) The financial data presented here is derived from the financial statements of Moll as Moll was the accounting acquiror in the Merger. At July 4, 1998 there were no significant differences between the operations and other data of Moll Industries, Inc. and AMM Holdings, Inc. (the "Registrant").



(5) The consolidated financial statements of Anchor Holdings (acquired company) do not differ significantly from those of Anchor. See Note 16 to the historical consolidated financial statements of Anchor Holdings.

                                  RISK FACTORS

     Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "--Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act, and applicable state securities laws. Holdings does not currently anticipate that it will register the Old Notes under the Securities Act or under any applicable state securities laws. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


     Holdings has substantial indebtedness and incurred additional indebtedness in connection with the Offering. As of July 4, 1998, Holdings' total indebtedness was $287.9 million and the Company had, subject to certain conditions, at July 4, 1998 an additional $48.8 million of capacity available for borrowing under the Revolving Credit Facility, all of which borrowings would effectively rank senior to the Notes. For 1997, on a pro forma basis, the Company's ratio of earnings to fixed charges would have been 1 to 1. As of July 4, 1998, the Company's annual debt service was $11,750 million in respect of the Senior Notes (11 3/4%) and $13.7 million in respect of the Company Notes
(10 1/2%). The aggregate total amount of the Company's Senior Debt outstanding as of July 4, 1998 consisted of $100 million of the Senior Notes and $22.6 million of equipment leases and other debt.


     The degree to which Holdings is leveraged could have important consequences for Holdings, including the following: (i) the ability of Holdings to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the cash flow from operations will be required to pay Holdings' interest expense and principal repayment obligations and will not be available for its general corporate needs; (iii) the substantial indebtedness incurred by Holdings coupled with the restrictive covenants to which Holdings is subject may reduce the Company's flexibility to adjust to changing market conditions, and its ability to compete against its less highly leveraged competitors; (iv) the Company may be more vulnerable in the event of a downturn in its business; and
(v) to the extent that the Company incurs borrowings under the Revolving Credit Facility at variable rates, it will be vulnerable to increases in interest rates.

     Holdings' ability to pay interest on the Notes, and perform on its guarantee obligations under the Revolving Credit Facility, will depend on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. Holdings anticipates that operating cash flow from its subsidiaries, together with borrowings by the Company under the Revolving Credit Facility, will be sufficient to meet the Company's operating expenses and to service the Company's debt requirements as they become due. Holdings also anticipates that it will be able to access the operating cash flows of the Company, subject to compliance with the dividend and restricted payment covenants in agreements governing the Company's indebtedness, to service cash interest payable on the Notes when such cash interest becomes payable in 2003 and to meet its operating expenses. However, Holdings anticipates that such operating cash flows will not be sufficient to repay the Notes at maturity and that, accordingly, it will be required to refinance the Notes. No assurance can be given that Holdings will be able to refinance the Notes. However, if Holdings is unable to service its indebtedness, Holdings may be required to take action such as reducing or delaying capital expenditures by the Company, selling assets, restructuring or refinancing the Company's indebtedness or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. Each of the Revolving Credit Facility, the

Company Notes Indenture (as defined) and the Indenture contains, covenants that restrict the ability of Holdings and the Company to take certain of the foregoing actions, including selling assets and using the proceeds therefrom. There can be no assurance as to the timing of such actions, the ability of Holdings to consummate such actions under its existing financing agreements or the proceeds that Holdings could realize therefrom, and there can be no assurance that any such transactions would be feasible at the time or that such proceeds would be adequate to meet the obligations then due. Furthermore, a failure to comply with the obligations contained in the Revolving Credit Facility or any agreements with respect to any future indebtedness could result in an event of default under such agreements and the acceleration of the related debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of Notes."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION; ABSENCE OF GUARANTEES


     Holdings is a holding company and does not have any material operations or assets other than ownership of all of the capital stock of Anchor Holdings, which does not have any material operations or assets other than ownership of all the capital stock of the Company. Accordingly, the Old Notes are, and the New Notes will be, effectively subordinated to all existing and future liabilities of Holdings' subsidiaries, including indebtedness under each of the Revolving Credit Facility and the Company Notes. As of July 4, 1998, Holdings' subsidiaries had $337.5 million of outstanding liabilities (including trade payables) to which holders of the Notes would be effectively subordinated. Holdings and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness. The obligations of the Company under the Senior Notes are guaranteed by Anchor Holdings and certain Restricted Subsidiaries (as defined in the Senior Notes Indenture (defined below)) of the Company while the obligations of the Company under the Company Notes and the Revolving Credit Facility are not guaranteed by Anchor Holdings and such subsidiaries.


     Any right of Holdings to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the Notes to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. See "Description of Certain Indebtedness."

LIMITATION ON THE PAYMENT OF FUNDS TO HOLDINGS BY ITS SUBSIDIARIES

     Holdings' cash flow, and consequently its ability to service debt, including its obligations under the Indenture, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Holdings in the form of loans, dividends or otherwise. Holdings' subsidiaries, including the Company, have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor. In addition, each of the indenture (the "Senior Notes Indenture") governing the Company's 11 3/4% Senior Notes due 2004 (the "Senior Notes"), the Revolving Credit Facility and the Company Notes Indenture imposes, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by the Company and its subsidiaries to Holdings. Accordingly, repayment of the Notes may depend upon the ability of Holdings to effect an equity offering or to refinance the Notes.

ORIGINAL ISSUE DISCOUNT

     The Old Notes were issued at a substantial discount from their principal amount. Consequently, the Old Notes were issued with "original issue discount" for U.S. Federal income tax purposes, and purchasers of the Notes are required to include amounts in gross income in advance of receipt of any cash payment on the Notes to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the U.S. Federal income tax consequences to the Holders of the Notes resulting from the purchase, ownership or disposition thereof.

     Under the Indenture, in the event of an acceleration of the maturity of the Notes upon the occurrence of an Event of Default, the Holders of Notes may be entitled to recover only the amount that may be declared due and payable pursuant to the Indenture, which will be less than the principal amount at maturity of such Notes. See "Description of Notes--Events of Default."

     If a bankruptcy case is commenced by or against Holdings under the United States Bankruptcy Code (the "Bankruptcy Code"), the claim of a Holder of Notes with respect to the principal amount thereof will likely be limited to an amount equal to the sum of (i) the issue price of the Notes as of the date of issuance of the Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, Holders of the Notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under U.S. Federal income tax law and, accordingly, a Holder might be required to recognize gain or loss in the event of a distribution related to such bankruptcy case.

RELIANCE ON MAJOR CUSTOMERS

     Approximately 55% of the Company's pro forma net sales in 1997 were derived from its ten largest customers. Additionally, approximately 10.7% and 10.3% of the Company's pro forma net sales in 1997 were derived from L'Oreal and Whirlpool, respectively. The Company expects that it will continue to be dependent upon a limited number of customers for a significant portion of its net sales for future periods. Although the Company has ongoing supply relationships with its principal customers, there can be no assurance that sales to such customers will continue at the same level. As a result of this customer concentration, the Company's businesses, operating results and financial condition could be materially adversely affected by (i) the failure of anticipated orders to materialize, (ii) deferrals or cancellations of orders or
(iii) increases by its largest customers of their in-house production of the Company's products or selecting other manufacturers from whom to buy products. There can be no assurance that in future periods the revenues from these customers will be maintained at historic levels. In addition, certain of the Company's agreements to produce parts are tied to specific models or product lines of its customers. Accordingly, the Company's business, and estimates for future business, are dependent upon consumer demand for the specific models and product lines that incorporate parts manufactured by the Company. While management believes that the Company's relationships with its customers are mutually satisfactory, if any of these customers were to reduce substantially or discontinue purchases from the Company, or if consumer demand for products incorporating plastic parts manufactured by the Company were to significantly decrease, the financial condition and results of operations of the Company would be materially adversely affected.

COMPETITION

     The markets in which the Company operates are highly competitive. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies, on the basis of price, service, quality and the ability to supply products to customers in a timely manner. Some of these competitors have, and new competitors may have, greater financial and other resources than the Company. Additionally, each of Reliance Products (which is controlled by the principal stockholders of the Company) and the Company are engaged in the injection molded plastics business. The products manufactured, and the markets served, by each of Reliance Products and the Company are different, and Reliance Products and the Company have not competed, and do not compete, with each other. However, no assurance can be given that Reliance Products and the Company will not compete for the same business opportunities in the future, which may present conflicts of interest. Competitive pressures or other factors, including the vertical integration by certain of the Company's major customers of manufacturing processes traditionally outsourced to the Company, could cause the Company to lose market share or could result in a significant price erosion with respect to the Company's products, either of which could have a material adverse effect on the Company's results of operations. Furthermore, the Company's customers operate in highly competitive markets. To the extent the Company's major customers lose market share in their respective markets, the Company's results of operations and financial condition could be materially adversely affected. See "Business--Competition."

MANAGING INTEGRATION AND GROWTH


     The Company's ability to implement its growth strategy depends, in part, on its success in integrating its acquisitions, into the Company's operations. The Company has grown significantly over the past year and a half through acquisitions that represent a substantial increase in the scope of the Company's business. The pursuit and integration of acquisitions, including the integration of Anchor and Moll as part of the Transactions, will require substantial attention from the Company's senior management, which will limit the amount of time these individuals will have available to devote to the Company's existing operations. Successful integration of each of their operations will depend primarily on the Company's ability to manage such operations and to integrate their respective managements. There can be no assurance that the Company can successfully integrate such acquisitions into its business or implement its plans without delay or substantial cost. In addition, future acquisitions by the Company could result in the incurrence of debt and contingent liabilities which could have a material adverse effect upon the Company's financial condition and results of operations. Any failure or any inability to effectively manage and integrate growth may have a material adverse effect on the Company's financial condition and results of operations. See "The Company."


RAW MATERIALS

     The Company's primary raw materials are various plastic resins, nylon and packaging materials. Raw material prices are subject to cyclical price fluctuations, including those arising from supply shortages and as a result of changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resin is derived. Accordingly, the Company's financial performance is directly linked to its ability to pass along increased raw material costs to its customers. Although the Company has historically been able to pass on increased costs to its customers, there can be no assurance that it will be able to do so in the future or that a significant price increase in raw materials would not have a material adverse effect on the Company's financial condition and results of operations. Although most of the raw materials used by the Company are available from several suppliers, several of such raw materials are currently obtained from single sources. The Company has no reason to believe that there will not be an ample supply of its raw materials at prices commercially acceptable to the Company for the reasonably foreseeable future, but the Company cannot make any prediction as to the future price of such raw materials. See "Business--Raw Materials."

INTERNATIONAL OPERATIONS

     The Company derived approximately 33% of its 1997 pro forma net sales from its operations in Europe. The Company's international operations are subject to risks inherent in international business activities, including, in particular, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic conditions.

     The Company prices its products and incurs operating expenses in Europe in the currency of the country in which the product is manufactured and sold and, in the United States, in United States dollars. To the extent that costs and prices are in the currency of the country in which the products are manufactured and sold, the costs and prices of such products in dollars will vary as the value of the dollar fluctuates against such currencies. There can be no assurance that there will not be increases in the value of the dollar against such currencies that will reduce the dollar return to the Company on the sale of its products in such countries.

COMMON EUROPEAN CURRENCY

     The Treaty on European Economic and Monetary Union provides for the introduction of a single European currency, the Euro, in substitution for the national currencies of the member states of the European Union that adopt the Euro. In May 1998, the European Council determined (i) the 11 member states that met the requirements for Monetary Union, and (ii) the currency exchange rates among the currencies of the member states joining the Monetary Union. The transitory period for the Monetary Union starts on January 1, 1999. According to Council Resolution of July 7, 1997, the introduction of the Euro will be made in three steps: (i) a transitory period from January 1, 1999 to December 31, 2001 in which current accounts may be opened and financial statements may be drawn in Euros, and local currencies and Euros will coexist; (ii) from January 1, 2002 to June 30, 2002, in which local currencies will be exchanged for Euros; and (iii) from July 1, 2002 in which local currencies will disappear. Although there can be no assurance that a single European currency will be adopted or, if adopted, on what time schedule and with what success, substantial transition costs could result as the Company redesigns its software systems to reflect the adoption of the new currency.

In addition, no assurance can be given as to the effect of the adoption of the Euro on the Company's payment obligations under loan agreements for borrowings in currencies to be replaced by the Euro or on the Company's commercial agreements in such currencies.

CONCENTRATION OF CONTROL

     AMM Holdings, LLC, a Delaware limited liability company ("AMM Holdings, LLC"), owns all the capital stock of Holdings, which owns all the capital stock of Anchor Holdings, which owns all the Company's outstanding capital stock. Moll PlastiCrafters, Inc. (Del), a Delaware corporation ("MPI"), owns 75.6% of the outstanding Capital Units (as defined) and 69.3% of the outstanding Profit Units (as defined) of AMM Holdings, LLC. George T. Votis owns all the outstanding capital stock of MPI as well as 4.8% of the outstanding Capital Units and 10.8% of the outstanding Profit Units of AMM Holdings, LLC. Mr. Votis is the manager of AMM Holdings, LLC and, pursuant to the Limited Liability Company Agreement, dated as of June 26, 1998 (the "LLC Agreement") of AMM Holdings, LLC, has exclusive power to manage the business and affairs of AMM Holdings, LLC. Therefore, Mr. Votis will be able to indirectly control the business, policies and affairs of Holdings and the Company, including the election of directors and managers and major corporate transactions of Holdings and the Company. Circumstances may occur in which the interests of Mr. Votis could be in conflict with the interests of the holders of the Notes. For example, if Holdings or the Company encounters financial difficulties or is unable to pay certain of its debts as they mature, the interests of Mr. Votis might conflict with those of the holders of Holdings' indebtedness, including the Notes. In addition, Mr. Votis may have an interest in pursuing acquisitions, divestitures or other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to the holders of Holdings' indebtedness, including the Notes. See "Certain Beneficial Owners."

DEPENDENCE ON KEY PERSONNEL


     The success of Holdings and the Company depends in large part on Holdings' and the Company's senior management and its ability to attract and retain other highly qualified management personnel. Holdings and the Company face competition for such personnel from other companies and other organizations. There can be no assurance that either Holdings or the Company will be successful in hiring or retaining key personnel. In particular, Holdings and the Company believe that they have benefitted substantially from the leadership of Mr. George T. Votis, the Chairman and Chief Executive Officer of Holdings and the Company. The loss of the services of Mr. Votis or other key personnel of Holdings or the Company could have a material adverse effect on Holdings' or the Company's business and each of their future operations. The Company does not maintain any key person life insurance. Mr. Votis and Mr. Charles B. Schiele, President of Holdings and the Company, devote a portion of their business time to other companies, including Reliance Products. There can be no assurance that the inability of either Mr. Votis or Mr. Schiele to devote their full time and resources to the Company will not adversely affect the Company's business, financial condition and results of operations. See "Management."


ENVIRONMENTAL MATTERS


     Federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. The Company is aware that certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products that are among the types of products produced by the Company. If such prohibitions or restrictions were widely adopted, such regulatory and environmental measures or a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company. In addition, certain of the Company's operations are subject to Federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. While the Company has not been required historically, and does not currently expect, to make significant capital expenditures in order to comply with applicable environmental laws and regulations, the Company cannot predict with any certainty its future capital expenditure requirements because of continually changing compliance standards and environmental technology. The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future. See "Business--Environmental Matters."

FRAUDULENT CONVEYANCE

     Holdings believes that the indebtedness represented by the Notes has been incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Transactions, Holdings is solvent, has sufficient capital for carrying on its business and will be able to pay its debts as they mature. See, however, "--Substantial Leverage; Ability to Service Debt" and "--Limitation on the Payment of Funds to Holdings by its Subsidiaries." Notwithstanding Holdings' belief, however, under federal or state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, Holdings was insolvent, was rendered insolvent by reason of such occurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of Holdings' obligations to the Holders of the Notes, the effect of which would be that the Holders of the Notes might not be repaid in full and/or (b) subordinate Holdings' obligations to the Holders of the Notes to other existing and future indebtedness of Holdings to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to which the Notes were not previously subordinated to be paid in full before any payment could be made on the Notes.

LIMITATIONS ON THE ABILITY TO MAKE CHANGE OF CONTROL PAYMENT

     Pursuant to the Indenture, upon a Change of Control, Holdings is obligated to make an offer to purchase all outstanding Notes at a price equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of repurchase (if such date of repurchase is prior to June 1, 2003) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase (if such date of repurchase is on or after June 1, 2003). In addition, any Change of Control under the Indenture would also constitute a Change of Control under the indenture governing the Company Notes (the "Company Notes Indenture") and the Senior Notes Indenture. The Revolving Credit Facility prohibits Holdings from purchasing any Notes and also provides that the occurrence of certain Change of Control events with respect to Holdings would constitute a default thereunder. In the event of a Change of Control, the Company would be required to repay all borrowings under the Revolving Credit Facility or obtain the consent of its lenders under the Revolving Credit Facility to make the purchase of the Notes, the Company Notes and the Senior Notes. If Holdings or the Company does not obtain such consent or repay such borrowings, Holdings and the Company will remain prohibited from purchasing Notes, the Company Notes and the Senior Notes, respectively. In such case, Holdings' failure to purchase tendered Notes would constitute a default under the Indenture, which, in turn, would constitute a default under the Revolving Credit Facility. Furthermore, there can be no assurance that Holdings will have the financial ability to purchase the Notes upon the occurrence of a Change of Control. See "Description of Notes--Change of Control."

YEAR 2000


     Historically, certain computerized systems have had two digits rather than four digits to define the applicable year, which could result in recognizing a date using "00" as the year 1900 rather than the year 2000. This could result in major failures or miscalculations, and is generally referred to as the "Year 2000 issue." The Company recognizes that the impact of the Year 2000 issue extends beyond traditional computer hardware and software to automated plant systems and instrumentation, as well as to third parties. The Year 2000 issue is being addressed within the Company by its individual business units, and progress is reported periodically to management.



     The Company has committed resources to conduct risk assessments and to take corrective action, where required, within each of the following areas: information technology, plant systems and external parties. Information technology includes telecommunications, as well as traditional computer software and hardware in the mainframe, midrange and desktop environments. Plant systems include all automation and embedded chips used in plant operations. External parties include any third party with which the Company does business.



     In the information technology area, inventory and assessment audits in the mainframe and midrange environments were completed in third quarter 1998 with corrective action scheduled for completion by the fourth quarter 1998, except for business application software which is expected to be completed by the second quarter 1999. Inventory and assessment audits for telecommunications were completed in third quarter 1998 with corrective action expected to be completed by the second quarter 1999. Finally, inventory and assessment audits in the desktop environment were completed in third quarter 1998, with corrective action expected to be completed by the third quarter 1999. The companies located in Europe will begin installing systems in the fourth quarter 1998 that will be Year 2000 ready.



     In the plant systems area, 75% of the Company's business units have completed their inventory and assessment audits; the remaining units are expected to complete this work by the fourth quarter 1998. The Company is relying on vendor testing and certification with validation through limited internal testing and/or industry test results. Downtime for normally scheduled plant maintenance will be used to conduct testing, with corrective action expected to be completed by the second quarter 1999.



     With respect to external parties, 65% of the Company's business units have completed their inventory audit of critical external parties. The remaining business units are expected to complete this work by the fourth quarter 1998. Risk assessment is expected to be complete by the fourth quarter 1998, and monitoring of risk in this area will continue into 1999, as many external parties will not have completed their work.



     The total cost of Year 2000 activities is not expected to be material to the Company's operations, liquidity or capital resources. Costs are being managed within each business unit. The total cost for the Company's Year 2000 work is estimated to be $2 million. 1997 costs were $500,000, and 1998 costs through June 1998 were $300,000. Costs exclude expenditures for replacement systems, which were previously scheduled.



     There is still uncertainty around the scope of the Year 2000 issue. At this time the Company cannot quantify the potential impact of these failures. There can be no assurance that there will not be a delay in, or increased costs associated with, the Company's efforts to address the Year 2000 issue, and the Company's inability to implement the necessary changes could have an adverse effect on the Company. The Company's year 2000 program and contingency plans are being developed to address issues within the Company's control. The program minimizes but does not eliminate the issues of external parties.


LACK OF PUBLIC MARKET FOR THE NOTES

     The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on June 26, 1998 to a small number of institutional investors and institutional accredited investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Although the Initial Purchaser has informed Holdings that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the New Notes could be adversely affected. Holdings does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                                  THE COMPANY

OVERVIEW


     Holdings is a holding company and does not have any material operations or assets other than ownership of all the capital stock of Anchor Holdings, which does not have any material operations or assets other than ownership of all the capital stock of the Company. On a proforma basis after giving effect to the Transactions, Holdings generated 1997 net sales, net loss and EBITDA of $414.6 million, $1.7 million and $54.8 million, respectively.



     The Company is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe. The Company's products are sold to a wide range of end-markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobiles and medical devices. On a pro forma basis after giving effect to the Transactions, the Company generated 1997 net sales, net income and EBITDA of $414.6 million, $.7 million and $54.8 million, respectively, making it the sixth largest non-automotive plastic injection molding company in North America and one of the largest plastic component suppliers in Europe.


HISTORY

  Anchor


     Anchor began operations in 1941 as a manufacturer of cosmetic brushes for Maybelline and, in 1958, began producing Pepsodent(R) toothbrushes for Lever Brothers Company, Inc. Anchor was acquired in 1990 by affiliates of the Thomas
H. Lee Company and management. Since such acquisition, Anchor has pursued a growth strategy designed to increase sales while diversifying its revenue base. In the pursuit of this strategy, Anchor acquired Mid-State Plastics, Inc. ("Mid-State") in 1994, which served to expand Anchor's business into the medical device and computer components markets. In March 1997, Anchor completed a recapitalization and in connection therewith issued the Senior Notes. In March 1998, Mr. Votis, who controls Moll, acquired Anchor from affiliates of the Thomas H. Lee Company. Since such time, Anchor has eliminated approximately $2.8 million in annualized costs by reducing duplicative administrative expenses, eliminating less profitable business lines and streamlining manufacturing processes. The savings consist of $1.7 million in payroll costs gained through the elimination of duplicate expenses and excessive resources and $1.1 million in benefit costs gained through a revision of the retirement benefits. The savings were calculated based on the salaries of the positions eliminated and an actuarial estimation of the savings associated with the change in the retirement plan.


  Moll

     In July 1991, certain entities controlled by Mr. Votis and his partners were merged to form Moll. Since 1991, Moll has grown significantly through several strategic acquisitions in North America and Europe:

     Textek Plastics, Inc. In December 1992, Moll acquired Textek Plastics, Inc. ("Textek"), a plastic injection molding manufacturer with one facility in each of San Antonio and Round Rock, Texas. Textek specialized in manufacturing plastic components and end-products for the telecommunications and business products markets. Textek had revenues of $14.2 million in 1992.

     Advanced Custom Molders. In July 1993, Moll acquired Advanced Custom Molders ("ACM"), based in Georgetown and El Paso, Texas. The acquisition of ACM added two additional plants. ACM had revenues of $15.5 million in 1993.

     Quality Plastics Company. In October 1994, Moll acquired Quality Plastics Company, Inc. ("Quality"), based in Newberg, Oregon. The acquisition of Quality added manufacturing capacity in the Pacific Northwest. Quality had revenues of $13.3 million in 1994.

     Hanning. In August 1997, Moll acquired the Hanning group of companies ("Hanning"), with manufacturing facilities located in the United States, the United Kingdom and Germany, Hanning is a leading supplier of injection molded plastic components for use in digital photocopiers. The acquisition of Hanning:
(i) established the Company's geographic presence in Europe; and (ii) broadened the Company's product offerings to include precision plastic components for the business equipment and automotive markets. Hanning had revenues of $49.6 million in 1997.

     Somomeca Industries. In January 1998, Moll acquired Somomeca Industries S.A.R.L. and its subsidiaries ("Somomeca"), a major French supplier of injection molded plastic components and plastic injection molds. Somomeca has seven operating facilities in France and one operating facility in Portugal. The acquisition of Somomeca: (i) expanded the Company's geographic presence in Europe, (ii) established the Company's mold-making capabilities, and (iii) expanded the Company's presence in the automotive sector. Somomeca had revenues of $88.5 million in 1997.

     Gemini Plastic. The Company consummated the acquisition of Gemini Plastic on June 30, 1998. Gemini Plastic had revenues of approximately $21 million in 1997.

                                THE TRANSACTIONS

     Concurrently with the consummation of the Offering, the following transactions were consummated: (i) the Merger; (ii) the acquisition of Gemini Plastic; (iii) the distribution of Moll's 69% limited partnership interest in Reliance Products, a Delaware limited partnership doing business in Canada, to certain of Moll's limited partners; (iv) the entering into the Revolving Credit Facility and (v) the Company Notes Offering. All of the foregoing transactions, including the Offering and the Company Notes Offering, are hereinafter collectively referred to as the "Transactions."

THE MERGER

     The Company was formed through the merger of Moll and Anchor. Immediately before and as a condition precedent to the issuance of the Holdings Notes and the Notes, and as part of the Merger, the Company succeeded to all the assets of Moll. Such assets included all of the equity interests in Moll's foreign subsidiaries, which operate in France, Germany, the United Kingdom and Portugal. As a result of the Merger, all of the U.S. operating assets of Moll and Anchor are held by the Company. As the successor corporation in the Merger, the Company also succeeded to the debt and other obligations of Anchor and Moll, including the Senior Notes. See the unaudited pro forma consolidated financial statements of the Company for a discussion of the accounting treatment of the Merger.

[ORGANIZATIONAL CHART]

     Note: Certain subsidiaries of Moll Industries, Inc. are held through one or more intermediate holding companies for certain corporate and tax considerations. However, such holding companies have not been reflected on this chart.

ACQUISITION OF GEMINI PLASTIC

     The Company consummated the acquisition of Gemini Plastic on June 30, 1998. Gemini Plastic had revenues of approximately $21 million in 1997.

DISTRIBUTION OF MOLL'S INTEREST IN RELIANCE PRODUCTS

     In 1996, Moll acquired Reliance Products, a Delaware limited partnership doing business in Canada, which manufactures a proprietary line of camping equipment and bulk storage containers. Immediately prior to the Merger, Moll distributed its 69% Class B limited partnership interest in Reliance Products to certain of Moll's limited partners. Reliance Products had revenues of $17.4 million in 1997.

REVOLVING CREDIT FACILITY



     General. Concurrently with the Offering, the Company amended its then existing credit facility (as amended, the "Revolving Credit Facility") with NationsBank, N.A., as Agent and sole lender. The Revolving Credit Facility provides for revolving loans to the Company in an aggregate amount not to exceed $50.0 million, with a $10.0 million sublimit for the issuance of standby and commercial letters of credit and a $20.0 million sublimit for the making of foreign currency loans. It is anticipated that the Revolving Credit Facility will be syndicated.



     Availability. Borrowings under the Revolving Credit Facility are subject to a borrowing base equal to the sum of (a) 85% of "eligible receivables," (b) 50% of "eligible inventory" which is not work-in-process inventory and (c) the lesser of $5,000,000 and 25% of "eligible inventory" which is work-in-process inventory (as such terms are defined in the Revolving Credit Facility), where such inventory is valued at the lesser of book value or fair market value.


     Security. The Revolving Credit Facility is secured by (i) a first priority perfected security interest in (a) 100% of the equity interests in all domestic subsidiaries of the Company, (b) in the event that any foreign subsidiary of the Company which is a direct foreign subsidiary of the Company or any of its domestic subsidiaries shall have 5% or more of consolidated total assets or consolidated EBITDA, 65% of the equity interests in such foreign subsidiary, and
(c) all of the inventory, trademarks, trademark licenses, accounts receivable, cash and cash equivalents maintained on deposit with the Agent and books and records relating to the foregoing, of the Company and its domestic subsidiaries, which assets shall not be subject to any other lien or encumbrance, except for liens permitted under the Revolving Credit Facility, and (ii) a negative pledge (subject to certain carve-outs) upon all other present and future assets and properties of the Company and all of the domestic and foreign subsidiaries of the Company (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles).

     The foregoing security shall ratably secure the Revolving Credit Facility and any interest rate swap/foreign currency swap or similar agreements with a lender (or any affiliate of a lender) under the Revolving Credit Facility.


     Guarantees. Anchor Holdings has guaranteed the Company's obligations under the Revolving Credit Facility. Additionally, in the event that any person becomes a Designated Subsidiary (defined in the Revolving Credit Facility as at any time, any direct or indirect subsidiary of the Company having at such time any outstanding guarantee obligations in respect to any Funded Indebtedness (as defined in the Revolving Credit Facility) of the Company other than the indebtedness arising under the Senior Notes Indenture and the Senior Notes) of the Company, the Company shall cause such person to execute a Joinder Agreement (as defined in the Revolving Credit Facility), by which such person shall be deemed to be a party to the Revolving Credit Facility, and shall have all of the obligations of a Guarantor (as defined in the Revolving Credit Facility), provided, however, if such Designated Subsidiary is a foreign subsidiary of the Company, such Joinder Agreement shall provide that the obligations of such person under the Revolving Credit Facility shall be limited to the extent necessary to cause such obligations to be in compliance with the laws of such Person's jurisdiction of incorporation.


     Maturity.  The Revolving Credit Facility will mature on June 30, 2003.

     Interest Rate. The Revolving Credit Facility bears interest at a rate equal to IBOR plus an applicable margin, which initially is 200 basis points or the Base Rate (defined as the higher of (i) the prime rate of NationsBank N.A. and (ii) the Federal Funds rate plus 1/2%) plus an applicable margin, which initially is 100 basis points. The Company may select interest periods of one, two, three or six months for IBOR loans, subject to availability. A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.


     Covenants. The Revolving Credit Facility contains covenants customary for working capital financings, including, without limitation: (i) restrictions on capital expenditures, incurrence of additional indebtedness, dividends and redemptions; and (ii) restrictions on mergers, acquisitions and sales of assets. Additionally, the Revolving Credit Facility contains the following three financial covenants:



          (a) the Interest Coverage Ratio (EBITDA to cash interest expense) as of the last day of each fiscal quarter of the Consolidated Parties (being Anchor Holdings and its subsidiaries) calculated on a twelve month rolling basis, shall be greater than or equal to (i) for the period from June 26, 1998 to and including the next to last day of the fiscal quarter of the Company ending in December, 2000, 2.00 to 1.00, (ii) for the period from the last day of the fiscal quarter of the Company ending in December, 2000 to and including the next to last day of the fiscal quarter of the Company ending in December, 2001, 2.15 to 1.00, and (iii) for the period from the last day of the fiscal quarter of the Company ending in December, 2001 and at all times thereafter, 2.50 to 1.00;



          (b) the Leverage Ratio (funded indebtedness net of cash and cash equivalents to EBITDA), as of the last day of each fiscal quarter of the Consolidated Parties, shall be less than or equal to (i) for the period from June 26, 1998 to and including the next to last day of the fiscal quarter of the Company ending in December, 1998, 4.75 to 1.00, (ii) for the period from the last day of the fiscal quarter of the Company ending in December, 1998 to and including the next to last day of the fiscal quarter of the Company ending in December, 2000, 4.50 to 1.00, and (iii) for the period from the last day of the fiscal quarter of the Company ending in December, 2000 and at all times thereafter, 4.00 to 1.00; and



          (c) at all times Consolidated Net Worth (Deficit) (shareholders' equity or net worth) shall be greater than or equal to the sum of ($6,000,000), increased on a cumulative basis by an amount equal to (i) as of the end of each fiscal quarter of the Company, commencing with the fiscal quarter of the Company ending in September 1998, 50% of Consolidated Net Income (as defined in the Revolving Credit Facility) (to the extent positive) for the fiscal quarter then ended and (ii) as of the date of any Equity Issuance (as defined in the Revolving Credit Facility), 100% of the Net Proceeds (as defined in the Senior Note Indenture and the Indenture) of any Equity Issuance.



     Events of Default. The Revolving Credit Facility contains events of default customary for working capital facilities, including, without limitation:
(i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, and (iii) inaccuracy of representations and warranties.


COMPANY NOTES OFFERING

     Concurrently with the Offering, the Company consummated an offering (the "Company Notes Offering") of $130.0 million aggregate gross proceeds of its 10 1/2% Senior Subordinated Notes due 2008 (the "Company Notes").

                                USE OF PROCEEDS


     Holdings will not receive any proceeds from the Exchange Offer. The gross proceeds to Holdings from the Offering were approximately $35 million. Holdings used the proceeds of the Offering to fund (i) the Distribution to Holdings stockholders of approximately $33.3 million, of which $2.3 million was retained by Holdings stockholders and the remainder was used (a) to repay approximately $15.6 million of indebtedness held by Textek Plastics LLC which earned interest at 7% and was to mature upon the redemption of shares of Textek Plastics, Inc. held by Textek Plastics LLC, an affiliate of Holdings controlled by Mr. Votis, and (b) purchase the equity interests of a former Moll partner for $15.4 million; and (ii) the Equity Contribution of approximately $2 million to Anchor Holdings, which was contributed by Anchor Holdings to the Company. The Company paid all of the fees and expenses of Holdings related to the Offering. See "Certain Relationships and Related Transactions."

                                 CAPITALIZATION

                             (DOLLARS IN THOUSANDS)


     The following table sets forth the actual cash and cash equivalents and capitalization of Holdings at July 4, 1998. This table should be read in conjunction with the historical consolidated financial statements of each of Holdings, Moll and Anchor Holdings, including the notes thereto, and the unaudited pro forma financial statements of Holdings, including the notes thereto, included elsewhere in this Prospectus.



                                                                AT JULY 4, 1998
Cash........................................................       $ 29,668
                                                                   ========
Total debt (including current maturities):
  Revolving credit facility(1)..............................       $     --
  11 3/4% Senior Notes......................................        100,000
  Senior Subordinated Notes.................................        130,000
  Senior Discount Notes.....................................         35,322
  Other Somomeca long-term obligations......................         12,437
  Mortgage payable..........................................          2,884
  Payables to former owners.................................          1,500
  Other debt................................................          5,809
                                                                   --------
          Total long-term debt..............................        287,922
                                                                   --------
Stockholders' deficit.......................................        (33,390)
                                                                   --------
          Total capitalization..............................       $254,532
                                                                   ========


------------------------------

(1) Subject to certain conditions, at July 4, 1998 approximately $48.8 million of capacity was available for borrowing by the Company under the Revolving Credit Facility. See "Description of Certain Indebtedness--Revolving Credit Facility."

                        SELECTED UNAUDITED PRO FORMA AND
                     HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected unaudited pro forma date for Holdings as well as selected historical financial data of Holdings (the Registrant) and Anchor Holdings (the acquired company) for the periods indicated. The selected historical financial data for the years ended 1995, 1996 and 1997 were derived from the audited consolidated financial statements of each of Holdings (See Note 4) and Anchor Holdings contained elsewhere in this Prospectus. The selected historical financial data for 1993 and 1994 were derived from the audited consolidated financial statements of each company not contained herein. The selected unaudited interim balance sheet and the selected unaudited statements of operations and other data for the twenty-six weeks of 1997 and 1998 were derived from unaudited financial statements contained elsewhere in this Prospectus. These unaudited financial statements were prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. The unaudited pro forma data were derived from the unaudited pro forma financial statements contained elsewhere in the Prospectus and reflect the Transactions as if they had occurred at the beginning of the period presented. Neither the selected historical consolidated financial data nor the selected pro forma consolidated financial data are necessarily indicative of either the future results of operations or the results of operations that would have occurred if the Transactions had been consummated on any date. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements of each of Holdings, Moll and Anchor Holdings, as well as the unaudited pro forma financial statements of Holdings, including accompanying notes thereto, included elsewhere in this Prospectus.


            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


                                                                 YEAR ENDED        TWENTY-SIX WEEKS
                                                              DECEMBER 31, 1997          1998
                                                              -----------------    ----------------
STATEMENTS OF OPERATIONS DATA:
Net sales...................................................      $414,630             $199,185
Gross profit................................................        60,048               28,691
Selling, general and administrative expenses................        29,390               15,064
Operating income............................................        30,458               13,527
Interest expense, net.......................................        31,019               16,372
Income (loss) before taxes and extraordinary item...........           308               (3,590)
Income (loss) before extraordinary item.....................        (1,729)              (2,536)
OTHER DATA:
EBITDA(1)...................................................      $ 54,807             $ 23,269
Cash flows from operating activities........................         8,943                4,674
Cash flows from investing activities........................       (29,764)              (8,532)
Cash flows from financing activities........................        18,209                  772
Depreciation and amortization...............................        23,480               10,487
Capital expenditures........................................        15,559                7,605
Cash interest expense, net(2)...............................        29,945               15,699
Ratio of EBITDA to cash interest expense, net...............           1.8x                  NA
Ratio of net debt to EBITDA(3)..............................           4.7x                  NA

                 SELECTED UNAUDITED INTERIM BALANCE SHEET DATA


                             (DOLLARS IN THOUSANDS)



                                                              AT JULY 4, 1998
                                                              ---------------
Cash........................................................     $ 29,668
Working capital.............................................       89,730
Total assets................................................      339,455
Total debt..................................................      287,922
Stockholders' deficit.......................................      (33,370)


                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


AMM HOLDINGS, INC., THE REGISTRANT(4)



                                          YEAR ENDED DECEMBER 31,                   TWENTY-SIX WEEKS
                            ----------------------------------------------------   ------------------
                              1993       1994       1995       1996       1997      1997       1998
STATEMENTS OF OPERATIONS
  DATA:
Net sales.................  $ 56,116   $ 78,066   $ 90,876   $ 89,464   $116,947   $33,755   $123,169
Gross profit..............     9,685     15,218     16,966     16,502     19,861    11,888     21,073
Selling, general and
  administrative
  expenses................     5,602      6,804      8,301      7,190     10,758     4,177      9,587
Operating income..........     4,083      8,414      9,019      8,574      8,186     6,869     10,288
Other (income) expense....        --         --        120         50       (299)       91        538
Interest expense, net.....     1,613      1,941      2,414      2,518      3,405     1,423      4,979
Income before taxes and
  extraordinary item......     2,470      6,473      6,485      6,037      4,645     4,956      4,532
Provision for income
  taxes...................        --         --         --         --         83        --        744
Extraordinary item(5).....        --         --         --         --         --        --     (1,971)
Net income................     2,470      6,473      6,485      6,037      4,563     4,956      1,817
PRO FORMA INFORMATION:
Provision for income
  taxes...................  $    988   $  2,589   $  2,594   $  2,415   $  2,531   $ 1,982   $  1,300
Income before
  extraordinary item......     1,482      3,884      3,891      3,622      2,114     2,974      2,444
OTHER DATA:
EBITDA(1).................  $  6,537   $ 11,932   $ 13,317   $ 12,703   $ 13,450   $ 8,736   $ 14,596
Cash flow from operating
  activities..............     2,062     11,110      9,709     10,802      5,506     1,472      2,725
Cash flows from investing
  activities..............    (3,749)    (7,507)    (2,553)   (11,592)   (14,215)   (1,347)   (34,574)
Cash flows from financing
  activities..............     1,686     (3,457)    (6,972)     1,336      9,595       772     59,512
Depreciation and
  amortization............     2,454      3,518      4,418      4,148      5,400     2,357      5,085
Capital expenditures......       747      2,766      2,776      1,387      6,562     1,447      6,983
Ratio of earnings to fixed
  charges(6)..............      2.3x       3.8x       3.3x       2.9x       2.1x      3.7x        1.8



                                                 AT DECEMBER 31,
                               ---------------------------------------------------    AT JULY 4,
                                 1993       1994       1995       1996      1997         1998
BALANCE SHEET DATA:
Total assets.................  $ 33,067   $ 47,288   $ 51,287   $ 53,901   $86,925     $339,455
Long-term debt obligations...    13,777     19,739     30,466     33,640    47,932      287,922

ANCHOR HOLDINGS, INC., ACQUIRED COMPANY(7),



                                           YEAR ENDED DECEMBER 31,                  TWENTY-SIX WEEKS
                             ----------------------------------------------------   -----------------
                               1993       1994       1995       1996       1997      1997      1998
STATEMENTS OF OPERATIONS
  DATA:
Net sales..................  $118,047   $118,267   $149,366   $156,858   $161,161   $84,745   $75,810
Gross profit...............    20,778     18,208     24,338     27,637     25,187    13,424     8,178
Selling, general and
  administrative...........     9,096      7,634      9,409     11,358     10,979     5,490     5,946
Amortization...............       577      1,712      1,662      1,530      1,698       665       729
Income from operations.....    11,105      8,862     13,267     14,749     12,510     7,269     1,503
Other (income) expense.....      (110)      (739)       974        408       (287)       87       102
Interest expense, net......     5,385      5,984      8,616      8,124     11,165     4,982     6,026
Income (loss) before taxes
  and extraordinary item...     5,830      3,617      3,677      6,217      1,632     2,200    (4,625)
Provision (benefit) for
  income taxes.............     1,606      1,507      1,239      2,591        794       800    (1,392)
Extraordinary item(5)......        --       (334)        --         --     (1,210)   (1,210)       --
Net income (loss)..........     4,224      1,776      2,438      3,626       (372)      190    (3,233)
OTHER DATA:
EBITDA(1)..................  $ 17,881   $ 18,439   $ 21,742   $ 23,627   $ 22,370   $11,916   $ 6,652
Cash flows from operating
  activities...............     6,875      8,684      8,822     13,076     16,037     5,877     1,365
Cash flows from investing
  activities...............   (33,039)    (6,711)    (6,453)    (8,014)    (8,847)   (3,481)   (7,185)
Cash flows from financing
  activities...............    26,844     (2,708)    (2,265)    (4,268)    (1,854)     (244)       --
Depreciation and
  amortization.............     6,666      8,838      9,449      9,286      9,573     4,734     5,251
Capital expenditures.......     6,729      5,724      6,932      8,028      8,413     3,481     4,416
Ratio of earnings to fixed
  charges(6)...............       2.1x       1.6x       1.4x       1.7x       1.1x      1.4x      0.2x



                                                   AT DECEMBER 31,
                                 ---------------------------------------------------
                                  1993       1994       1995       1996       1997
BALANCE SHEET DATA:
Total assets...................  $79,227   $115,065   $116,529   $115,263   $120,839
Long-term debt obligations.....   50,444     80,387     78,133     74,468    101,939


------------------------------

(1) EBITDA represents income before taxes plus interest expenses, net, depreciation and amortization. While EBITDA should not be construed as a substitute for operating income, net income or cash flows from operating activities in analyzing the referenced company's operating performance, financial position or cash flows, the referenced company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. As all companies may not calculate EBITDA in the same manner, these amounts may not be comparable to other companies.


(2) Cash interest expense, net represents interest expense minus amortization of debt issuance costs.


(3) Net debt, as used in calculating this ratio, represents total debt at July 4, 1998 of $287,922 minus cash of $29,668. EBITDA, as used in this calculation, represents EBITDA for the year ended December 31, 1997.



(4) The financial data presented here is derived from the financial statements of Moll as Moll was the accounting acquirer in the Merger. At July 4, 1998 there were no significant differences between the operations and other data of Moll Industries, Inc. and AMM Holdings, Inc. (the Registrant).

(5) With respect to Anchor Holdings in 1997, amount represents loss on extinguishment of debt net of tax. With respect to AMM Holdings, amount represents loss on extinguishment of debt.



(6) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and extraordinary item, plus fixed charges. "Fixed charges" consist of interest expense, net, which includes the amortization of deferred financing costs, and that portion of rental expense representative of interests (deemed to be one-third of rental expense).



(7) The consolidated financial statements of Anchor Holdings do not differ significantly from those of Anchor. See historical consolidated financial statements of Anchor Holdings.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                           AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements with respect to Holdings' future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from historical results or those currently anticipated.

                                    HOLDINGS


     Holdings is a holding company and does not have any material operations or assets other than ownership of all the capital stock of Anchor Holdings, which does not have any material operations or assets other than ownership of all the capital stock of the Company. On a proforma basis after giving effect to the Transactions, Holdings generated 1997 net sales, net loss and EBITDA of $414.6 million, $1.7 million and $54.8 million, respectively


                                  THE COMPANY

OVERVIEW


     The Company is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe. The Company's products are sold to a wide range of end-markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobiles and medical devices. On a pro forma basis after giving effect to the Transactions, the Company generated 1997 net sales, net income and EBITDA of $414.6 million, $.7 million and $54.8 million, respectively, making it the sixth largest non-automotive plastic injection molding company in North America and one of the largest plastic component suppliers in Europe.



     Approximately 45% of the Company's 1997 pro forma net sales of molded products was covered by long term purchase and sale contracts which stipulate anticipated volume requirements and pricing terms. However, such contracts do not contain any minimum purchase requirements on the part of the customer. Almost all such contracts can be terminated by the parties thereto by mutual agreement and can also be terminated by either party giving notice of termination upon certain occurrences, including, without limitation, disagreement on quality, quantity and pricing issues, insolvency or dissolution of any party thereto and upon any material breach of such contracts by any party thereto. The remainder of the Company's sales of molded products was sold on a short-term basis with components ordered by customers to meet their pending production requirements. See "Risk Factors -- Reliance on Major Customers."


     The Company typically charges its customers a fixed price for each component it manufactures, which component may consist of single or multiple parts. Prices are quoted based on (i) the type of product, (ii) the type of services provided (design, prototyping, molding, and other value-added services), (iii) the complexity of manufacturing processes involved, and (iv) the Company's estimates of part weight, resin costs, machine requirements and parts produced per hour (cycle time). In many cases, the Company purchases the raw materials on behalf of its customers. In such instances, the Company's arrangements with most of its customers provide that price changes in such raw materials are passed through to the customer by changes in the component prices charged by the Company. As customers generally seek price reductions during the product life cycle, the Company's ability to improve operating performance is generally dependent on increasing manufacturing efficiency through improved process control, increased automation, engineering changes to molds and reduced operating and labor expenses. See "Business Strategy -- Reduce Costs."

     During the product life cycle, components are ordered by the Company's customers to meet their just-in-time production requirements. Typical lead times range from two to six weeks. Traditionally, once a mold is awarded to a particular supplier and is in production, it is rarely moved to a competitor. As of December 31, 1997, the Company maintained approximately 2,700 active molds for its customers. A majority of such molds are owned by the customer but the Company is responsible for the general maintenance and safe storage of the mold during its lifetime. Costs for maintenance of the mold are expensed as incurred. Major tool modifications and renovations are charged to the customer.

     The Company has been formed by a number of acquisitions that have been integrated through consolidation of manufacturing facilities, logistical optimization and reduction of overhead. See "Business Strategy--Continue Strategic Acquisitions." In July 1991, certain entities controlled by Mr. Votis and his partners were merged to form Moll. Since 1991, Moll has grown significantly through several strategic acquisitions in North America and Europe. In December 1992, Moll acquired Textek, based in San Antonio and Round Rock, Texas. In July 1993, Moll acquired ACM, based in Georgetown and El Paso, Texas. In October 1994, Moll acquired Quality, based in Newberg, Oregon. See "The Company."

     In 1996, Moll acquired Reliance Products, a Delaware limited partnership doing business in Canada, which manufactures a proprietary line of camping equipment and bulk storage containers. Immediately prior to the Merger, Moll distributed its 69% Class B limited partnership interest in Reliance Products to certain of Moll's limited partners. In August 1997, Moll acquired Hanning, a leading supplier of injection molded plastic components for use in digital photocopiers, with manufacturing facilities located in the United States, the United Kingdom and Germany. In January 1998, Moll acquired Somomeca, a major French supplier of injection molded plastic components and plastic injection molds. In March 1998, Mr. Votis, who controlled Moll, acquired Anchor from affiliates of the Thomas H. Lee Company.

     Concurrently with the Offering, the Company was formed through the merger of two leading plastic injection molders, Moll and Anchor, which were each controlled by Mr. George Votis. Immediately prior to the Merger, Moll and Anchor were independently operated entities. The Company consummated the acquisition of Gemini Plastic on June 30, 1998. See "The Company" and "The Transactions."


     Since 1995, the Company has generally experienced strong, growing net sales from its Cosmetics Division and Medical Products Division despite anticipated declines in toothbrush net sales associated with the decision of certain customers, including Colgate-Palmolive to move production "in-house." In early 1998, the Company made a strategic decision to discontinue production of certain business product components at its Round Rock facility in favor of producing medical end products and components which the Company believed to be more profitable, stable and faster growing business. Since March 1998, the Company has eliminated approximately $2.8 million in annualized costs by reducing duplicative administrative expenses, eliminating less profitable business lines and streamlining manufacturing processes. The savings consist of $1.7 million in payroll costs gained through the elimination of duplicate expenses and excessive resources and $1.1 million in benefit costs gained through the revision of the retirement benefits. The savings were calculated based on the salaries of the positions eliminated and an acturial estimation of the savings associated with the change in the retirement plan.


     Over the past three years, Moll experienced growth in net sales through several strategic acquisitions and the addition of manufacturing facilities. However, in 1997, such increases were offset by operating inefficiencies related to such acquisitions, especially the Hanning acquisition and the closing of Moll's El Paso facility. As a result of the acquisition of Somomeca which had generated approximately $88.5 million of European sales in 1997, Moll enhanced its international manufacturing capabilities.

RESULTS OF OPERATIONS



                     ANCHOR HOLDINGS, INC. AND SUBSIDIARY,


                    MOLL INDUSTRIES, INC., THE REGISTRANT(1)



     The following financial information presents certain historical financial information of Moll expressed as a percentage of net sales, for 1995, 1996 and 1997 and for the twenty-six weeks of 1997 and 1998.



                                                           YEAR ENDED           TWENTY-SIX WEEKS
                                                     -----------------------    ----------------
                                                     1995     1996     1997      1997      1998
STATEMENTS OF OPERATIONS DATA:
Net sales..........................................  100.0%   100.0%   100.0%   100.0%    100.0%
Gross profit.......................................   18.7     18.4     17.0     22.1      17.1
Selling, general and administrative expenses.......    9.1      8.0      9.2      8.5       8.1
Tooling income, net................................    1.9      0.8      1.6      0.7       0.3
Management fee.....................................    1.5      1.6      1.4      1.6       1.0
Loss incurred on closure of facility...............     --       --      1.0       --        --
Operating income...................................    9.9      9.6      7.0     12.7       8.3
Other (income) expense.............................    0.1       --     (0.3)     0.2       0.4
Interest expense, net..............................    2.7      2.8      2.9      2.6       4.0
Income before taxes and extraordinary items........    7.1      6.7      4.0      9.2       3.7
Provision for income taxes.........................     --       --      0.1       --       0.6
Extraordinary item.................................     --       --       --       --       1.6
Net income.........................................    7.1      6.7      3.9      9.2       1.5
OTHER DATA:
EBITDA(2)..........................................   14.7%    14.2%    11.5%    16.3%     11.9%
Cash flows from operating activities...............   10.6     12.1      4.7      2.7       2.2
Cash flows from investing activities...............   (2.8)   (13.0)   (12.2)    (2.5)    (28.1)
Cash flows from financing activities...............   (7.7)     1.5      8.2      1.4      48.3
Depreciation and amortization......................    4.9      4.6      4.6      4.4       4.1
Capital expenditures...............................    3.1      1.6      5.6      2.7       5.7


------------------------------

(1) The financial data presented here is derived from the financial statements of Moll as Moll was the accounting acquiror in the Merger. At July 4, 1998, there were no differences between the financial statements of Moll Industries Inc. and Anchor Holdings, Inc.



(2) EBITDA represents income before taxes plus interest expense, net, depreciation and amortization. While EBITDA should not be construed as a substitute for operating income, net income or cash flows from operating activities in analyzing Moll's operating performance, financial position or cash flows, Moll has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. As all companies may not calculate EBITDA in the same manner, these amounts may not be comparable to other companies.



26 Weeks Ended July 4, 1998 compared to 26 Weeks Ended June 30, 1997


     Net Sales. Net sales for the twenty-six weeks ended July 4, 1998 increased $69.4 million, or 129.1%, to $123.2 million from $53.8 million for the twenty-six week period ended June 30, 1997, due primarily to the Somomeca acquisition in January 1998 which contributed net sales of $43.4 million (80.7% of net sales of the comparable period in 1997) and the Hanning acquisition in August 1997 which contributed net sales of $23.8 million (44.2% of net sales of the comparable period in 1997). The closure of the El Paso, Texas facility in September 1997 decreased sales in the first half of 1998 by $3.2 million.


     Gross Profit. Gross profit increased $9.2 million, or 77.3%, in the first half of 1998 to $21.1 million from $11.9 million in the first half of 1997, due primarily to the Somomeca acquisition which contributed gross profit of $6.5 million (54.6% of gross profit of the comparable period in 1997) and the Hanning acquisition which contributed gross profit of $1.9 million (16.0% of gross profit of the comparable period in 1997). Increased utilization of plant capacity caused a combined increase from remaining facilities of $0.8 million. Gross profit as a percentage of net sales decreased 5.0% from 22.1% for the twenty-six week period ended

June 30, 1997 to 17.1% for the twenty-six weeks ended July 4, 1998, primarily as a result of lower margins realized at the acquired companies than the Company had historically realized.



     Selling, General and Administrative. SG&A expenses increased $5.4 million, or 128.6%, in the first half of 1998 to $9.6 million from $4.2 million for the first half of 1997, primarily due to the Somomeca ($2.4 million) and Hanning ($2.2 million) acquisitions mentioned previously. Increases totaling $0.2 million were incurred for personnel, travel and computer system support in the period ended July 4, 1998 over the period ended June 30, 1997.



     Tooling Income, net. The Company acts as an agent in facilitating the building of tools for its customers. Historically, the net earnings from such service have been recognized as a net reduction in operating expenses. Following consummation of the Transactions, the Company will build a majority of the tools for its customers itself, rather than act as an agent in arranging their construction; accordingly, it will begin recognizing sales and cost of sales related to these activities. If the Company had classified these activities as such, sales would be increased by $1.3 million and cost of sales would be increased by $1.0 million for the twenty-six weeks ended July 4, 1998.



     Management Fees. Management fees increased $0.4 million, or 42.3%, to $1.2 million in the first half of 1998 from $0.8 million in the first half of 1997, primarily due to the increase in net sales. Historically, the Company paid management fees as a fixed percentage of net sales. Commencing in the third quarter of 1998, management fees will be $200,000 per year.



     Operating Income. Operating income increased $3.4 million, or 49.8%, in the first half of 1998 to $10.3 million from $6.9 million in the corresponding period of 1997, due primarily to the acquisitions mentioned above.



     Interest Expense. Interest expense increased $3.6 million, or 249.9%, in the first half of 1998 to $5.0 million from $1.4 million in the same period for 1997, primarily due to the increase in debt acquired in connection with the Somomeca and Hanning acquisitions mentioned above.



     Provision for Income Taxes. Provision for income taxes in 1998 represents foreign income taxes recorded in connection with the new corporate subsidiaries in France, Portugal, Germany and the United Kingdom. Prior to the acquisition of foreign subsidiaries no provision for income taxes was made on the Consolidated Financial Statements as the Company's partnership tax status allowed for the earnings of the Company to be taxed on the tax returns of the partners.



     Extraordinary Loss. The extraordinary loss represents the write-off of unamortized fees incurred in connection with debt which was repaid during the period.



     Net Income. Net income decreased $3.1 million, or 66.6%, to $1.8 million for the first half of 1998 from $4.9 million for the first half of 1997 as a result of the items listed above.



     EBITDA. EBITDA increased by $5.8 million, or 67%, to $14.5 million for the first half of 1998 from $8.7 million for the first half of 1997 as a result of the above factors.



Fiscal 1997 Versus Fiscal 1996



     Net Sales. Net sales increased $27.4 million, or 30.7%, in fiscal 1997 to $116.9 million from $89.5 million in fiscal 1996, primarily due to the inclusion, in fiscal 1997 results, of a full year of Reliance Products results which contributed net sales of $17.4 million (19.4% of net sales in fiscal
1996), and Hanning results since August 7, 1997 which contributed net sales of $19.8 million (22.1% of net sales in 1996.) Such increase was partially offset by a decrease of $3.3 million in net sales due to the closing of Moll's El Paso facility and a decrease of $4.8 million in net sales resulting from raw material price adjustments and lower volumes of certain components.



     Gross Profit. Gross profit increased $3.4 million, or 20.4%, in fiscal 1997 to $19.9 million from $16.5 million in fiscal 1996 primarily due to the inclusion, in fiscal 1997 results, of a full year of Reliance Products results which contributed gross profit of $4.1 million (24.8% of gross profit in fiscal
1996). Such increase was partially offset by decreased margin of $470,000 at the El Paso facility and operating inefficiencies encountered in the acquired Hanning facilities, which was also responsible for the gross margin decline to 17.0%, in 1997 from 18.4% in 1996.

     Selling, General and Administrative Expenses. SG&A expenses increased $3.6 million, or 49.6% in fiscal 1997 to $10.8 million from $7.2 million in fiscal 1996 primarily due to the inclusion, in fiscal 1997 results, of a full year of Reliance Products results, and Hanning results since August 7, 1997.

     Tooling Income, Net. Tooling income, net, increased $1.2 million, or 170.4%, in fiscal 1997 to $1.9 million from $0.7 million in fiscal 1996 primarily due to the completion of several projects completed by the acquired Hanning companies.

     Management Fee. Management fee increased $0.3 million, or 14.3%, in fiscal 1997 to $1.7 million from $1.4 million in fiscal 1996 primarily due to the increase in net sales.

     Operating Income. Operating income decreased $0.4 million, or 4.5%, in fiscal 1997 to $8.2 million from $8.6 million in fiscal 1996 due to the loss incurred on the closure of Moll's El Paso facility offset by factors listed above.

     Interest Expense. Interest expense increased $0.9 million, or 35.2%, in fiscal 1997 to $3.4 million from $2.5 million in fiscal 1996 primarily due to the debt acquired in connection with the acquisition of Reliance Products and an increase in debt to complete the Hanning acquisition.

     Provision for Income Taxes. The provision for income taxes in 1997 represents foreign income taxes recorded in connection with the new corporate subsidiaries in Germany and the United Kingdom.

     Net Income. Net income decreased $1.4 million, or 24.4% in fiscal 1997 to $4.6 million from $6.0 million in fiscal 1996 as a result of the items discussed above.

     EBITDA. EBITDA increased $0.7 million, or 5.9%, to $13.4 million for fiscal 1997 from $12.7 million for fiscal 1996 as a result of the above factors.

Fiscal 1996 Versus Fiscal 1995

     Net Sales. Net sales for fiscal 1996 decreased by $1.4 million, or 1.6%, to $89.5 million from $90.9 million for fiscal 1995, primarily due to raw material price adjustments on certain components and the discontinuation of the production of certain keyboard components at Moll's El Paso facility. Such decrease was partially offset by increases in sales at Moll's other facilities.

     Gross Profit. Gross profit for fiscal 1996 decreased by $0.5 million, or 2.7%, to $16.5 million from $17.0 million for fiscal 1995 primarily due to unrecovered fixed costs incurred at Moll's El Paso facility.

     Selling, General and Administrative Expenses. SG&A expenses decreased $1.1 million, or 13.4% to $7.2 million in fiscal 1996 from $8.3 million in fiscal 1995, primarily due to the integration of the Quality acquisition and staff reductions in Moll's El Paso facility.

     Tooling Income, Net. Tooling income, net decreased $1.0 million, or 58.8%, in fiscal 1996 to $0.7 million from $1.7 million in fiscal 1995 primarily due to the completion in 1995 of major tooling programs for two large customers. Such programs are cyclical by nature.

     Management Fee. Management fee remained relatively stable at $1.4 million in fiscal 1996 and 1995 due to the relatively constant net sales.

     Operating Income. Operating income decreased $0.4 million, or 4.9%, to $8.6 million for fiscal 1996 from $9.0 million in fiscal 1995 due to the factors listed above.

     Interest Expense. Interest expense for fiscal 1996 increased by $0.1 million, or 4.3%, to $2.5 million from $2.4 million for fiscal 1995, primarily due to increased debt issued in connection with the recapitalization of Moll in September 1995.

     Net Income. Net income for fiscal 1996 decreased by $0.5 million, or 6.9%, to $6.0 million from $6.5 million for fiscal 1995 as a result of the items listed above.

     EBITDA. EBITDA decreased $0.6 million, or 4.6%, to $12.7 million in fiscal 1996 from $13.3 million for fiscal 1995 as a result of the above factors.

                    ANCHOR HOLDINGS, INC., ACQUIRED COMPANY



     The following financial information presents certain historical financial information of Anchor Holdings, expressed as a percentage of net sales, for 1995, 1996 and 1997 and for the twenty-six weeks of 1997 and 1998.



                                                           YEAR ENDED           TWENTY-SIX WEEKS
                                                     -----------------------    ----------------
                                                     1995     1996     1997      1997      1998
STATEMENTS OF OPERATIONS DATA:
Net sales..........................................  100.0%   100.0%   100.0%   100.0%    100.0%
Gross profit.......................................   16.3     17.6     15.6     15.8      10.8
Selling, general and administrative................    6.3      7.2      6.8      6.4       7.8
Amortization.......................................    1.1      1.0      1.1      0.8       1.0
Operating income...................................    8.9      9.4      7.8      8.6       2.0
Other (income) expense.............................    0.7      0.3     (0.2)     0.1       0.1
Interest expense, net..............................    5.8      5.2      6.9      5.9       8.0
Income (loss) before taxes and extraordinary
  items............................................    2.5      3.9      1.0      2.6      (6.1)
Provision (benefit) for income taxes...............    0.8      1.7      0.5      1.0      (1.8)
Extraordinary item.................................     --       --       --      1.4        --
Net income (loss)..................................    1.6      2.3     (0.2)     0.2      (4.3)
OTHER DATA:
EBITDA(1)..........................................   14.6%    15.1%    13.9%    14.1       8.8%
Cash flows from operating activities...............    5.9      8.3     10.0      6.9       1.8
Cash flows from investing activities...............   (4.3)    (5.1)    (5.5)    (4.1)     (9.5)
Cash flows from financing activities...............   (1.5)    (2.7)    (1.2)    (0.3)       --
Depreciation and amortization......................    6.3      5.9      5.9      5.6       6.9
Capital expenditures...............................    4.6      5.1      5.2      4.1       5.8


------------------------------

(1) EBITDA represents income before taxes plus interest expense, net, depreciation and amortization. While EBITDA should not be construed as a substitute for operating income, net income or cash flows from operating activities in analyzing Anchor Holdings' operating performance, financial position or cash flows, Anchor Holdings has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. As all companies may not calculate EBITDA in the same manner, these amounts may not be comparable to other companies.



26 Weeks Ended July 4, 1998 ("Interim 98") Compared to 26 Weeks Ended June 28, 1997 ("Interim 97")



     Net Sales. Net sales decreased by $8.9 million, or 10.5%, to $75.8 million for Interim 98 from $84.7 million for Interim 97, mainly because of lower toothbrush sales in the amount of $8.5 million to Colgate-Palmolive as a result of in-house manufacturing by Colgate-Palmolive, partially offset by increased sales to Anchor's Cosmetics Division customers. The transition to in-house manufacturing by Colgate-Palmolive began in the third quarter of 1997; accordingly, future periods are not expected to be further impacted by such change.



     Gross Profit. Gross Profit decreased by $5.2 million, or 39.1%, to $8.2 million for Interim 98 from $13.4 million for Interim 97, due to lower sales to Colgate-Palmolive.



     Selling, General and Administrative. SG&A expenses increased by $.5 million, or 9.1%, to $5.9 million for Interim 98 from $5.5 million for Interim 97, primarily due to selling expense associated with increased sales to Anchor's Cosmetics Division customers and to salary and benefit increases for 1998.



     Amortization.  Goodwill amortization remained flat at $.7 million.



     Operating Income. Operating income decreased by $5.8 million, or 79.3%, to $1.5 million for Interim 98 from $7.3 million for Interim 97 for the reasons listed above.



     Other Expense.  Other expense remained flat at $.1 million.

     Net Interest Expense. Net interest expense increased by $1.0 million, or 20.0%, to $6.0 million for Interim 98 from $5.0 million for Interim 97 due to the issuance of the Senior Notes in April 1997.



     Income Taxes. Income taxes decreased by $2.2 million, or 274.0%, to $(1.4) million for Interim 98 from $.8 million for Interim 97 as a result of decreased operating income.



     Extraordinary Item. Extraordinary item decreased by $1.2 million, or 100.0%, from $1.2 million for Interim 97 due to the writeoff of $.4 million in bank fees, and a $.8 million prepayment penalty associated with the retirement of subordinated debt, all of which are net of tax.



     Net Income. Net income decreased $3.4 million, to $(3.2) million for Interim 98 from $.2 million for Interim 97 as a result of the above factors.



     EBITDA. EBITDA decreased by $5.2 million, or 44.2%, to $6.7 million for the first half of 1998 from $11.9 million for the first half of 1997 as a result of the above factors.



Fiscal 1997 Versus Fiscal 1996



     Net Sales. Net sales increased by $4.3 million, or 2.7%, to $161.2 million for fiscal 1997 from $156.9 million for fiscal 1996, primarily due to the continued strong sales to Anchor's Cosmetics Division customers and the increased sales of medical devices. The increase in gross sales for this period was partially reduced by the drop of $9.0 million in sales of toothbrushes to Colgate-Palmolive as a result of in-house manufacturing by Colgate-Palmolive.



     Gross Profit. Gross profit decreased by $2.4 million, or 8.7%, to $25.2 million for fiscal 1997 from $27.6 million for fiscal 1996, resulting from the decline in sales of toothbrushes to Colgate-Palmolive, lower than expected production volumes in the Round Rock facility, the addition of lower gross margin Compaq sales, and a $0.6 million charge taken in the second quarter of 1997 for renegotiation of a Mexican labor contract.



     Selling, General and Administrative. SG&A expenses decreased $0.4 million, or 3.5%, to $11.0 million for fiscal 1997 from $11.4 million for fiscal 1996, reflecting effective cost control measures.



     Amortization. Goodwill and capitalized fees amortization increased by $0.2 million, or 13.3%, to $1.7 million for fiscal 1997 from $1.5 million for fiscal 1996, as a result of transaction fees incurred during the issuance of the Senior Notes in April 1997.



     Operating Income. Operating income decreased by $2.2 million, or 15.0%, to $12.5 million for fiscal 1997 from $14.7 million for fiscal 1996 for the reasons listed above.



     Other Expense. Other expense decreased by $0.7 million, or 175.0%, to $0.3 million income for fiscal 1997 from $1.0 million expense for fiscal 1996 reflecting income from a one time legal settlement during the fourth quarter of 1997.



     Net Interest Expense. Net interest expense increased by $3.1 million, or 38.3%, to $11.2 million for fiscal 1997 from $8.1 million for fiscal 1996 due to the issuance of the Senior Notes in April 1997. Such increase was partially offset by the retirement of bank debt of $50.7 million and $21.0 million of subordinated debt.



     Income Taxes. Income taxes decreased by $1.8 million, or 69.2%, to $0.8 million for fiscal 1997 from $2.6 million for fiscal 1996 as a result of decreased operating income.



     Extraordinary Item. Extraordinary item of $1.2 million, net of taxes, for fiscal 1997 resulted from the writeoff of $0.4 million in bank fees, and a $0.8 million prepayment penalty associated with the retirement of bank debt and subordinated debt.



     Net Income. Net income decreased $4.0 million, or 111.1%, to $0.4 million loss for fiscal 1997 from $3.6 million income for fiscal 1996 as a result of the above factors.



     EBITDA. EBITDA decreased $1.2 million, or 5.1%, to $22.4 million for fiscal 1997, from $23.6 million for fiscal 1996 for the reasons listed above.

Fiscal 1996 Versus Fiscal 1995



     Net Sales. Net sales increased by $7.5 million, or 5.0%, to $156.9 million for fiscal 1996 from $149.4 million for fiscal 1995, principally as a result of inclusion of the first full year of point-of-purchase ("POP") display sales and an increase in computer component sales. Such increase was partially offset by a decrease in unit sales for toothbrushes as a result of general market conditions.



     Gross Profit. Gross profit increased by $3.3 million, or 13.6%, to $27.6 million for fiscal 1996 from $24.3 million for fiscal 1995, principally as a result of increased net sales in the POP display and computer component markets as well as higher gross margins. Such increase was partially offset by a decline in gross profit for toothbrush sales. Gross margin increased to 17.6% for fiscal 1996 from 16.3% in fiscal 1995, primarily due to the realization of a full year of efficiency gains in the Matamoros, Mexico manufacturing facility. Such increase was partially offset by inefficiencies related to the start-up of the manufacturing facility in Round Rock, Texas.



     Selling, General and Administrative. SG&A expenses increased by $2.0 million, or 20.7%, to $11.4 million for fiscal 1996 from $9.4 million for fiscal 1995, principally as a result of professional expenses incurred in connection with the formation of a possible joint venture in China, and costs associated with a management information systems upgrade.



     Amortization. Amortization expense decreased by $0.2 million, or 7.9%, to $1.5 million for fiscal 1996 from $1.7 million for fiscal 1995, principally as a result of the expiration of certain amortized fees and expenses incurred in the 1990 acquisition of Anchor by affiliates of the Thomas H. Lee Company.



     Operating Income. Operating income increased by $1.4 million, or 11.2%, to $14.7 million for fiscal 1996 from $13.3 million for fiscal 1995 as a result of the items discussed above.



     Other Expense. Other expense decreased by $0.6 million, or 58.1%, to $0.4 million for fiscal 1996 from $1.0 million for fiscal 1995, principally as a result of expenses related to the relocation of the Matamoros, Mexico facility in 1995 which were not repeated in 1996.



     Net Interest Expense. Net interest expense decreased by $0.5 million, or 5.7%, to $8.1 million for fiscal 1996 from $8.6 million for fiscal 1995, principally as a result of a $5.0 million pay down on a certain term loan facility and greater use of LIBOR rates under such agreement.



     Income Taxes. Income tax expense increased by $1.4 million, or 109.1%, to $2.6 million for fiscal 1996 from $1.2 million for fiscal 1995.



     Net Income. Net income increased by $1.2 million, or 48.7%, to $3.6 million for fiscal 1996 from $2.4 million for fiscal 1995 as a result of the above factors.



     EBITDA. EBITDA increased by $1.9 million, or 8.7%, to $23.6 million for fiscal 1996 from $21.7 million for fiscal 1995 as a result of the above factors.


LIQUIDITY AND CAPITAL RESOURCES

  Moll

     Historically, Moll funded its business with cash generated from operations and borrowings under its revolving credit agreement and its term loan facility with Bank of America, as Agent. In 1995, 1996 and 1997, Moll generated cash from operating activities of $9.7 million, $10.8 million, and $5.5 million, respectively. The decrease in cash from operating activities in 1997 resulted from a substantial increase in accounts receivable due to a change in credit terms with a large customer. Moll's capital expenditures for 1995, 1996 and 1997 were $2.8 million, $1.4 million and $6.6 million, respectively, principally for additions to maintain or improve Moll's manufacturing capacity and efficiency. The increase in capital expenditures in 1997 was primarily due to the construction of a new facility in Austin, Texas. In 1996, Moll spent $10.2 million to purchase the assets of the Reliance division of Lawson Mardon Packaging, Inc., and in 1997, Moll spent $7.2 million to purchase the Hanning companies. In 1995, Moll received proceeds from the issuance of long-term debt of $14.3 million to fund a recapitalization of Moll.

  Anchor Holdings

     Anchor's liquidity requirements consisted primarily of working capital needs and capital expenditures, required payments of principal and interest on any borrowings under the Revolving Credit Facility (as it existed prior to the Merger) and required payments of interest on the Senior Notes and principal at maturity. The Revolving Credit Facility, prior to the Merger, provided for revolving loans to, and the issuance of letters of credit on behalf of, Anchor in an aggregate amount not to exceed $15.0 million, $13.8 of which was available under the revolving loans, and $1.2 million of which was reserved under the letters of credit, at December 31, 1997.

     Cash generated by operations in 1997 was used to fund $13.0 million purchases of property, plant and equipment, and other long-term assets. Anchor's cash grew by $5.3 million to $6.9 million for 1997 from $1.6 million for 1996.

     On April 2, 1997 Anchor issued the Senior Notes. Cash from this financing activity allowed Anchor to retire $50.7 million in borrowings under a certain revolving credit and term loan agreement, to redeem $21.0 million of certain subordinated notes, and to pay $22.8 million of a $29.5 million dividend on the common stock of Anchor Holdings, Inc.

  Following the Transactions

     Holdings is a holding company and does not have any material operations or assets other than ownership of all the capital stock of Anchor Holdings, which does not have any material operations or assets other than the ownership of all the capital stock of the Company. The Company's liquidity requirements consist primarily of working capital needs and capital expenditures, required payments of principal and interest on any borrowings under the Revolving Credit Facility and required payments of interest on the Senior Notes and the Company Notes. The Company estimates that its capital expenditures in 1998 will total approximately $12 million.

     The Revolving Credit Facility provides for revolving loans to, and the issuance of letters of credit on behalf of, the Company, in an aggregate amount not to exceed $50.0 million, $48.8 million of which is available for borrowing by the Company, subject to certain conditions. All borrowings under the Revolving Credit Facility will effectively rank senior to the Notes. The Revolving Credit Facility will mature in 2003 and contains certain covenants customary for working capital financings (including restrictions on: capital expenditures, incurrence of additional indebtedness, dividends and redemptions, and mergers, acquisitions and sales of assets). See "Description of Certain Indebtedness--Revolving Credit Facility."

     The Company believes that cash flows from operating activities and its ability to borrow under the Revolving Credit Facility will be adequate to meet the Company's debt service obligations, working capital needs, and planned capital expenditures at least through December 31, 1998. Holdings also anticipates that it will be able to access the operating cash flows of the Company, subject to compliance with the dividend and restricted payment covenants in agreements governing the Company's indebtedness, to service cash interest payable on the Notes when such cash interest becomes payable in 2003 and to meet its operating expenses. However, Holdings anticipates that such operating cash flows will not be sufficient to repay the Notes at maturity and that, accordingly, it will be required to refinance the Notes. No assurance can be given that Holdings will be able to refinance the Notes. See "Risk Factors--Substantial Leverage; Ability to Service Debt."

     While the Company routinely enters into discussions with potential acquisition candidates, no such discussions have progressed beyond the preliminary stages. Management expects that funding for future acquisitions may come from a variety of sources, depending on the size and nature of any such acquisition. Potential sources of capital include cash generated from operations, borrowings under the Revolving Credit Facility, additional equity investments or other external debt or equity financings. There can be no assurance that such additional capital sources will be available to the Company on terms that the Company finds acceptable, or at all.


     As a result of the Transactions, the Company is expected to incur an increase in cash paid for interest expense of $6.5 million per year. Additionally, the Company expects to incur an additional $4.7 million of accrued but not currently payable interest expense per year and $2.6 million of depreciation and amortization expense per year related to the Transactions.


YEAR 2000


     Historically, certain computerized systems have had two digits rather than four digits to define the applicable year, which could result in recognizing the date using "00" as the year 1900 rather than the year 2000. This could result in major failures or miscalculations, and is generally referred to as the "Year 2000 issue."



     The Company recognized that the impact of the Year 2000 issue extends beyond traditional computer hardware and software to automated plant systems and instrumentation, as well as to third parties. The Year 2000 issue is being addressed within the Company by its individual business units, and progress is reported periodically to management.



     The Company has committed resources to conduct risk assessments and to take corrective action, where required, within each of the following areas: information technology, plant systems and external parties. Information technology includes telecommunications, as well as traditional computer software and hardware in the mainframe, midrange and desktop environments. Plant systems include all automation and embedded chips used in plant operations. External parties include any third party with which the Company does business.



     In the information technology area, inventory and assessment audits in the mainframe and midrange environments were completed in third quarter 1998 with corrective action scheduled for completion by the fourth quarter 1998, except for business application software which is expected to be completed by the second quarter 1999. Inventory and assessment audits for telecommunications were completed in third quarter 1998 with corrective action expected to be completed by the second quarter 1999. Finally, inventory and assessment audits in the desktop environment were completed in third quarter 1998, with corrective action expected to be completed by the third quarter 1999. The companies located in Europe will begin installing systems in the fourth quarter 1998 that will be Year 2000 ready.



     In the plant systems area, 75% of the Company's business units have completed their inventory and assessment audits; the remaining units are expected to complete this work by the fourth quarter 1998. The Company is relying on vendor testing and certification with validation through limited internal testing and/or industry test results. Downtime for normally scheduled plant maintenance will be used to conduct testing, with corrective action expected to be completed by the second quarter 1999.



     With respect to external parties, 65% of the Company's business units have completed their inventory audit of critical external parties. The remaining business units are expected to complete this work by the fourth quarter 1998. Risk assessment is expected to be complete by the fourth quarter 1998, and monitoring of risk in this area will continue into 1999, as many external parties will not have completed their work.



     The total cost of Year 2000 activities is not expected to be material to the Company's operations, liquidity or capital resources. Costs are being managed within each business unit. The total cost for the Company's Year 2000 work is estimated to be $2 million. 1997 costs were $500,000, and 1998 costs through June 1998 were $300,000. Costs exclude expenditures for replacement systems, which were previously scheduled.



     There is still uncertainty around the scope of the Year 2000 issue. At this time the Company cannot quantify the potential impact of these failures. There can be no assurance, that there will not be a delay in, or increased costs associated with, the Company's efforts to address the Year 2000 issue, and the Company's inability to implement the necessary changes could have an adverse effect on the Company. The Company's year 2000 program and contingency plans are being developed to address issues within the Company's control. The program minimizes but does not eliminate the issues of external parties. See "Risk Factors -- Year 2000."


COMMON EUROPEAN CURRENCY

     The Treaty on European Economic and Monetary Union provides for the introduction of a single European currency, the Euro, in substitution for the national currencies of the member states of the European Union that adopt the Euro. In May 1998, the European Council determined (i) the 11 member states that met the requirements for Monetary Union, and (ii) the currency exchange rates among the currencies of the member states joining the Monetary Union. The transitory period for the Monetary Union starts on January 1, 1999. According to Council Resolution of July 7, 1997, the introduction of the Euro will be made in three steps: (i) a transitory period from January 1, 1999 to December 31, 2001 in which current accounts may be opened and financial statements may be drawn in Euros, and local currencies and Euros will coexist; (ii) from January 1, 2002 to June 30, 2002, in which local currencies will be exchanged for Euros; and (iii) from July 1, 2002 in which local currencies will disappear. Although there can be no assurance that a single European currency will be adopted or, if adopted, on what time schedule and with what success, substantial transition costs could result as the Company redesigns its software systems to reflect the adoption of the new currency. In addition, no assurance can be given as to the effect of the adoption of the Euro on the Company's payment obligations under loan agreements for borrowings in currencies to be replaced by the Euro or on the Company's commercial agreements in such currencies. See "Risk Factors -- Common European Currency."

SEASONALITY

     Historically, shipments of the Company's components have been higher in the first, second and third quarters as a result of increased demands for the products manufactured by the Company's customers during such periods. As a result, sales may vary from period to period solely dictated by the demand for the products manufactured by the Company's customers. Also, many manufacturing facilities in Europe, including those belonging to the Company, shut down during certain parts of the months of August and December for the holidays, and as a result there is no production at such facilities during such periods.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), Holdings will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted
below. As used herein, the term "Expiration Date" means        p.m., New York
City time, on                , 1998; provided, however, that if Holdings, in its
sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $68,000,000 aggregate principal amount at maturity of the Old Notes was outstanding. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about           , 1998, to all
holders of Old Notes known to Holdings. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

     Holdings expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Holdings. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     Holdings expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer." Holdings will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to Holdings of Old Notes by a holder thereof as set forth below and the acceptance thereof by Holdings will constitute a binding agreement between the tendering holder and Holdings upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit either (i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to State Street Bank and Trust Company, as Exchange Agent, at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date, or (ii) if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry

Transfer Facility has received an express acknowledgment from the tendering Participant (as defined herein) that such Participant has received and agrees to be bound by the Letter of Transmittal and Holdings may enforce the Letter of Transmittal against such Participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO HOLDINGS.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Holdings in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by Holdings in its sole discretion, which determination shall be final and binding. Holdings reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of Holdings or its counsel, be unlawful. Holdings also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by Holdings shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as Holdings shall determine. Neither Holdings, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by Holdings, proper evidence satisfactory to Holdings of their authority to so act must be submitted.

     By tendering, each holder will represent to Holdings that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. As a condition to its participation in the Exchange Offer each Holder using the Exchange Offer to participate in a distribution of the New Notes shall acknowledge and agree that, if the resales are of New Notes obtained by such Holder in exchange for Old Notes acquired directly from Holdings or an Affiliate thereof it (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction and that such a secondary resale transaction must be covered by an effective Registration Statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the terms and conditions to the Exchange Offer, Holdings will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, Holdings shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if Holdings has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. The Old Notes were issued at a substantial discount from their principal amount at maturity. Original issue discount on the Notes will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $68.0 million at July 1, 2003. Cash interest will not accrue on the Notes prior to July 1, 2003. Commencing July 1, 12003, cash interest on the Notes will accrue at the rate of 13 1/2% per annum, and will be payable semiannually in arrears on January 1 and July 1 of each year, commencing January 1, 2004, to Holders of record on the immediately preceding May 15 and December
15. No cash interest will be payable on the Notes prior to January 1, 2004. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Registration Rights Agreement provides that (i) if Holdings fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 45th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 180th day after the Closing Date, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and Holdings fails to file the Shelf Registration Statement with the Commission on or prior to the 60th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Old Notes, for such time of non-effectiveness or non-usability (each, a "Registration Default"), Holdings agrees to pay to each Holder of Old Notes affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Old Notes held by such Holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Old Notes with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Old Notes. Holdings shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Holdings (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, Holdings shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of Holdings to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of Holdings might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of Holdings, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of Holdings to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Holdings and its subsidiaries taken as a whole that, in the reasonable judgment of Holdings, is or may be adverse to Holdings, or Holdings shall have become aware of facts that, in the reasonable judgment of Holdings, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the reasonable judgment of Holdings in any case, and regardless of the circumstances (including any action by Holdings) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.


     The foregoing conditions are for the sole benefit of Holdings and may be asserted by Holdings regardless of the circumstances giving rise to any such condition or may be waived by Holdings in whole or in part at any time and from time to time. The failure by Holdings at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


     In addition, Holdings will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Agent's Messages should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal or Agent's Message and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        Delivery To: State Street Bank and Trust Company, Exchange Agent

                                    By Mail:
                      State Street Bank and Trust Company
                                  P.O. Box 778
                          Boston, Massachusetts 02102
                     Attention: Corporate Trust Department
                                 Kellie Mullen
                         By Overnight Courier or Hand:
                      State Street Bank and Trust Company
                            Two International Place
                          Boston, Massachusetts 02110
                     Attention: Corporate Trust Department
                                 Kellie Mullen

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (617) 664-5290

                     Attention: Corporate Trust Department

                             Confirm by Telephone:
                                 (617) 664-5587

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     Holdings will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Holdings and are estimated in the aggregate to be
$[          ].

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Holdings to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holdings does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights; Liquidated Damages." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Holdings believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, Holdings does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder (including, without limitation, any Holder that is a broker-dealer) must acknowledge that (A) it is not an Affiliate (as defined in Rule 144 of the Securities Act), (B) it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes, and (C) it is acquiring the New Notes in its ordinary course of business. As a condition to its participation in the Exchange Offer each Holder using the Exchange Offer to participate in a distribution of the New Notes shall acknowledge and agree that, if the resales are of New Notes obtained by such Holder in exchange for Old Notes acquired directly from Holdings or an Affiliate thereof, it (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Holdings currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                                    BUSINESS

OVERVIEW


     Holdings is a holding company and does not have any material operations or assets other than ownership of all the capital stock of Anchor Holdings, which does not have any material operations or assets other than ownership of all the capital stock of the Company. On a proforma basis after giving effect to the Transactions, Holdings generated 1997 net sales, net loss and EBITDA of $414.6 million, $1.7 million and $54.8 million, respectively.



     The Company is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe. The Company serves over 450 customers, including leading multinational companies such as Abbott Laboratories, Colgate-Palmolive, Kimberly-Clark, L'Oreal, Maybelline, Motorola, Procter & Gamble, Renault, Revlon, Siemens, Whirlpool and Xerox. Products utilizing the Company's plastic components are sold in a wide range of end markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobiles and medical devices. The Company believes that the diversity of its customers, markets and geographic regions creates a stable revenue base and reduces the Company's exposure to particular market or regional economic cycles. On a pro forma basis after giving effect to the Transactions, the Company generated 1997 net sales, net income and EBITDA of $414.6 million, $.7 million and $54.8 million, respectively, making it the sixth largest non-automotive plastic injection molding company in North America and one of the largest plastic component suppliers in Europe.


     The Company has 27 manufacturing facilities with approximately 680 molding machines throughout North America and Europe, including France, Germany, the United Kingdom and Portugal. The Company is capable of providing its customers with integrated design and prototype development, mold design and manufacturing, advanced plastic injection molding capabilities, and value-added finishing services, such as hot stamping, pad printing, assembly and complete product testing, all of which enable it to provide "one-stop" shopping to customers seeking a wide range of services. The Company's technologically advanced manufacturing facilities and equipment enable it to provide customized solutions to highly demanding customer specifications. For 1997, approximately 45% of the Company's sales of molded products were covered by long term purchase and sale contracts which stipulate anticipated volume requirements and pricing terms. Management believes that few competitors offer the scale, expertise, reputation and range of services that the Company provides.

     The Company was formed through the merger of two leading plastic injection molders, Moll PlastiCrafters Limited Partnership and Anchor Advanced Products, Inc., which were each controlled by Mr. George Votis. Immediately prior to the Merger, Moll and Anchor were independently operated entities. Mr. Votis acquired Moll's predecessor in 1989 and has since completed seven acquisitions, increasing Moll's revenues from approximately $8 million in 1989 to approximately $232.4 million in 1997 on a pro forma basis excluding the acquisition of Anchor. Such acquisitions included the acquisition in August 1997 of Hanning, a leading supplier of injection molded plastic components for use in digital photocopiers with manufacturing facilities located in the United States, the United Kingdom and Germany, which had 1997 revenues of $49.6 million, and the acquisition in January 1998 of Somomeca, a French injection molder which had 1997 revenues of $88.5 million. In March 1998, Mr. Votis acquired Anchor which had revenues of $161 million in 1997. See "The Company."

     The Company has been formed to combine the manufacturing, marketing and management resources of Moll and Anchor to create further opportunities for growth and development. As a result of the Transactions, management believes that the Company will become better positioned to benefit from the growth and consolidation of the plastics industry. The Company also believes that the consummation of the Transactions has significantly enhanced its future growth prospects and revenue stability by broadening its customer base, manufacturing capabilities and geographic presence. Moreover, the Company expects to benefit from its increased scale, ability to centralize certain key logistical functions and attendant cost savings opportunities. Since March 1998, the Company has eliminated approximately $2.8 million in annualized costs by reducing duplicative administrative expenses, eliminating less profitable business lines and streamlining manufacturing processes. The savings consist of $1.7 million in payroll costs gained through the elimination of duplicate expenses and excessive resources and $1.1 million in benefit costs gained through a revision of the retirement benefits. The savings were calculated based on the salaries of the positions eliminated and an acturial estimation of the savings associated with the change in the retirement plan.


COMPETITIVE STRENGTHS

     Management believes that the Company has achieved its current position as a market leader because of the following competitive strengths:

     BROAD GEOGRAPHIC PRESENCE. The Company's multiple plant locations throughout North America and Europe enable it to (i) compete effectively for contracts that require large volume runs and multiple distribution points, (ii) offer its customers multiple production locations and (iii) allocate production to the facility best suited for a job in view of its relative capabilities and proximity to the customer. As a result, the Company is able to provide its customers with a broad range of manufacturing capabilities, improved responsiveness, timely delivery, and reduced freight costs. In addition, by operating geographically diverse plants, the Company can mitigate customer sourcing risks associated with single facility production.

     FULL SERVICE CAPABILITIES. The Company provides its customers with comprehensive services ranging from product design, product development, prototyping and mold making to molding, painting and other value-added services. As a result, management believes that the Company is one of a limited number of full service plastic injection molders in North America and Europe that is well positioned to benefit from the trend of customers outsourcing total project management to full service multiple plant suppliers.

     STRONG CUSTOMER RELATIONSHIPS. The Company believes that its ability to attract and retain customers is in part attributable to the high level of customer service it provides. The Company also believes that frequent interaction with its customers in the product development process helps it to develop long-term relationships. Of the Company's top ten customers in 1997, two have been with the Company for over fifty years, three have been with the Company for over ten years and the remainder have been with the Company for over four years. For many of its key customers, the Company is the sole supplier for specific parts. The Company's emphasis on customer partnerships and its long-standing customer relationships provide it with a significant competitive advantage.

     MANUFACTURING CAPABILITIES. The Company utilizes a wide range of advanced manufacturing processes, such as gas assist molding, co-injection and two-shot molding, automated assembly and testing, in-mold decorating, thin-wall molding and in-mold bristling. The Company's manufacturing capabilities enable it to provide innovative solutions and supply components in an integrated process. For example, the Company worked closely with Renault to produce dashboard grilles using a newly developed co-injection molding technology.

     SUPERIOR PRODUCT QUALITY. The Company uses quality systems and operations management techniques to meet the highest standards and to reduce costs. The Company continually invests in technology and training to monitor and improve quality. Included among such investments are effective management systems to ensure real-time information and control, statistical process control systems, failure mode and effect analysis systems, microprocessor-controlled molding machines and automated assembly equipment. In addition, the Company has material and product testing equipment that monitor product reliability to meet exacting quality standards.

BUSINESS STRATEGY

     The Company seeks to further strengthen its leadership position in the plastic molding industry and to maximize its financial performance by employing the following strategies:

     CAPITALIZE ON CROSS-SELLING OPPORTUNITIES. The Company believes that the Merger creates new opportunities to cross-sell products and services between each of Anchor's and Moll's customer bases. For example, while Anchor's operations prior to the Merger were confined to North America, many of its customers are multinational firms with significant European operations. Management believes that offering such customers access to the Company's European operations, operated by Moll prior to the Merger, is a significant growth opportunity. The Company has hired a new Senior Vice President, Marketing to target and capitalize on such opportunities.

     CENTRALIZE SALES AND MARKETING. The Company plans to centralize management of its sales and marketing efforts to improve communication with customers, better cross-sell services to customers and ensure uniform pricing and sales strategies. While local sales and management staff will maintain direct relationships with customers and production facilities, a centralized sales and marketing effort will enable the Company to serve national and international accounts more effectively and to pursue customers located outside an individual plant's geographic service area. The Company's centralized sales and marketing group will be responsible for identifying market trends and assisting customers with new product ideas as well as promoting the Company through customer presentations, advertising and trade shows.

     EXPAND GLOBALLY. The Company believes that it is one of the largest North American plastic injection molders with a significant European presence. Such capabilities allow the Company to (i) penetrate new geographic regions with its existing multinational customers, such as L'Oreal, Siemens, Whirlpool and Xerox, and (ii) acquire complementary manufacturing facilities in strategic locations. Continuing to pursue this strategy will enable the Company to effectively provide a complete and integrated range of molding, manufacturing and value-added services on a global basis.


     REDUCE COSTS. The Company continually aims to improve its cost effectiveness by increasing productivity and implementing operational improvements. Since March 1998, Anchor has eliminated approximately $2.8 million in annualized costs by reducing duplicative administrative expenses, eliminating less profitable business lines and streamlining manufacturing processes. The savings consist of $1.7 million in payroll costs gained through the elimination of duplicate expenses and excessive resources and $1.1 million in benefit costs gained through a revision of the retirement benefits. The savings were calculated based on the salaries of the positions eliminated and an actuarial estimation of the savings associated with the change in the retirement plan. Management believes that the combination of Anchor, Moll and Gemini Plastic will result in additional opportunities to reduce costs by: (i) reducing overhead expenses through optimization of labor and equipment resources at each of the Company's facilities; (ii) divesting or discontinuing less profitable business lines; (iii) eliminating redundant administrative operations and related personnel; and (iv) where appropriate, moving key management personnel on-site to the Company's manufacturing plants in order to oversee expansion and/or execution of cost control measures.


     CONTINUE STRATEGIC ACQUISITIONS. Strategic acquisitions have been, and management believes will continue to be, an important element in the Company's growth and in its efforts to capitalize on favorable industry trends. The Company will consider future acquisition opportunities that are attractively priced and which the Company believes will strengthen its customer base, broaden its geographic presence, enhance its production capabilities and provide significant operating synergies. While the Company routinely enters into discussions with potential acquisition candidates, no such discussions have progressed beyond the preliminary stages.

INDUSTRY OVERVIEW AND TRENDS

     Injection molding is one of the most widely used plastic processing methods in the world due to the high-quality properties of the finished product and its cost effectiveness. According to industry sources, demand for injection molded plastics in the United States is projected to grow at 3.3% annually. Such growth is expected to result from a number of key factors including: (i) improved resins and processing capabilities; (ii) versatility of the injection molding process; and (iii) cost and performance advantages of plastic over substitute materials. Despite the expected increase in demand for plastic injection molded products, the U.S. molding industry remains highly fragmented with over 2,500 injection molders operating more than 10,000 plant locations. The capabilities of these molders vary widely, as do their end markets.

     In recent years, plastic injection molders have benefited from technology improvements that have enabled plastic to replace other materials (most notably metal, glass and paper) in a variety of applications. Plastic has been substituted for these materials primarily because of its disposability, ease of manufacture, durability, aesthetic appeal, flexibility of form and weight. Additionally, plastic often provides significant cost savings over other materials due to design and fabrication and raw material cost advantages. By successfully substituting plastic for other materials, manufacturers can significantly reduce the amount of necessary parts, manufacturing steps, labor costs, energy costs and transportation expenses associated with producing their products. As a result, management believes that substantial growth potential exists for plastics through further materials substitution.

     In addition to the growth projected for the plastics industry as a whole, growth for larger injection molders such as the Company is driven by industry consolidation and the trend among customers to outsource their injection molding needs. Management believes that the consolidation of the highly fragmented plastics injection molding industry has accelerated in recent years as a result of customer preferences toward larger, full-service independent molders that are able to provide total project management. As customers place increasing emphasis on minimizing the "time to market" for their new products and ensuring that their requirements for production, quality and timely delivery are satisfied, they are increasingly relying on one full-service supplier for each new product launch. Given that molders in these relationships are involved in many decisions that affect cost and prevent complications in production, they are better able to preserve attractive margins.

     The trend toward customer consolidation of suppliers has created significant opportunities for injection molders such as the Company who possess full-service capabilities. Given the capital investment required to successfully compete as a full-service injection molder, management believes that an increasingly limited number of injection molders will be capable of providing the quality and breadth of services demanded by high volume customers. Furthermore, management believes that the trend among customers to develop closer relationships with full-service injection molders mitigates the potential threat of out-of-market competition. Inconsistent product quality, weak tooling capabilities and significant distance from customers' manufacturing locations have traditionally hindered limited service or out-of-market competitors from competing effectively for projects that require full-service capabilities, outstanding quality and quick response time.

MARKETS AND PRODUCTS

  MARKETS

     The following table sets forth the percentages of the Company's total net sales for the periods presented that were derived from sales to its different end markets:

                                                              1996(1)    1997(1)
Consumer Products...........................................  26.6%      27.6%
Telecommunications/Business Equipment.......................   17.3       18.9
Household Appliances........................................   16.2       17.6
Automotive..................................................   15.2       12.3
Medical Devices.............................................    7.2        8.1
Packaging and Other.........................................   17.5       15.5
                                                               ----       ----
          Total.............................................   100%       100%

------------------------------
(1) The information for 1996 and 1997 gives effect to the Transactions as if they had occurred on the beginning of the periods presented.

  CONSUMER PRODUCTS

     Within the consumer products market, the Company has particular strength in the cosmetics and oral care sectors. The Company manufactures and supplies plastic components to the cosmetics industry in five major product categories: mascara, nail applicators, compacts, closures and lipstick containers which collectively account for more than 220 different mascara packages and 19 different lipstick containers. The Company enjoys substantial business with the leading cosmetics companies, including Estee Lauder, L'Oreal, Maybelline, Mary Kay, Revlon, Amway and Aveda, which produce products marketed under the brand names Great Lash(R), Clinique and many others. The Company manufactures toothbrushes for Colgate-Palmolive,

Procter & Gamble, Cheseborough-Ponds and SmithKline Beecham, under such well-known brand names as Crest(R), Colgate(R), Pepsodent(R) and Flexosaurus(R), and electric toothbrush heads for Teledyne Water Pik, a division of Teledyne Industries, Inc. Toothbrushes accounted for approximately 13.4% and 11.2% of pro forma consolidated sales in 1996 and 1997, respectively. The Company also manufactures and assembles POP displays for Maybelline. Approximately 10.7% of the Company's pro forma net sales in 1997 were derived from L'Oreal The Company's relationship with L'Oreal is governed by a letter agreement which will expire on December 31, 2000. Such agreement does not contain any minimum purchase requirements on the part of L'Oreal. Such agreement provides that if long term quality and reliability is violated, such agreement will become null and void.


     The Company serves the eye and lip preparation and nail polish segments of the domestic cosmetics market. Management estimates that in 1996, eye make-up, lip make-up and nail care products accounted for approximately 24% ($662 million), 22% ($611 million), and 11% ($318 million), respectively, of the total U.S. cosmetics market, which management estimates totaled $2.8 billion in 1996. The Company is also a leading independent designer, manufacturer and packager of toothbrushes in the United States with an estimated 1997 market share of approximately 27% of all toothbrush manufacturing. Management estimates that the domestic market for toothbrushes was 676 million units in 1996.

     Management believes that the consumer products market is largest segment of the injection molded plastic industry. In 1996, market demand for this end market was approximately 35.8% of the total plastic injection market.

  TELECOMMUNICATIONS/BUSINESS EQUIPMENT

     The Company designs and manufactures plastic components for telecommunications and business equipment in North America and Europe, including complete multi-component assemblies for business telephones and cellular telephone handsets manufactured by Siemens and Motorola, and electronic telecommunications equipment and cellular tower construction hardware manufactured by the 3M Corporation and Specialty Teleconstructers. The Company also manufactures plastic components used in business equipment such as (i) photocopiers and digital imaging systems manufactured by Xerox, (ii) printers and computer assemblies manufactured by Tektronix, Ogden Atlantic, Lexmark and Sequent and (iii) custom casings and assemblies for computers manufactured by Compaq and IBM.

     Management believes that this end market offers attractive growth opportunities due to growth currently being experienced in the telecommunications market, particularly with respect to cellular telephones and other personal communications devices. In addition, many multinational business equipment manufacturers have also enjoyed strong and steady market growth through international expansion as international sales continue to strengthen profits. Based on industry sources, management believes that computer and office equipment shipments will grow at over 6% annually (in real inflation-adjusted terms through the year 2001) from $135 billion in 1996 to $182 billion in 2001.

  HOUSEHOLD APPLIANCES


     The Company is a leading independent designer and manufacturer of plastic components used in household appliances including (i) refrigerators (primarily high end side-by-side refrigerators), room air conditioning systems and free standing and built-in ranges manufactured by Whirlpool, (ii) countertop appliances manufactured by Tefal, (iii) laundry washers and dryers manufactured by Electrolux and (iv) televisions manufactured by Daewoo. Approximately 10.3% of the Company's pro forma net sales in 1997 were derived from Whirlpool. The Company's relationship with Whirlpool is governed by a written contract. However, such contract does not contain any minimum purchase requirements on the part of Whirlpool. The initial term of such contract expires on December 31, 2000, and, thereafter, such contract will be automatically renewed for one year terms unless terminated in the manner provided therein. Such contract can be terminated (i) by the parties by mutual agreement at any time; (ii) by either party giving the other at least six months notice of termination upon (a) the expiration of the initial term or upon the expiration of any calendar year subsequent to the initial term and (b) the parties failing to agree to certain price and quality specifications, and (iii) each party has the right to unilaterally terminate such contract for cause, which includes, without limitation, substantial default, dissolution of either party and insolvency of either party.

     Management believes that this market offers attractive growth opportunities due to steady growth in the household appliance market. Based on industry sources, management believes that home appliance shipments will grow at over 2.3% annually (in real inflation-adjusted terms through the year 2001) from $223 billion in 1996 to $250 billion in 2001 driven by replacement demand as appliances purchased in the 1980's are replaced with new products.

  AUTOMOTIVE

     The Company designs and manufactures plastic automotive components which include (i) door handles, sun visors, wheel covers, intake grill manifolds for Renault, (ii) gear shift knobs used in buses and trucks manufactured by General Motors, (iii) motor scooter components for Peugeot, (iv) plastic components used in turn signal and cruise control systems manufactured by Delphi, (v) interior components used in vehicles manufactured by Audi, BMW and Freightliner and (vi) insulating battery cases for Lydall.

     Management believes that this market offers favorable growth opportunities due to the steady growth in the automobile market in North America and Europe.

  MEDICAL DEVICES

     The Company manufactures products for the U.S. medical device market. The Company manufactures various plastic medical devices, including blood filtration devices, angiographic syringes, intravenous equipment, in-vitro diagnostic kits, medical scrub brushes and cardiotomy reservoirs, as well as various internal and external plastic components used in medical and dental equipment manufactured by Adec, Acquson, Abbott Hospital Products Division and Alcon Medical.

     Plastics are becoming more widely used in medical devices as the medical field realizes the value of reduced breakage, the ability to manufacture extremely consistent parts in a cost effective manner and the infection control benefits of disposable products. Management believes that the medical device market offers attractive growth opportunities.

  PACKAGING AND OTHER

     The Company manufactures and assembles a broad range of commercial and industrial soap dispensing equipment for Kimberly-Clark. The Company also manufactures hatch covers used in recreational boats manufactured by Tempress, and plastic lawn and garden equipment for Electrolux Consumer Products. In addition, the Company manufactures resealable "living hinge" plastic closures for Tetrapak and dispensing closures for Seaquist.

GEOGRAPHIC MARKETS

     The Company is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe. The Company has 27 manufacturing facilities with approximately 680 molding machines throughout North America and Europe, including France, Germany, the United Kingdom and Portugal. The Company derived approximately 67% and 33% of its fiscal 1997 pro forma net sales in North America and Europe, respectively. Through its recent acquisitions, the Company's geographic presence has been strategically expanded into new regional, national and international markets. While the Company believes its increased global presence allows it to better service its numerous multinational customers, the Company views its markets in North America and Europe as distinct in terms of customer base and product requirements. Within each of these markets, the Company places great emphasis on serving individual regional and national markets separately from interna-tional markets and customers because such regional and national customers often have specific requirements and preferences. Overall, the Company believes that its expanded global presence has improved international market penetration while facilitating more customized and expedient service at the local and regional market level through proximity to its customers.


CUSTOMER RELATIONSHIPS



     The Company has built and maintained solid and long-term relationships with its customers. In certain cases, such ongoing relationships are governed by long term purchase and sale contracts. In 1997, approximately 45% of the Company's pro forma net sales of molded products was covered by such contracts. However, such contracts do not contain any minimum purchase requirements on the part of the customer. Almost all such contracts can be terminated by the parties thereto by mutual agreement and can also be terminated by either party giving notice of termination upon certain occurrences, including, without limitation, disagreement on quality, quantity and pricing issues, insolvency or dissolution of any party thereto and upon any material breach of such contracts by any party thereto.


PRODUCTION

     The Company utilizes a broad range of manufacturing processes and tool making capabilities to service the needs of its diverse customer base. Using such processes and capabilities, the Company can manufacture products ranging from simple plastic parts to highly complex multi-component assemblies. The Company's automated, high volume assembly and on-site testing capabilities further broaden its manufacturing capabilities and provide it with a competitive edge in obtaining and maintaining preferred supplier status with its customers.

     The process for producing a plastic component can be divided into two functions: (i) design and tooling and (ii) molding. These different functions often are not performed by one supplier. Many customers have "in-house" design departments for their plastic components. To manufacture the molds to design specifications, such departments frequently use tooling companies that are specialists in mold manufacturing but are not manufacturers of plastic components. Such molds are owned by the customer who then provides them to the suppliers for the purpose of manufacturing plastic components from such molds. Unlike numerous plastic component manufacturers, the Company has the capability to design and produce plastic components as well as the molds used to manufacture such plastic components.

  DESIGN AND TOOLING

     The Company has three tooling facilities in the United States, three such facilities in France and one such facility in Portugal.

     The Company produces prototypes and molds to make plastic components for customers without in-house tooling capabilities. The Company also sells prototypes and molds to other plastic component manufacturers, as well as manufacturing them for some of its own operations. The Company performs, or expects to perform, the injection molding for a majority of the products for which it makes molds. Plastic products for which the Company builds the mold but which are not injection molded by the Company are typically molded in-house by the customer.

     The Company produces a broad range of injection mold prototypes and molds weighing from 1,100 pounds to 88,000 pounds. Injection molds are used for the mass production of plastic parts in amounts that can vary considerably depending on the application, but that usually exceed one million parts over the life of the mold. Each of the Company's mold making facilities offers a full range of services, including conceptual part and tool design, building and testing, and is staffed with engineers skilled in mold design and manufacture. The primary areas of focus include product design, process improvement, enhancement of product performance and maximization of aesthetics. Such engineers incorporate, on an experimental basis, the expertise that is derived from having the capabilities to design, build and run molds that incorporate the strategies of the operating unit. Management views the Company's mold designing and building operations primarily as supportive of its manufacturing business, and also as an independent profit center.

  MOLDING

     The Company has 12 plants for manufacturing plastic components in the United States, five such plants in France and one such plant in each of Mexico, the United Kingdom and Germany. See "--Properties."

     The Company manufactures a majority of its plastic components utilizing the injection molding process of thermoplastic materials. This process requires sophisticated injection molding machines and ancillary equipment and produces a high quality engineered product at relatively high speed. In this process, thermoplastic materials created from plastic resins and other raw materials are specially prepared and treated, melted to a defined temperature, injected into a mold under high pressure at relatively high speed, cooled by channels conveying water throughout the mold and transformed into a plastic part that is automatically removed when the mold opens. In some cases, additional finishing operations are performed on the plastic part. The typical molding cycle falls into a range of 8 to 60 seconds and is dependent upon the material type, part design, mold design, and the dimensional and aesthetic requirements established by the customer.

     In addition to relatively common and established technology for injection molding, the Company utilizes other newer technologies that employ advanced manufacturing processes such as gas-assist molding, co-injection, two-shot molding, insert molding and in-mold decorating.

     While the Company has developed proprietary techniques and manufacturing expertise for the manufacture of injection-molded plastic components, the Company has no patents for these proprietary techniques and chooses to rely on trade secret protection. The Company believes that although its proprietary techniques and expertise are subject to misappropriation or obsolescence, development of improved methods and processes and new techniques by the Company will continue on an ongoing basis as dictated by the technological needs of the business.

  VALUE-ADDED SERVICES

     The Company offers a broad range of value-added services, including finishing and automated assembly services. These services include hot stamping, painting, pad printing, silkscreening, ultrasonic welding and insertion, heat staking, solvent bonding, painting and impulse welding. At a customer's request, the Company also outsources additional value-added services such as electromagnetic and radio frequency interference shielding.

     The Company also provides a wide range of inventory management services and logistical support to its customers. Moving beyond just-in-time delivery, the Company assists its customers with planning and managing production requirements; routing inventory to in-process, intermediate and final distribution points; and adjusting to customers' inventory requirements on a real time basis through the alignment of the Company's production capabilities with a customer's production requirements through electronic data interchange.

RAW MATERIALS

     The Company's primary raw materials are various plastic resins, nylon and packaging materials. Raw material prices are subject to cyclical price fluctuations, including those arising from supply shortages and as a result of changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resin is derived. Accordingly, the Company's financial performance is directly linked to its ability to pass along increased raw material costs to its customers. Although the Company has historically been able to pass on increased costs to its customers, there can be no assurance that it will be able to do so in the future or that a significant price increase in raw materials would not have a material adverse effect on the Company's financial condition and results of operations. Although most of the raw materials used by the Company are available from several suppliers, several of such raw materials are currently obtained from single sources. The Company has no reason to believe that there will not be an ample supply of its raw materials at prices commercially acceptable to the Company for the reasonably foreseeable future, but the Company cannot make any prediction as to the future price of such raw materials. See "Risk Factors--Raw Materials."

MARKETING AND SALES


     The Company seeks to increase its sales through cross-selling to its existing customer base and by attracting new customers. The Company's primary marketing strategy is to develop and maintain close working relationships with the engineering, procurement, quality, tooling and manufacturing departments of its customers. Several of the Company's largest customers are serviced by a dedicated sales agent. The Company employs six sales agents and uses two independent sales agents to service its customers. These relationships help ensure close cooperation in product design and help the Company in gaining repeat and new business with its existing customer base. The Company believes that its design, engineering and tooling expertise, together with its ability to service and cross sell to customers from multiple locations on a worldwide basis, have enabled it to broaden its product lines, further penetrate its existing customer base and attract new customers.

COMPETITION

     The markets in which the Company operates are highly competitive. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies and the in-house departments of potential customers, on the basis of price, service, quality and the ability to supply products to customers in a timely manner. Some of these competitors have, and new competitors may have, greater financial and other resources than the Company. Additionally, each of Reliance Products (which is controlled by the principal stockholders of the Company) and the Company are engaged in the injection molded plastics business. The products manufactured, and the markets served, by each of Reliance Products and the Company are different, and Reliance Products and the Company have not, and do not, compete with each other. However, no assurance can be given that Reliance Products and the Company will not compete for the same business opportunities in the future, which may present conflicts of interest. Competitive pressures or other factors, including the vertical integration by certain of the Company's major customers of manufacturing processes traditionally outsourced to the Company, could cause the Company to lose market share or could result in a significant price erosion with respect to the Company's products, either of which could have a material adverse effect on the Company's results of operations. Furthermore, the Company's customers operate in highly competitive markets. To the extent the Company's major customers lose market share in their respective markets, the Company's results of operations and financial condition could be materially and adversely affected. See "Risk Factors--Competition."

ENVIRONMENTAL MATTERS


     Federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. The Company is aware that certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products that are among the types of products produced by the Company. If such prohibitions or restrictions were widely adopted, such regulatory and environmental measures or a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company. In addition, certain of the Company's operations are subject to Federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. While the Company has not been required historically, and does not currently expect, to make significant capital expenditures in order to comply with applicable environmental laws and regulations, the Company cannot predict with any certainty its future capital expenditure requirements because of continually changing compliance standards and environmental technology. The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future. See "Risk Factors--Environmental Matters."


EMPLOYEES

     As of December 31, 1997, the Company had 3,776 employees, and approximately 40% of such employees were covered by collective bargaining agreements. The Company's employees in the United States and the United Kingdom are neither represented by a union nor covered by any collective bargaining agreement. In Germany, the Company's plant workers are represented by a union, however, the Company is not liable for any severance costs associated with any workforce reductions at its German facilities. The Company's employees in Mexico are covered by a collective bargaining agreement. The Company's employees in France are covered by national and regional collective agreements for the plastics industry and the steel and metal industry. Such collective agreements were not negotiated between the Company and its employees, but rather were concluded by representatives of all employers and employees in such industries. Some of the collective agreements covering the Company and its employees have been extended by the French Labor Ministry to have nationwide scope, while others apply regionally only. Such collective agreements do not expire until the employers' or employees' representatives give the other party prior notice.

     The Company has historically enjoyed good employee relations.

PROPERTIES


     As of July 4, 1998, the Company owned or leased 15 production facilities in the United States, seven production facilities in France and one production facility in each of Mexico, the United Kingdom, Germany and Portugal. The Company believes that its facilities are well maintained and in good operating condition and anticipates that, although substantial capital expenditures will be required to meet the production requirements for new and developing product lines, the facilities themselves will be sufficient to meet the Company's needs for the next several years. There can be no assurance, however, that unanticipated developments will not occur that would require the Company to add or eliminate production facilities sooner than expected. The following table indicates as at the date hereof the locations, the area, nature of ownership, and principal use of the Company's land and related facilities.



LOCATION                                    AREA (SQ. FT.)   OWNERSHIP             USE
North America
Austin, Texas.............................      79,000         Owned      Manufacturing
Elk Grove, Illinois.......................      10,000        Leased      Mold Shop/engineering
Evansville, Indiana.......................       5,000        Leased      Engineering office
Fort Lauderdale, Florida..................      85,000        Leased      Manufacturing
Fort Smith, Arkansas......................     143,000         Owned      Manufacturing
Harlingen, Texas..........................      45,000        Leased      Warehouse
Knoxville, Tennessee......................      12,000        Leased      Office
Matamoros, Mexico.........................     118,000         Owned      Manufacturing
Morristown, Tennessee.....................      90,000        Leased      Warehouse
Morristown, Tennessee, Plant B............     180,000         Owned      Manufacturing
Morristown, Tennessee, Plant C............     120,000         Owned      Manufacturing
Nashville, Tennessee......................     121,000         Owned      Manufacturing
Newberg, Oregon...........................     108,000         Owned      Manufacturing
Rochester, New York.......................      79,000         Owned      Manufacturing
Round Rock, Texas.........................      71,300         Owned      Manufacturing
San Antonio, Texas........................      62,000        Leased      Manufacturing
Sanford, North Carolina...................      12,500         Owned      Mold Shop
Seagrove, North Carolina..................      31,700        Leased      Warehouse
Seagrove, North Carolina..................     133,200         Owned      Manufacturing
Waterbury, Connecticut....................     120,000         Owned      Manufacturing

Europe
Blanzy, France............................      57,750        Leased      Manufacturing
                                                35,400        Leased      Warehouse
Bonneval, France..........................      19,800         Owned      Manufacturing
                                                26,080        Leased      Mold shop/engineering
Chalon, France............................      23,400         Owned      Mold shop/engineering
                                                16,200        Leased      Mold shop
                                                21,175        Leased      Manufacturing
Marinha Grande, Portugal..................      81,850         Owned      Mold shop
Mitcheldean, United Kingdom...............      15,000        Leased      Manufacturing
Paderborn, Germany........................     160,000        Leased      Manufacturing
Rouvray, France...........................     109,000        Leased      Manufacturing
Saint-Vit, France.........................      12,320         Owned      Mold shop
                                                12,000        Leased      Mold shop
Villers-La-Montagne, France...............     111,000         Owned      Manufacturing


     To the extent any such properties are leased, the Company expects to be able to renew such leases or lease comparable facilities on terms commercially acceptable to the Company. Management believes that the Company's facilities are suitable for its operations and provide sufficient capacity to meet the Company's requirements for the foreseeable future.

LEGAL PROCEEDINGS

     The Company believes that it is not presently a party to, or threatened with, any litigation the outcome of which would have a material adverse effect on its financial condition or results of operation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The current directors and officers of the Company are as follows:


NAME                                              AGE                      POSITION
George T. Votis.................................  36    Chairman and Chief Executive Officer
Charles B. Schiele..............................  56    President and Director
Phyllis C. Best.................................  52    Chief Financial Officer
Michael N. Red..................................  51    Senior Vice President, Marketing
T. Michael Bauer................................  48    Executive Vice President, Eastern Operations
                                                        and U.K.
Geoffrey A. de Rohan............................  41    Executive Vice President, Cosmetics
Robert T. Parkey................................  61    Executive Vice President, Oral Care
Jean-Jacques de Boissieu........................  40    Executive Vice President, France and Portugal
Mogens Andersen.................................  47    Vice President, Germany


     George T. Votis. Mr. Votis serves as Chairman and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of Galt Industries which he founded in 1988. Prior to 1988, Mr. Votis was a Vice President and Principal at Carlisle Capital in Boston, Massachusetts.

     Charles B. Schiele. Mr. Schiele joined Anchor in March 1998 as President. Prior to joining Anchor, Mr. Schiele served as Executive Vice President of Alcoa's Closure Systems International Division, a global packaging company since 1994. Mr. Schiele served as President of HC Industries; Regional Manager for the Americas, and Global Manager, Plastic Closures from 1984 to 1993.


     Phyllis C. Best. Prior to becoming Chief Financial Officer of the Company in 1998, Ms. Best was Senior Vice President, Finance and Controller of Anchor since 1995 and Vice President and Controller of Anchor since 1990.



     Michael N. Red. Mr. Red joined Anchor in May 1998 as Senior Vice President, Marketing. Mr. Red has more than 10 years of experience in the plastic industry, including seven years from 1988 to 1995 with Closure Systems International as Vice President Global Sales since 1992 and two years from 1996 to 1997 with Soft Alloy Extrusion Division, Tifton, Georgia, as Vice President of Sales and Marketing.



     T. Michael Bauer. Prior to becoming Executive Vice President, Eastern Operations and U.K. of the Company in 1998, Mr. Bauer joined Moll in October 1988 as General Manager of the Company's Fort Smith division. Mr. Bauer has more than 23 years of experience in plastics industry, including three years from 1985 to 1988 with Michigan Plastics Company as Vice President of Manufacturing, one year from 1984 to 1985 with Grote Manufacturing Company as Manager of Manufacturing Engineering Services and ten years from 1974 to 1984 with Kusan Manufacturing Company.



     Geoffrey A. de Rohan. Prior to becoming Executive Vice President, Cosmetics of the Company in 1998, Mr. de Rohan was a Director of Anchor and General Manager of the Mid-State Plastics Division of Anchor since 1996 and Executive Vice President of Anchor and General Manager of the Cosmetics Division of Anchor since 1995. Prior to joining Anchor, Mr. de Rohan served as Vice President and General Manager of Wheaton Injection Molding, President of Wheaton Plastic Products, and Vice President of Development Health Care Market at Wheaton, Inc. from 1986 to 1995.



     Robert T. Parkey. Prior to becoming Executive Vice President, Oral Care of the Company in 1998, Mr. Parkey was a Director and Executive Vice President of Anchor and General Manager of the Brush Division of Anchor since 1992 and was Senior Vice President of Anchor from 1990 to 1992. Mr. Parkey joined Anchor in 1975 and was promoted to Vice President, Healthcare Division in 1978. Prior to joining Anchor, he was Vice President, Sales Manager with Husky Industries, a division of Husky Oil Company.


     Jean-Jacques de Boissieu. Mr. de Boissieu joined Moll as Executive Vice President, France and Portugal in January 1998. Prior to joining Moll, Mr. de Boissieu was a consultant at C.N.P.A. since 1996. Prior to such time, Mr. de Boissieu served as Managing Director and General Manager US Filter Water

Treatment France from 1994 to 1996, and was Automotive Development Engineer General Electric Plastics France, Product Manager Europe General Electric Plastics Netherlands, Managing Director of General Electric Silicones France, Spain and Portugal and Manager Europe of General Electric Silicones building and construction, Netherlands from 1985 to 1994.



     Mogens Andersen. Mr. Andersen is a Vice President, Germany of the Company. Mr. Andersen joined Moll in August 1997. Prior to joining Moll, Mr. Andersen was with Alcoa Closure Systems International Europe from 1995 to 1997 where he was finance and procurement manager, with Treasure Craft from 1994 to 1995 as controller and with Capella Com-Data from 1993 to 1994 as finance manager/vice managing director controller.


EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to (i) the Company's Chairman and Chief Executive Officer during 1997, (ii) and each of the Company's four most highly compensated executive officers (other than the Chairman and Chief Executive Officer), and (iii) up to two additional individuals, if any, for whom disclosures would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year (the "Named Executive Officers") for 1997.

SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                             ANNUAL COMPENSATION             COMPENSATION
                                    --------------------------------------   ------------
                                                            OTHER ANNUAL      PAYOUTS(4)     ALL OTHER
   NAME AND PRINCIPAL POSITIONS      SALARY     BONUS       COMPENSATION     LTIP PAYOUTS   COMPENSATION
   ----------------------------     --------   --------   ----------------   ------------   ------------
George T. Votis...................  $      0   $      0      $1,300,000(2)   $         0      $      0
  Chairman and Chief Executive
  Officer(1)
T. Michael Bauer..................   142,133    122,000               0               --           267(5)
  Executive Vice President
Robert T. Parkey..................   167,175     71,300          19,823(3)       540,168             0
  Executive Vice President
Geoffrey A. de Rohan..............   162,916     68,400           9,268(3)            --             0
  Executive Vice President
Richard P. Fackler................   578,655    560,000       1,650,000(2)             0       167,589(5)
Francis H. Olmstead, Jr.(6).......   259,896    380,000          38,821(3)       760,800             0

------------------------------
(1) Mr. Votis has never received any salary or bonus from the Company. However, in 1997, the Company paid approximately $650,000 and approximately $742,000 in management fees to Galt Management, Inc. and Galt Industries, Inc., respectively, each of which is a Delaware corporation wholly owned by Mr. Votis. On a going forward basis he will receive an annual salary and will be part of a bonus plan to be established for the senior management of the Company.

(2) Amounts represent tax distributions paid due to the flow through tax status of Moll prior to the Transactions.

(3) Amounts consisted of Company reimbursements of certain taxes paid by the Named Executive Officers shown above (except Messrs. Votis, Fackler and Bauer), which were as follows: Mr. Olmstead, $38,821; Mr. Parkey, $19,823; and Mr. de Rohan, $9,268.

(4) Amounts represent (i) dividends on 28,400 shares of restricted stock of Anchor Holdings that were purchased pursuant to an option by Mr. Parkey and
    (ii) dividends on 40,000 shares of restricted stock of Anchor Holdings that were purchased pursuant to an option by Mr. Olmstead.

(5) Consist of insurance premiums with respect to term life insurance.

(6) Mr. Olmstead retired from the Company in connection with the acquisition of Holdings in March 1998 by Anchor Acquisition Co.

                AGGREGATED OPTIONS EXERCISED IN FISCAL YEAR 1997
                     AND 1997 FISCAL YEAR OPTION VALUES(1)

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                     OPTIONS AT 1997 YEAR END          AT 1997 YEAR END
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Francis H. Olmstead, Jr.....    40,000       $740,000          0                0            0              0
Robert T. Parkey............    28,400        525,400          0                0            0              0
Geoffrey A. de Rohan........         0              0          0           10,000(2)         0              0

------------------------------
(1) None of Holdings' capital stock is publicly traded. Market value of the options was calculated on the basis of the fair market value of the underlying securities at December 31, 1997 of $4.00 per share as determined by Holdings' Board of Directors.

(2) Such options were cancelled in conjunction with the acquisition of Holdings in March 1998 by Anchor Acquisition Co.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements, effective as of April 1, 1996 (the "Agreements"), with each of Robert T. Parkey, Geoffrey A. de Rohan and Phyllis C. Best (each an "Employee" and, collectively, the "Employees").

     The initial employment terms, the base salaries and maximum bonus amounts (as a percentage of base salary) are set forth below:

                                                                                   MAXIMUM
                     EMPLOYEE                       INITIAL TERM    BASE SALARY    BONUS(1)
                     --------                       ------------    -----------    --------
Robert T. Parkey..................................    12/31/98       $161,000       40.0%
Geoffrey A. de Rohan..............................    12/31/98       $145,000       40.0%
Phyllis C. Best...................................    12/31/98       $125,000       40.0%

------------------------------
(1) The bonus will be computed on the Company's financial and other results and the overall performance of the Employee as determined in the sole discretion of the Board of Directors. The bonus will be paid, if at all, in the year following the year in which it is earned.

     Upon a termination of employment due to death or disability of the Employee, the Employee, or his estate, as the case may be, shall be entitled to one year's base salary plus the amount of the last full-year bonus, pro-rated to the effective date of termination. Upon a termination of employment by the Employee for Cause (as defined in the Agreements) or termination by the Company without Cause, the Employee shall be entitled to an amount equal to base salary and bonus (the amount of the last full-year bonus), both computed to the end of the term. Upon a termination of employment by the Employee without Cause or termination by the Company with Cause, the Company may pay, at its sole discretion, one-half of one year's base salary as consideration for a one-year non-competition agreement with the Employee. Upon a termination of employment due to expiration of the term of employment Anchor may pay, at its sole discretion, one year's base salary as consideration for a one-year non-competition agreement with the Employee. All severance payments pursuant to this paragraph will be paid in quarterly installments. Further, if the Employee obtains other employment during the period in which the Company is obligated to make severance payments, the Company's obligation to make such payments will be reduced by an amount equal to 75% of the total earnings such Employee makes from such other employment.

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS AGREEMENTS

     Each of the persons listed above as parties to Employment Agreements is also party to a Supplemental Executive Retirement Benefits Agreement (the "SERB Agreements") with the Company. Under these agreements, the above-mentioned Employees are, upon retirement (as defined in the SERB Agreements), entitled to a life-time annual retirement benefit (distributed monthly) calculated based upon the higher of two separate formulas (see note (3) below). The annual retirement benefits under one of these formulas are calculated based upon years of credited service (as defined in the SERB Agreements) and earnings (as defined in the SERB Agreements is set forth in the table below. The annual retirement benefits are subject to a reduction for the employee's vested accrued benefit under the North American Philips Plan and any defined benefit plan maintained by the Company. The SERB Agreements also provide for spousal survival benefit options and for death benefits under certain circumstances. Lastly, in the event of the sale or exchange of substantially all the assets of the Company or a merger, reorganization, consolidation or a change of control, the Employee is entitled to a lump sum payment in an amount equal to the actuarial equivalent of the Employee's normal retirement benefit unless the successor entity or resulting controlling entity expressly assumes in writing the obligations under the SERB Agreements.

                                                      YEARS OF CREDITED SERVICE
                                        ------------------------------------------------------
               EARNINGS                    15          20          25         30         35
               --------                 --------    --------    --------    -------    -------
$125,000..............................  $ 20,625    $ 27,500    $ 34,375     41,250     48,125
 150,000..............................    24,750      33,000      41,250     49,500     57,750
 175,000..............................    28,875      38,500      48,125     57,750     67,375
 200,000..............................    33,000      44,000      55,000     66,000     77,000
 250,000..............................    41,250      55,000      68,750     82,500     96,250
 300,000..............................    49,500      66,000      82,500     99,000    115,500
 400,000..............................    66,000      88,000     110,000    132,000    154,000
 450,000..............................    74,250      99,000     123,750    148,500    173,250
 500,000..............................    82,500     110,000     137,500    165,000    192,500

------------------------------
(1) The compensation covered by this plan is the average of the employee's highest five years, selected from the last ten calendar years, of earnings, which are defined under this plan as the total cash compensation paid to the employee during a calendar year includible in the employee's gross income under the Internal Revenue Code, excluding any expense reimbursements, deferred compensation payments, lump sum severance payments, stock options, or any distributions from any long-term incentive plan, or any long-term key employee compensation program.

(2) The credited years of service under this plan for each of the following persons as of June 1998 (except for Messrs. Votis, Fackler and Bauer) are as follows: Mr. Olmstead, 14.5833; Mr. Parkey, 13; Mr. de Rohan, 3.5; Ms. Best, 18.6667.

(3) The annual retirement benefit is the higher of (i) the product of (a) the average of employee's highest five years of earnings; (b) years of credited service under the plan (to a maximum of 43); and (c) 1.1% and (ii) the sum of (a) the product of (1) the average of employee's highest five years of earnings; (2) years of credited service under the plan (to maximum of 43); and (3) 1.0%; and (b) the product of (1) the amount by which the average of employee's highest five years of earnings exceeds the Average Social Security Taxable Wage Base; (2) years of credited service under the plan (to a maximum of 35); and (3) 0.6%. For purposes of this plan, the "Average Social Security Taxable Wage Base" is the average of the maximum limitation on wages subject to social security tax for the preceding 35 calendar years.

                           CERTAIN BENEFICIAL OWNERS

     AMM Holding, LLC owns all the outstanding capital stock of Holdings, which owns all the outstanding capital stock of Anchor Holdings, which owns all the outstanding capital stock of the Company. The following sets forth certain information regarding the beneficial ownership of the membership interests of AMM Holdings, LLC, which consist of Capital Units and Profit Units (each as defined in the LLC Agreement and, together the "Units"), as of July 31, 1998 by
(i) each person who, to the knowledge of Holdings, beneficially owns more than 5% of each of the outstanding Capital Units and the outstanding Project Units;
(ii) the directors of Holdings; (iii) certain executive officers of Holdings; and (iv) all directors and executive officers of Holdings as a group. None of the Capital Units and the Project Units are presently listed or traded on any securities exchange on securities market. The principal business address of AMM Holdings, LLC is c/o Galt Industries, Inc., 767 Fifth Avenue, Suite 506, New York, New York 10153, and its telephone number is (212) 758-0770.

                                                            PERCENTAGE OF                             PERCENTAGE OF
                                    NUMBER OF CAPITAL    OUTSTANDING CAPITAL    NUMBER OF PROFIT    OUTSTANDING PROFIT
                                    UNITS BENEFICIALLY   UNITS BENEFICIALLY    UNITS BENEFICIALLY   UNITS BENEFICIALLY
     NAME OF BENEFICIAL OWNER             OWNED                 OWNED                OWNED                OWNED
     ------------------------       ------------------   -------------------   ------------------   ------------------
George T. Votis(1)................          475                  4.7%                1,075                 10.8%
MPI(2)............................        7,564                  75.6                6,934                 69.3
Charles B. Schiele................            2                  0.02                  250                  2.5
Richard Fackler...................          600                   6.0                  600                  6.0
Montero, Inc......................        1,355                  13.5                  531                  5.3
Director and Officers of Holdings
  as a group (10 persons).........          479                   4.7                1,325                 13.3

---------------

(1) Subject to the provisions of Section 15 of the LLC Agreement ("Section 15") (discussed below), under Section 11 of the LLC Agreement each Member (as defined in the LLC Agreement) has agreed, at Mr. Votis' request, to transfer, pursuant to a bona fide sale to a person or entity, other than Mr. Votis or an Affiliate (as defined in the LLC Agreement) or member of the immediate family of Mr. Votis, the same proportion of its holdings of each class, series or type of interests in AMM Holdings, LLC as Mr. Votis transfers of his holdings of each class, series or type of interests in AMM Holdings, LLC in such transaction. Subject to the provisions of Section 15, under Section 10 of the LLC Agreement, if Mr. Votis determines to transfer, all or a portion of his interests in AMM Holdings, LLC, other than, among other things, a transfer after which Mr. Votis will continue to hold beneficially a majority of the outstanding Units, each Member has the right to include in such transfer the same proportion of its holdings of each class, series or type of interests in AMM Holdings, LLC as Mr. Votis transfers of his holdings of each class, series or type of interests in AMM Holdings, LLC in such transaction. Section 15 provides that, except as provided in, inter alia, Sections 10 and 11 of the LLC Agreement, other than Permitted Transfers (as defined in the LLC Agreement), no Member may sell, assign, give, pledge, hypothecate, encumber or otherwise transfer, including, without limitation, any assignment or transfer by operation of law or by order of court, such Member's interest in AMM Holdings, LLC or any part thereof, or in all or any part of the assets of AMM Holdings, LLC, without the consent of the Manager (currently Mr. Votis), which consent may be given or withheld in the Manager's sole discretion, and any purported assignment without such consent shall be null and void and of no effect whatsoever. As a result of the foregoing provisions of the LLC Agreement, Mr. Votis may be deemed to beneficially own the Units owned by the other Members. However, Mr. Votis disclaims beneficial ownership of such Units, other than the Units owned by MPI.

(2) George T. Votis owns all the outstanding capital stock of MPI and, therefore, beneficially owns all the Capital Units and Profit Units owned by MPI.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At December 31, 1997, Moll had a note receivable of $390,000 from an individual with ownership interest in certain entities that were partners of Moll. The note is payable in three equal annual installments beginning February 1, 1999 and bears interest at 9%.

     Moll paid management fees to certain related companies which are limited in amount under Moll's debt agreements. Management fee expense was approximately $1,363,000, $1,346,000 and $1,553,000 for 1995, 1996 and 1997, respectively. Of this amount, approximately $150,000 was recorded as an accrued liability at December 31, 1997.

     The Company leases land and buildings in Germany from an entity owned by certain entities that were partners of Moll. The lease expires on August 7, 1998, contains three automatic one year extensions and accrues rent at a rate of 790,000 Deutsche Marks ($439,000 per year based on the December 31, 1997 exchange rate). The Company recognized rent expense of $176,000 in 1997, which is included in accounts payable at December 31, 1997.

     From time to time, the Company leases warehouse space from Jack C. Lail, a former Director and Executive Vice President of Anchor, near its facilities in Seagrove, North Carolina. The Company paid a total of $64,000 for such warehouse space in 1997.

     Immediately prior to the Merger, Moll distributed its 69% Class B limited partnership interest in Reliance Products to certain of Moll's limited partners.

     Holdings used the proceeds of the Offering to fund (i) the Distribution to Holdings stockholders of approximately $33 million, of which $2 million was retained by Holdings stockholders and the remainder was used (a) to repay approximately $15.6 million of indebtedness held by Textek LLC, an affiliate of Holdings controlled by Mr. Votis, and (b) purchase the equity interests of a former Moll partner for $15.4 million, and (ii) the Equity Contribution to the Company of approximately $2 million. The Company will pay all of the fees and expenses related to the Offering.

     In connection with the acquisition by Mr. Votis of Anchor, Mr. Geoffrey A. de Rohan was granted a discretionary bonus of $400,000 by the Company in April 1998, $150,000 of which was paid to Mr. de Rohan in April 1998 and the remainder of which is expected to be paid over 12 months starting April 1998.

                              DESCRIPTION OF NOTES

GENERAL


     The New Notes will be issued pursuant to an Indenture (the "Indenture") between Holdings and State Street Bank and Trust Company, as trustee (the "Trustee"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. The New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer. See "-- Registration Rights; Liquidated Damages." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following is a summary of the material provisions of the Indenture. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."



     The Old Notes are, and the New Notes will be, general unsecured obligations of Holdings, the Old Notes rank and the New Notes will rank, pari passu in right of payment with all existing and future senior unsecured Indebtedness of Holdings and the Old Notes rank, and the New Notes will rank, senior in right of payment to all existing and future subordinated Indebtedness of Holdings. However, the Old Notes are, and the New Notes will be, (i) effectively subordinated to all secured obligations of Holdings, to the extent of the assets securing such obligations and (ii) structurally subordinated to all obligations of Holdings' subsidiaries. As of July 4, 1998, Holdings' subsidiaries had $337.5 million of outstanding liabilities (including trade payables). Subject to certain conditions, at July 4, 1998 approximately $48.8 million of capacity was available for borrowing by the Company under the Revolving Credit Facility. The Indenture permits the incurrence of additional Indebtedness in the future. However, after giving effect to the most restrictive covenants contained in the Company's loan documents, as of July 4, 1998, the maximum amount of Senior Debt that could be incurred by the Company in addition to $122.6 million of Senior Debt outstanding on such date was approximately $24 million.


     Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

     The operations of Holdings are conducted through its subsidiaries and, therefore, Holdings is dependent upon the cash flow of such subsidiaries to meet its obligations, including its obligations under the Notes. For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. As of the date of the Indenture, all of Holdings' subsidiaries are Restricted Subsidiaries. However, under certain circumstances, Holdings will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $68.0 million at maturity and will mature on July 1, 2009. Original issue discount on the Notes will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $68.0 million at July 1, 2003. Cash interest will not accrue on the Notes prior to July 1, 2003. Commencing July 1, 2003, cash interest on the Notes will accrue at the rate of 13 1/2% per annum, and will be payable semiannually in arrears on January 1 and July 1 of each year, commencing January 1, 2004, to Holders of record on the immediately preceding May 15 and December
15. No cash interest will be payable on the Notes prior to January 1, 2004. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and

Liquidated Damages, if any, and interest on the Notes will be payable at the office or agency of Holdings maintained for such purpose within the City and State of New York or, at the option of Holdings, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to Holdings will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by Holdings, Holdings' office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     On or after July 1, 2003, the Notes will be subject to redemption at any time at the option of Holdings, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

YEAR                                                           PERCENTAGE
2003........................................................        106.750%
2004........................................................        104.500%
2005........................................................        102.250%
2006 and thereafter.........................................        100.000%

     In addition, at any time prior to July 1, 2003, the Notes will be redeemable at the option of Holdings, in whole but not in part, in cash at a redemption price of 113.5% of the Accreted Value thereof (determined as of the date of redemption), plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of a Public Equity Offering.

SELECTION AND NOTICE

     If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 in principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," Holdings is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require Holdings to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101%
of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after July 1, 2003) (the "Change of Control Payment"). The Indenture provides that prior to the mailing of the notice referred to below, but in any event within 90 days following a Change of Control, Holdings will covenant to repurchase the Notes pursuant to the provisions described below. Holdings' failure to comply with this covenant shall constitute an Event of Default described in clause (iv) and not in clause (iii) under "--Events of Default" below.

     Within 30 calendar days following any Change of Control, Holdings will mail a notice to each Holder stating: (i) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the "Change of Control Payment Date");
(iii) that any Note not tendered will continue to accrue interest; (iv) that, unless Holdings defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder's election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, Holdings will, to the extent lawful,
(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Holdings. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Holdings repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Finally, Holdings' ability to pay cash to the Holders of Notes upon a repurchase may be limited by Holdings' then existing financial resources. See "Risk Factors -- Limitations on Ability to Make Change of Control Payment."

     Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Holdings and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) (a) any transaction (including a merger or consolidation) the result of which is that any "person" or "group" (each within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all Capital Stock of Holdings, or a successor entity normally entitled to vote in the election of directors, managers or trustees, as applicable, calculated on a fully diluted basis, and (b) as a result of the consummation of such transaction, any "person" or "group" (each as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the voting stock of Holdings than is at the time "beneficially owned" (as defined above) by the Principals, or (ii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors, or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Holdings and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of Holdings shall be deemed to be a transfer of such percentage of such voting stock as corresponds to the percentage of the equity of such entity that has been so transferred.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Holdings to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of either (a) a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (b) a majority in interest of the Principals. For purposes of the foregoing, a "majority in interest of the Principals" shall mean any group of Principals who beneficially own in the aggregate more than 50% of the Capital Stock of Holdings held by all of the Principals.

     "Principals" means Mr. George T. Votis and Mr. Anastasios Votis.

     "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust (including any related trustee), corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

  Asset Sales

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee with respect to any Asset Sale involving in excess of $1.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet) of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are immediately converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiary, as the case may be, may apply such Net Proceeds from such Asset Sale to apply such Net Proceeds to repayment of Indebtedness of a Restricted Subsidiary (in the case of Net Proceeds from an Asset Sale effected by a Restricted Subsidiary) or to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same or a similar line of business as Holdings or any of its Restricted Subsidiaries were engaged in on the date of the Indenture or in businesses reasonably related thereto. Pending the final application of any such Net Proceeds, Holdings may temporarily reduce Indebtedness under the Revolving Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Holdings will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to (i) 100% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of repurchase (if such date of repurchase is prior to July 1, 2003) or (ii) 100% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (if such date of repurchase is prior to July 1, 2003), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings may use any remaining Excess Proceeds for general corporate purposes. If the Accreted Value or aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings) or to the direct or indirect holders of Holdings' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or such Restricted Subsidiary or dividends or distributions payable to Holdings or any Restricted Subsidiary of Holdings); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings or any Affiliate of Holdings that is not a Subsidiary (other than any such Equity Interests owned by Holdings or any Wholly Owned Restricted Subsidiary of Holdings); (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value prior to a scheduled mandatory sinking fund payment date or final maturity date any Indebtedness that is pari passu with or subordinated to the Notes (other than the Notes); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

          (a) no default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

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

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the first full Fiscal quarter after the date of the Indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by Holdings from the issue or sale since the date of the Indenture of Equity Interests of Holdings (other than Disqualified Stock) or of Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of Holdings and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus
     (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

     The foregoing provisions will not prohibit (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Holdings) of, other Equity Interests of Holdings (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Restricted Subsidiary of Holdings) of Equity Interests of Holdings (other than Disqualified Stock); (iv) the purchase, redemption or other acquisition prior to the stated maturity thereof of Indebtedness that is subordinated to the Notes in exchange for or out of the net cash proceeds of a substantially concurrent issue and sale (other than to Holdings or any of its Restricted Subsidiaries) of new Indebtedness; provided that (x) the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so refinanced (plus the amount of such reasonable expenses incurred in connection therewith), (y) such new Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (z) the new Indebtedness shall be subordinate in right of payment to the Notes; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings held by any member of Holdings' (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or in connection with the termination of employment of any employees or management of Holdings or its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in the aggregate plus the aggregate cash proceeds received by Holdings after the date of the Indenture from any reissuance of Equity Interests by Holdings to members of management of Holdings and its Restricted Subsidiaries and no Default or Event of Default shall have occurred and be continuing immediately after any such transaction; (vi) Investments received by Holdings and its Restricted Subsidiaries as non-cash consideration from Asset Sales to the extent permitted by the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;" (vii) the payment of any dividend or distribution by a Subsidiary of Holdings to the holders of its Common Equity Interests on a pro rata basis; (viii) other Restricted Payments not to exceed $3.0 million in the aggregate, and (ix) distributions to the former partners of Moll for tax liabilities of such partners for periods prior to the date of the Indenture in an amount not to exceed the product of (A) the taxable income of Moll for the related period and (B) the maximum combined federal, state and local income tax rates applicable to a resident of New York City.

     The amount of all Restricted Payments (other than cash or Cash Equivalents) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the

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

Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, Holdings shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (i) the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness under the Revolving Credit Facility; provided that the aggregate principal amount of all revolving credit Indebtedness and letters of credit of Holdings and its Subsidiaries outstanding under all Credit Facilities after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Subsidiaries thereunder) does not exceed the greater of (x) $50.0 million or (y) the amount of the Borrowing Base as of the date of such incurrence;

          (ii) Guarantees of the Indebtedness under the Revolving Credit Facility required by the Revolving Credit Facility and Guarantees permitted under or required by the Indenture, the Company Notes Indenture and the Senior Notes Indenture;

          (iii) the incurrence by Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by Holdings of Indebtedness represented by (a) the Notes and the Indenture and the incurrence by Restricted Subsidiaries of Guarantees permitted to be incurred under the Indenture, (b) the Company Notes and the Company Notes Indenture and the incurrence by Restricted Subsidiaries of Guarantees required or permitted to be incurred under the Company Notes Indenture and (c) the Senior Notes and the Senior Notes Indenture and the incurrence by Restricted Subsidiaries of Guarantees required or permitted to be incurred under the Senior Notes Indenture;

          (v) the incurrence by Holdings or any of its Restricted Subsidiaries of Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Holdings or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

          (vi) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by Holdings or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Holdings or one of its Restricted Subsidiaries; and provided, further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $5.0 million;

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

          (vii) the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

          (viii) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if Holdings is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be;

          (ix) the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of Revolving Credit Facility or the Indenture to be outstanding; and

          (x) the Guarantee by Holdings of Indebtedness of a Restricted Subsidiary of Holdings that was permitted to be incurred by another provision of this covenant.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries, (ii) make loans or advances to Holdings or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Revolving Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) the Company Notes and the Company Notes Indenture and the Senior Notes and the Senior Notes Indenture, (e) applicable law, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in

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

effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (g) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (h) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced,
(j) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements that restrict the assignees of such agreements or any rights thereunder; (k) restrictions with respect to a Subsidiary of Holdings imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; or (l) any restriction on the ability of Holdings or any Restricted Subsidiary to transfer any property or assets on account of a Permitted Lien.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that Holdings may not consolidate or merge with or into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) Holdings is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Holdings under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) Holdings or the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Holdings immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock." The Indenture also provides that Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among Holdings and its Wholly Owned Subsidiaries.

  Transactions with Affiliates

     The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to or enter into any other transaction with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person and (ii) Holdings delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate

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

Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (v) any leases relating to real property in Germany between the Company and any of the Principals, as in effect on the date of the Indenture, (w) any employment agreement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Holdings or such Restricted Subsidiary, (x) transactions between or among Holdings and/or its Restricted Subsidiaries, (y) investment banking and management fees in an aggregate amount no greater than $180,000 per annum plus reimbursement of expenses to be paid by the Company to Galt Industries, Inc. or its successors and assigns, and (z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

     The Indenture provides that Holdings (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of Holdings to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of Holdings to any Person (other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Holdings or a Wholly Owned Restricted Subsidiary of Holdings.

  Limitations on Business Activities of Anchor Holdings

     Holdings will not permit Anchor Holdings to engage in any business or make any Investments, other than such businesses or Investments that Anchor Holdings is engaged in or has made as of the date of the Indenture; provided, however, that the foregoing shall not affect the ability of any Subsidiary of Anchor Holdings, including, without limitation, the Company, to engage in any business or make any Investments.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, Holdings will furnish to the Holders of Notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holdings' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by Holdings to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock";
(iv) failure by Holdings for 60 days after notice to comply with any of

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

its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if such (a) default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (b) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other Indebtedness that has been accelerated or not paid at maturity, exceeds $5.0 million; (vi) failure by Holdings or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to Holdings or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately provided, that so long as any Indebtedness permitted to be incurred pursuant to the Revolving Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Revolving Credit Facility or (ii) five business days after receipt by Holdings of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings or any Restricted Subsidiary that is a Significant Subsidiary, the principal of, and premium and Liquidated Damages, if any, and any accrued and unpaid interest on all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and
(b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have had to pay if Holdings then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to July 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium, if any, or interest on the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     Holdings is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holdings is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Holdings, as such, shall have any liability for any obligations of Holdings under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) Holdings' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Holdings' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Cash Equivalents, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or
(B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee con-firming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) Holdings must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Holdings must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of Holdings

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

with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others; and (viii) Holdings must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holdings may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holdings is not required to transfer or exchange any Note selected for redemption. Also, Holdings is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, Holdings and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of Holdings' obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Holdings or any Affiliate of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to AM Holdings, Inc., 1111 Northshore Drive, Suite N-600, Knoxville, Tennessee 37919, Attention: Chief Financial Officer.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     DTC has advised Holdings that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participation (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

     Holdings expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. Holdings understands that under existing industry practice, in the event Holdings requests any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither Holdings nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

     Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, Holdings and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither Holdings nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

  Certificated Securities

     If (i) DTC notifies Holdings in writing that it is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and Holdings is unable to locate a qualified successor within 90 days, (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither Holdings nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

  Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, Holdings will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Holdings expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

  Registration Rights; Liquidated Damages

     Holdings and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. In the Registration Rights Agreement, Holdings has agreed to file the Exchange Offer Registration Statement with the Commission within 45 days of the Closing Date, and use its best efforts to have it declared effective at the earliest possible time. Holdings has also agreed to use its best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. Pursuant to the Exchange Offer, certain Holders of Notes which constitute Transfer Restricted Securities (as defined below) may exchange their Transfer Restricted Securities for registered Exchange Notes. To participate in the Exchange Offer, each Holder must represent that it is not an affiliate of Holdings, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes that are issued in the Exchange Offer, and that it is acquiring the Exchange Notes in the Exchange Offer in its ordinary course of business.

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Notes which are Transfer Restricted Securities notifies Holdings prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Notes acquired directly from Holdings or any of Holdings' affiliates, Holdings will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provide, Holdings with certain information for inclusion in the Shelf Registration Statement.


     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each (A) Note, until the earliest to occur of (i) the date on which such Note is exchanged in the Exchange Offer for an Exchange Note which is entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement (and purchasers thereof have been issued Exchange Notes) or (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act and each (B) Exchange Note held by a Broker Dealer until the date on which such Exchange Note is disposed of by a Broker Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including the delivery of the Prospectus contained therein).


     The Registration Rights Agreement provides that (i) if Holdings fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 45th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 180th day after the Closing Date, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective (iv) if obligated to file the Shelf Registration Statement and Holdings fails to file the Shelf Registration Statement with the Commission on or prior to the 60th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each such event being a Registration Default), Holdings agrees to pay to each Holder of Transfer Restricted Securities affected thereby Liquidated Damages in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities.

Holdings shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by Holdings to Holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means for each $1,000 of Notes, as of any date of determination prior to July 1, 2003, the sum of (i) the initial offering price of each Note and (ii) that portion of the excess of the principal amount of each Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each January 1 and July 1 at the rate of 13 1/2% per annum from the date of issuance of the Notes through the date of determination.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control' (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Anchor Holdings" means Anchor Holdings, Inc. and all successors thereto.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by Holdings or any of its Restricted Subsidiaries of Equity Interests of any of Holdings' Subsidiaries, in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by Holdings to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Holdings or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Holdings or to another Wholly Owned Restricted Subsidiary, and
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 90 days past due, plus (b) 50% of the book value of all inventory (excluding work in progress) owned by the Company and its Restricted Subsidiaries as of such date, plus (c) 25% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date that is work in progress, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or trade payables as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "Business Day" means any day that is not a Legal Holiday.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation, a division of the McGraw-Hill Companies, Inc., and in each case maturing within six months after the date of acquisition.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period and deferred finance charges) and other non-cash charges of such Person and its Restricted Subsidiaries for such period (excluding any such non-cash charges to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash charges that was paid in a prior period) to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Restricted Subsidiary that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Holdings or any of its Wholly Owned Restricted Subsidiaries, (ii) the Net Income of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Credit Facilities" means, with respect to Holdings, one or more debt facilities or commercial paper facilities (including the Revolving Credit Facility), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Existing Indebtedness" means up to $21.7 million in aggregate principal amount of Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted

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

Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Indebtedness shall include interest accruing after the filing of any bankruptcy petition whether or not the claim for such interest is admitted as a claim after such filing in such proceeding.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by Holdings for consideration consisting of common equity securities of Holdings shall not be deemed to be an Investment. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banks in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means the additional amounts (if any) payable by Holdings in the event of a Registration Default under, and as defined in, the Registration Rights Agreement.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Revolving Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that

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

would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities (including any amounts payable in respect of obligations to register securities of Holdings under the Securities Act) payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed on behalf of Holdings by two Officers of Holdings, one of whom must be the principal executive officer, the principal financial officer, the treasurer, or the principal accounting officer of Holdings, that meets the requirements of the Indenture.

     "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the Indenture. The counsel may be an employee of or counsel to Holdings (or any Guarantor, if applicable), any Subsidiary of Holdings or the Trustee.

     "Permitted Investments" means (a) any Investment in Holdings or in a Restricted Subsidiary of Holdings that is engaged in the same or a similar line of business as Holdings and its Restricted Subsidiaries were engaged in on the date of the Indenture; (b) any Investment in Cash Equivalents; (c) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of Holdings that is engaged in the same or a similar line of business as Holdings and its Subsidiaries were engaged in on the date of the Indenture or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings that is engaged in the same or a similar line of business as Holdings and its Restricted Subsidiaries were engaged in on the date of the Indenture; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings; and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $5.0 million.

     "Permitted Liens" means

          (i) any Lien existing on property of Holdings or any Subsidiary on the date of the Indenture securing Indebtedness outstanding on such date;

          (ii) any Lien securing obligations under the Revolving Credit Facility and any Guarantee thereof, which obligations or Guarantee are permitted by the terms of the Indenture to be incurred and outstanding;

          (iii) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

          (iv) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (v) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

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

          (vi) Liens on property of Holdings or any Subsidiary securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (b) surety bonds (excluding appeal bonds and bonds posted in connection with court proceedings or judgments) and (c) other non-delinquent obligations of a like nature, including pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, in each case, incurred in the ordinary course of business;

          (vii) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments; provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for Holdings and its Subsidiaries do not exceed $3.0 million;

          (viii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Holdings and its Subsidiaries taken as a whole;

          (ix) purchase money security interests on any property acquired by Holdings or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (a) any such Lien attaches to such property concurrently with or within 90 days after the acquisition thereof, (b) such Lien attaches solely to the property so acquired in such transaction, (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property and (d) the principal amount of the Indebtedness secured by all such purchase money security interests shall not at any time exceed $5.0 million;

          (x) Liens securing obligations in respect of Capital Lease Obligations on assets subject to such leases, provided that such Capital Lease Obligations are otherwise permitted hereunder;

          (xi) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (b) such deposit account is not intended by Holdings or any Subsidiary to provide collateral to the depository institution;

          (xii) Liens in favor of Holdings or any Wholly Owned Restricted Subsidiary;

          (xiii) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or such Person is merged into or consolidated with Holdings or any Restricted Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings;

          (xiv) Liens on property existing at the time of acquisition thereof by Holdings or any Restricted Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (xv) extensions, renewals and replacements of Liens referred to in clauses (i) through (xiv) above; provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal or replacement; and

          (xvi) Liens securing other Indebtedness of Holdings and its Subsidiaries not expressly permitted by clauses (i) through (xv) above; provided that the aggregate amount of the Indebtedness secured by Liens permitted pursuant to this clause (xvi) does not exceed $3.0 million in the aggregate and provided, further that such Indebtedness was permitted to be incurred by the terms of the Indenture.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Holdings or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness outstanding or available to be borrowed of Holdings or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness outstanding or available to be borrowed so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness outstanding or available to be borrowed being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness outstanding or available to be borrowed being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness outstanding or available to be borrowed being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness outstanding or available to be borrowed being extended, refinanced, renewed, replaced, defeased or refunded.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of Holdings resulting in cash proceeds to Holdings of at least $25.0 million.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any subsidiary of Holdings on the date of this Indenture that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the credit facility among the Company, Anchor Holdings, the lenders party thereto in their capacities as lenders thereunder and NationsBank, N.A., as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock")) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary of Holdings than those that might be obtained at the time from Persons who are not Affiliates of Holdings;
(c) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Holdings shall be in default of such covenant). The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of certain indebtedness of Holdings is subject to and qualified in its entirety by reference to the detailed provisions of the agreements and instruments to which the summary relates. Copies of such agreements and instruments are available upon request.

COMPANY NOTES

     The Company issued $130 million principal amount of 10 1/2% Senior Subordinated Notes due 2008 pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Interest on the Company Notes is payable semiannually on each January 1 and July 1. The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, the Old Notes rank, and the New Notes will rank, subordinate in right of payment to all Senior Debt (as defined in the Company Notes Indenture) and the Old Notes rank, and the New Notes will rank, senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The Old Notes are, and the New Notes will be, effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries.

     The Company Notes may be redeemed at the option of the Company in whole or in part at any time on or after July 1, 2003 in cash at the redemption prices set forth in the Company Notes Indenture, plus accrued and unpaid interest and Liquidated Damages (as defined in the Company Notes Indenture), if any, thereon to the date of redemption. In addition, at any time prior to July 1, 2003, the Company may on any one or more occasions redeem up to 35% of the initially outstanding aggregate principal amount of the Company Notes at a redemption price equal to 110.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined in the Company Notes Indenture); provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of the Company Notes remains outstanding immediately after the occurrence of any such redemption.

     The Company Notes Indenture contains various restrictive covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments,
(ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons.

     Events of default under the Company Notes Indenture include, among other things, (i) default for 30 days in the payment when due of interest on the Company Notes; (ii) default in payment when due of the principal of or premium, if any, on the Company Notes; (iii) failure by the Company to comply with the covenants contained in the Company Notes Indenture, subject in certain instances to grace periods; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined in the Company Notes Indenture) for money borrowed by the Company or any of its Restricted Subsidiaries (as defined in the Company Notes Indenture) (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Company Notes Indenture, if such (a) default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (b) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other Indebtedness that has been accelerated or not paid at maturity, exceeds $5.0 million; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries and (viii) except as permitted by the Company Notes Indenture, any guarantee of the Company Notes issued by a guarantor of such Company Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor of the Company Notes or any Person acting on any such guarantor shall deny or disaffirm its obligations under its quarantee.

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

SENIOR NOTES

     On March 27,1997, Anchor issued $100 million principal amount of 11 3/4% Senior Notes due 2004 (the "Original Senior Notes") pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Anchor consummated an exchange offer registered under the Securities Act to exchange the Original Senior Notes for the Senior Notes, which have terms substantially identical in all material respects to the Original Senior Notes. Interest is payable semiannually on each April 1 and October 1. Immediately after the consummation of the Merger, the Senior Notes have become unsecured obligations of the Company senior to all subordinated debt of the Company and rank pari passu with all other existing and future senior debt of the Company and mature on April 1, 2004. The Senior Notes are guaranteed on a senior basis (the "Senior Note Guarantee") by Anchor Holdings (the "Senior Notes Guarantor"). The Senior Note Guarantee is an unconditional obligation of the Senior Notes Guarantor. Pursuant to the Senior Notes Indenture, the Senior Notes have also been guaranteed by certain Restricted Subsidiaries (as defined in the Senior Note Indenture) of the Company. Such guarantees are unconditional obligations of such Restricted Subsidiaries.

     The Senior Notes may be redeemed at the option of the Company in whole or in part at any time on or after April 1, 2001 in cash at the redemption prices set forth in the Senior Notes Indenture, plus accrued and unpaid interest and Liquidated Damages (as defined in the Senior Notes Indenture), if any, thereon to the date of redemption. In addition, at any time prior to April 1, 2000, the Company may on any one or more occasions redeem up to 35% of the initially outstanding aggregate principal amount of the Senior Notes at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined in the Senior Notes Indenture); provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of the Senior Notes remains outstanding immediately after the occurrence of any such redemption.

     The Senior Notes Indenture contains various restrictive covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments,
(ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons.

     Events of default under the Senior Notes Indenture include, among other things, (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company to comply with the covenants contained in the Senior Notes Indenture, subject in certain instances to grace periods; (iv) failure by the Company or the Senior Notes Guarantor for 60 days after notice to comply with any of its other agreements in the Senior Notes Indenture, the Senior Notes or the Senior Note Guarantee; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined in the Senior Notes Indenture) for money borrowed by the Company or any of its Restricted Subsidiaries (as defined in the Senior Notes Indenture) (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Notes Indenture, if such (a) default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (b) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other Indebtedness that has been accelerated or not paid at maturity, exceeds $5.0 million; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; and (viii) except as permitted by the Senior Notes Indenture, any Senior Note Guarantee issued by a Senior Notes Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Senior Notes Guarantor or any Person acting on behalf of any Senior Notes Guarantor shall deny or disaffirm its obligations under its Senior Note Guarantee.

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

CONNECTICUT NOTES AND GRANT

     The Company has issued a series of notes (the "Connecticut Notes") to the Connecticut Development Authority in the aggregate principal amount of $605,000. Each such note has a maturity of six years and bears interest at a rate of 5% per annum. The Company has also received a grant of $1,000,000 from the State of Connecticut, Department of Economic Development. Such grant is subject to certain requirements, among other things, that the Company: (i) retain operations in Connecticut for no less than 10 years and (ii) fund at least 50% of the entire project. Failure to meet these conditions would require immediate repayment of all amounts advanced to the Company ($1,479,928 as of December 31, 1997) and further, such failure would constitute an event of default under the Connecticut Notes.

REVOLVING CREDIT FACILITY


     General. Concurrently with the Offering, the Company amended its then existing credit facility (as amended, the "Revolving Credit Facility") with NationsBank, N.A., as Agent and sole lender. The Revolving Credit Facility provides for revolving loans to the Company in an aggregate amount not to exceed $50.0 million, with a $10.0 million sublimit for the issuance of standby and commercial letters of credit and a $20.0 million sublimit for the making of foreign currency loans. It is anticipated that the Revolving Credit Facility will be syndicated.



     Availability. Borrowings under the Revolving Credit Facility are subject to a borrowing base equal to the sum of (a) 85% of "eligible receivables", (b) 50% of "eligible inventory" which is not work-in-process inventory and (c) the lesser of $5,000,000 and 25% of "eligible inventory" which is work-in-process inventory (as such terms are defined in the Revolving Credit Facility), where such inventory is valued at the lesser of book value or fair market value.


     Security. The Revolving Credit Facility is secured by (i) a first priority perfected security interest in (a) 100% of the equity interests in all domestic subsidiaries of the Company, (b) in the event that any foreign subsidiary of the Company which is a direct foreign subsidiary of the Company or any of its domestic subsidiaries shall have 5% or more of consolidated total assets or consolidated EBITDA, 65% of the equity interests in such foreign subsidiary, and
(c) all of the inventory, trademarks, trademark licenses, accounts receivable, cash and cash equivalents maintained on deposit with the Agent and books and records relating to the foregoing, of the Company and its domestic subsidiaries, which assets shall not be subject to any other lien or encumbrance, except for liens permitted under the Revolving Credit Facility, and (ii) a negative pledge (subject to certain carve-outs) upon all other present and future assets and properties of the Company and all of the domestic and foreign subsidiaries of the Company (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles).

     The foregoing security shall ratably secure the Revolving Credit Facility and any interest rate swap/foreign currency swap or similar agreements with a lender (or any affiliate of a lender) under the Revolving Credit Facility.


     Guarantees. Anchor Holdings has guaranteed the Company's obligations under the Revolving Credit Facility. Additionally, in the event that any person becomes Designated Subsidiary (defined in the Revolving Credit Facility as, at any time, any direct or indirect subsidiary of the Company having at such time any outstanding guarantee obligations in respect of any Funded Indebtedness (as defined in the Revolving Credit Facility) of the Company other than the indebtedness arising under the Senior Notes Indenture and the Senior Notes) of the Company, the Company shall cause such person to execute a Joinder Agreement (as defined in the Revolving Credit Facility) by which such person shall be deemed to be a party to the Revolving Credit Facility, and shall have all of the obligations of a Guarantor (as defined in the Revolving Credit Facility), provided, however, if such Designated Subsidiary is a foreign subsidiary of the Company, such Joinder Agreement shall provide that the obligations of such person under the Revolving Credit Facility shall be limited to the extent necessary to cause such obligations to be in compliance with the laws of such person's jurisdiction of incorporation.


     Maturity.  The Revolving Credit Facility will mature on June 30, 2003.

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

     Interest Rate. The Revolving Credit Facility bears interest at a rate equal to IBOR plus an applicable margin, which initially is 200 basis points or the Base Rate (defined as the higher of (i) the prime rate of NationsBank, N.A. and (ii) the Federal Funds rate plus 1/2%) plus an applicable margin, which initially is 100 basis points. The Company may select interest periods of one, two, three or six months for IBOR loans, subject to availability. A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.


     Covenants. The Revolving Credit Facility contains covenants customary for working capital financings, including, without limitation: (i) restrictions on capital expenditures, incurrence of additional indebtedness, dividends and redemptions; and (ii) restrictions on mergers, acquisitions and sales of assets. Additionally, the Revolving Credit Facility contains the following three financial covenants:



     (a) the Interest Coverage Ratio (EBITDA to cash interest expense), as of the last day of each fiscal quarter of the Consolidated Parties (being Anchor Holdings and its subsidiaries) calculated on a twelve month rolling basis, shall be greater than or equal to (i) for the period from June 26, 1998 to and including the next to last day of the fiscal quarter of the Company ending in December, 2000, 2.00 to 1.00, (ii) for the period from the last day of the fiscal quarter of the Company ending in December, 2000 to and including the next to last day of the fiscal quarter of the Company ending in December, 2001, 2.15 to 1.00, and (iii) for the period from the last day of the fiscal quarter of the Company ending in December, 2001 and at all times thereafter, 2.50 to 1.00;



     (b) the Leverage Ratio (funded indebtedness net of cash and cash equivalents to EBITDA), as of the last day of each fiscal quarter of the Consolidated Parties, shall be less than or equal to (i) for the period from June 26, 1998 to and including the next to last day of the fiscal quarter of the Company ending in December, 1998, 4.75 to 1.00, (ii) for the period from the last day of the fiscal quarter of the Company ending in December, 1998 to and including the next to last day of the fiscal quarter of the Company ending in December, 2000, 4.50 to 1.00, and (iii) for the period from the last day of the fiscal quarter of the Company ending in December, 2000 and at all times thereafter, 4.00 to 1.00; and



     (c) at all times Consolidated Net Worth (Deficit) (shareholders' equity or net worth) shall be greater than or equal to the sum of ($6,000,000), increased on a cumulative basis by an amount equal to (i) as of the end of each fiscal quarter of the Company, commencing with the fiscal quarter of the Company ending in September, 1998, 50% of Consolidated Net Income (as defined in the Revolving Credit Facility) (to the extent positive) for the fiscal quarter then ended and
(ii) as of the date of any Equity Issuance (as defined in the Revolving Credit Facility), 100% of the Net Proceeds (as defined in the Senior Note Indenture and the Indenture) of any Equity Issuance.



     Events of Default. The Revolving Credit Facility contains events of default customary for working capital facilities, including, without limitation:
(i) non payment of principal, interest, fees or other amounts, (ii) violation of covenants, and (iii) inaccuracy of representations and warranties.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States Federal income tax consequences relevant to the purchase, ownership, and disposition of Notes by an initial purchaser of Notes. This summary is based upon existing United States Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States Federal income taxation which may be important to particular Holders in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the Notes as a part of a straddle, hedge, or synthetic security transaction for United States Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). Prospective investors are urged to consult their tax advisors regarding the United States Federal, state, local, and foreign income and other tax considerations of the purchase, ownership, and disposition of the Notes.

     For purposes of this summary, a "U.S. Holder" is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate that is subject to United States Federal income taxation without regard to the source of its income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

                                  U.S. HOLDERS

     The following discussion is limited to the federal income tax consequences relevant to U.S. Holders. Certain federal income tax consequences relevant to a Holder that, for United States Federal income tax purposes, is not a U.S. Holder (a "Non-U.S. Holder") are discussed separately below. The federal income tax consequences to Holders of the exchange of Notes for New Notes pursuant to the Exchange Offer ("Tendering Holders") are also discussed separately below.

ORIGINAL ISSUE DISCOUNT

     The Notes will be issued with original issue discount ("OID") for United States Federal income tax purposes. All U.S. Holders will be required to include OID in income as it accrues, regardless of such U.S. Holder's regular method of accounting for federal income tax purposes, and in advance of the receipt of cash attributable to that income. OID generally will be treated as interest income to the U.S. Holder and will accrue on a yield-to-maturity basis over the life of the Notes, as discussed below.

     The amount of OID with respect to a Note will be an amount equal to the excess of the "stated redemption price at maturity" of such Note over the "issue price" of such Note. The issue price of a Note will be the initial price at which a substantial portion of the Notes are sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Under applicable Treasury regulations, all payments under a debt instrument are included in its stated redemption price at maturity unless they are unconditionally required to be paid at least annually at a single fixed rate over the term of the debt instrument. Accordingly, because Holdings is not required to pay cash interest prior to July 1, 2003, all payments on the Notes will be included in the Notes' stated redemption price at maturity, and the Notes will therefore bear significant OID.

     The amount of OID accruing to a Holder with respect to any Note will be the sum of the "daily portions" of OID with respect to such Note for each day during the taxable year (or portion thereof) on which such Holder owns such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" (in the case of the Notes, any six-month period, or longer initial period, that ends on July 1 or January 1) the pro rata portion of the OID allocable to that accrual period. The amount of OID accruing during any full accrual period with respect to a Note will be equal to the product of the "adjusted issue price" of such Note at the beginning of that accrual period, and the "yield to maturity" of such Note (taking into account the length of the accrual period). The adjusted issue price of a Note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) any payments made on the Notes during the preceding accrual period and on the first day of such subsequent accrual period. The yield to maturity of a Note is the discount rate that, when used in computing the present value of all payments to be made on a Note, produces an amount equal to the issue price of the Note.

     The general effect of the OID rules is that U.S. Holders, including those holders that use a cash-basis method of accounting, will be required to accrue OID as interest income with respect to the Notes over their term based on the Notes' yield to maturity (which will differ from their stated interest rate). Cash payments on the Notes will not be separately included in a U.S. Holders's income as interest, but rather will be treated first as payments of previously accrued OID and then as payments of principal.

     In the event of a Change of Control, the Holders of Notes will have the right to require Holdings to purchase their Notes. The Treasury Regulations provide that the right of Holders of the Notes to require redemption of the Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the Issue Date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. Holdings does not intend to treat this redemption provision of the Notes as affecting the computation of the yield to maturity of the Notes.

     Holdings may redeem the Notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the Notes any time prior to the maturity date. Under the Treasury Regulations, Holdings is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. Holdings believes, and intends to take the position, that it will not be treated as having exercised an option to redeem under these rules.

     In certain cases, in the event Holdings does not comply with certain covenants set forth in the Registration Rights Agreement, Holdings will be obligated to pay specified liquidated damages to the Holders of the Notes. Holdings believes the contingency that Holdings will pay such additional amounts is "remote and incidental" within the meaning of the applicable Treasury Regulations. On that basis, Holdings believes that the possibility that such additional amounts may be paid should not be taken into account in computing OID.

     Holdings will furnish annually to the Internal Revenue Service (the "Service") and to U.S. Holders the amount of OID that accrued on the Notes for that year. Such information will be based on the accruals of OID as if the holder were the original holder of the Notes. Accordingly, subsequent holders may be required to adjust the amount of OID, if any, they are required to report.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     The Code provides rules that affect the tax treatment of certain high yield discount instruments issued with "significant OID" ("AHYDOs"). As described above, the Notes will bear significant OID and thus, will constitute AHYDOs because their yield to maturity will exceed the applicable federal rate (the "AFR") in effect for the calendar month in which they are issued plus five percentage points. Under the AHYDO provisions, Holdings will not be entitled to deduct OID that accrues with respect to the Notes and that is not attributable to the "disqualified portion" (as described below), until amounts attributable to such OID are paid in cash.

     In addition, if the yield to maturity of the Notes exceeds the sum of the relevant AFR plus six percentage points (such excess, the "Excess Yield"), then
(i) the disqualified portion of the OID accruing on the Notes will not be deductible by Holdings, and may be treated as a dividend distribution for purposes of the dividends received deduction with respect to U.S. Holders that are corporations, and (ii) the remainder of the OID accruing on the Notes will not be deductible by Holdings until paid in cash. In general, the disqualified portion

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

of OID for any accrual period will equal the product of (a) a percentage determined by dividing the Excess Yield by the yield to maturity and (b) the OID for the accrual period.

     Assuming a corporate U.S. Holder satisfies the requirements of Sections 243, 246 and 246A of the Code, such holder will be entitled to a dividends received deduction with respect to any disqualified portion of the accrued OID to the extent that Holdings has sufficient current or accumulated "earnings and profits." To the extent that Holdings' earnings and profits are insufficient, any portion of the OID that otherwise would be characterized as a dividend for purposes of the dividends received deduction will be taxed as ordinary interest income in accordance with the rules described in "-- Original Issue Discount."

SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION OF THE NOTES

     Gain or loss upon a sale or other disposition of a Note will be measured by the difference between the amount of cash and the fair market value of property received with respect to such sale and the U.S. Holder's adjusted tax basis in such Note. A U.S. Holder's adjusted tax basis in a Note generally will be equal to the cost of the Note (i.e., in the case of an initial purchaser, the Note's issue price) increased by the amount of OID that is included in such holder's income prior to the date of sale or disposition and reduced by all payments received by the holder with respect to the Note as of the date of sale or other taxable disposition. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year. In the case of an individual U.S. Holder of a note, the maximum federal income tax rate applicable to net long-term capital gains is twenty-eight percent (28%) if the Note was held for greater than one year but less than eighteen months and twenty percent (20%) if the Note was held for more than eighteen months.

EXCHANGE OFFER

     The exchange of Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes will not differ materially in kind or extent from the Notes and because the exchange will occur by operation of the terms of the Notes. As a result, there should be no federal income tax consequences to Tendering Holders exchanging Notes for New Notes pursuant to the Exchange Offer.

LIQUIDATED DAMAGES

     Holdings intends to take the position that any Liquidated Damages described above under "Description of Notes -- Registration Rights; Liquidated Damages" will be taxable to a Holder of a Note as ordinary income at the time such amounts are received or accrued in accordance with the Holder's usual method of accounting for federal income tax purposes. The Service may take a different position, however, which could affect the timing of the Holder's income with respect to Liquidated Damages.

BACKUP WITHHOLDING

     A U.S. Holder of Notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments" including interest payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide Holdings with its correct TIN also may be subject to penalties imposed by the Service. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

     Holdings will report to the U.S. Holders of Notes and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments. U.S. Holders are advised to consult their tax advisors regarding the applicability of the aforementioned backup withholding rules to the U.S. Holder's particular situation.

                                NON-U.S. HOLDERS

PAYMENTS OF INTEREST

     Interest (including OID) paid by Holdings to Non-U.S. Holders will not be subject to United States Federal income or withholding tax if the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owners Statement Requirement," and provided that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Holdings entitled to vote, and (ii) such holder is not a controlled foreign corporation that is related to Holdings through stock ownership, a foreign tax-exempt organization or foreign private foundation for United States Federal income tax purposes. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States Federal income tax on interest that is effectively connected with the conduct of such trade or business and
(ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

GAIN ON DISPOSITION

     A Non-U.S. Holder will generally not be subject to United States Federal income tax on gain recognized on a sale, redemption, or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States Federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

FEDERAL ESTATE TAXES

     A Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death, provided that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Holdings entitled to vote and
(ii) the interest accrued on the Note was not effectively connected with the conduct of a United States trade or business.

OWNER'S STATEMENT REQUIREMENT

     Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a Note on behalf of such owner file a statement with Holdings or its agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States Federal income tax. Under current regulations, this requirement will be satisfied if Holdings or its agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of a Note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address or (ii) a statement from the Financial Institution holding the Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform Holdings or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement. The foregoing certifications may be made on Internal Revenue Service Form W-8.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Current United States Federal income tax law provides that in the case of payments of interest to Non-U.S. Holders, the 31% backup withholding tax will not apply to payments made outside the United States by Holdings or a paying agent on a Note if an Owner's Statement is received or an exemption has otherwise been established; provided in each case that Holdings or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments of the proceeds of the sale of a Note to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a United States person and certain conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Recently, the Treasury Department has promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The Final Regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Holdings has agreed that for a period one year from the Consummation Deadline (as defined in the Registration Rights Agreement) or such shorter period as will terminate when all Old Notes covered by the Registration Statement of which this Prospectus forms a part have been said pursuant thereto (such period being hereinafter referred to as the "Prospectus Delivery Period"), it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Holdings will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     During the Prospectus Delivery Period, Holdings will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document. Holdings has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for Holdings by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, which has acted as counsel for the Company in connection with the Exchange Offer.

                                    EXPERTS

     The audited consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part of Anchor Holdings, Inc. for the years ended December 31, 1995, 1996 and 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report with respect thereto, and are being included herein in reliance upon authority of said firm as experts in giving said reports.

     The audited consolidated financial statements included in the Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part of Moll PlastiCrafters Limited Partnership for the years ended December 31, 1995, 1996 and 1997, and the audited combined financial statements included in the Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part of The Hanning Companies for the years ended December 31, 1995 and 1996, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part of Somomeca Industries for the years ended August 31, 1995, 1996 and 1997 and the four month period ended December 31, 1997, have been audited by Barbier, Frinault & Associes, Member Firm of Andersen Worldwide, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


Change in Accountants



     On July 6, 1998, the Company appointed Arthur Andersen LLP ("Andersen") to replace PricewaterhouseCoopers LLP ("PwC") as independent auditors of the Company, and PwC was dismissed as the Company's auditor on the same date. Andersen was serving as the independent auditors of Moll at the time of the Merger. Moll is considered the accounting acquiror in the Merger.



     The report of PwC on the Company's consolidated financial statements for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.



     The decision to engage Andersen as the Company's independent auditors was approved by the Company's board of directors.



     In connection with the audits for the years ended December 31, 1997 and 1996, and through the interim period ended July 6, 1998, there were no disagreements or "reportable events" with PwC as described in Items 304(a)(1)(iv) and (v) of Regulation S-K under the Securities Act ("Regulation S-K") on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused it to make reference thereto in its report on the consolidated financial statements for 1997 and 1996.



     PwC has been authorized by the Company to respond to any and all inquiries by the successor auditors and PwC has provided to the Company a letter addressed to the Securities and Exchange Commission stating that it has reviewed the disclosure provided in this Registration Statement and has no disagreement with the relevant portions of this disclosure, pursuant to the requirements of Item 304(a)(3) of Regulation S-K. A copy of such letter, dated October 21, 1998, is filed as Exhibit 16.1 to this Registration Statement.



     Andersen, serving in its existing capacity as independent auditor to Moll has provided advice to the Company and Moll regarding the accounting for the Merger, the acquisitions of Hanning, Somomeca and Gemini Plastic and the Offering.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

         INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
Basis of Presentation.......................................   P-2
Unaudited Pro Forma Consolidated Statement of Income for the
  Year Ended December 31, 1997..............................   P-3
Unaudited Pro Forma Consolidated Statement of Income for the
  Twenty-six Weeks Ended July 4, 1998.......................   P-4
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................   P-5

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION


     The following unaudited pro forma consolidated financial statements of AMM Holdings, Inc. ("Holdings," the parent of Anchor Holdings, Inc. ("Anchor Holdings") and the indirect parent of Anchor Advanced Products, Inc. ("Anchor")) gives effect to the offering of Holdings' Senior Discount Notes ("Holdings Offering"). They also give effect to the contribution of the interests in Moll PlastiCrafters Limited Partnership ("Moll") to Holdings in exchange for common shares of Holdings and subsequent merger of Moll into Anchor (the "Merger"). The Merger occurred immediately prior to the consummation of the Holdings Offering and the offering of Moll Industries, Inc. Senior Subordinated Notes (the "Company Offering"). As the partners of Moll own a majority of the outstanding shares of Holdings subsequent to the Merger, Moll is considered the accounting acquiror in the Merger and will utilize purchase accounting to account for the Merger.


     In addition, the unaudited pro forma consolidated financial statements of the Company also give effect to the following:


     - the August 1997 purchase acquisition of the Hanning companies ("Hanning") by Moll,



     - the January 1998 purchase acquisition of Somomeca Industries ("Somomeca") by Moll,



     - the June 1998 the distribution of Moll's investment in Reliance Products, L.P. ("Reliance"), to certain of Moll's limited partners, and



     - the June 1998 purchase acquisition of Gemini Plastic Services, Inc. ("Gemini") by the Company.


     Collectively, these acquisitions are referred to as the "Acquisitions" and the combined companies are referred to as the "Company".


     The unaudited pro forma consolidated statement of income of Holdings for the year ended December 31, 1997 and for the twenty-six weeks ended July 4, 1998 gives effect to these transactions as if they had occurred on January 1, 1997.


     Holdings has identified certain savings which are expected to occur as a result of the Merger. These savings have been reflected in the unaudited pro forma consolidated financial statements of Holdings. Holdings has preliminarily analyzed certain additional savings that it expects to be realized by consolidating other operational and general and administrative functions as a result of the Merger. Holdings has not and cannot quantify these savings until completion of the Merger. Accordingly, these additional anticipated savings have not been included in the unaudited pro forma consolidated financial statements of Holdings.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data does not purport to represent what Holdings' financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project Holdings' financial position or results of operations for any future period. Since the combined companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma consolidated financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME



                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                 (IN THOUSANDS)


                                                                  PRO FORMA ADJUSTMENTS
                                                    -------------------------------------------------
                                           MOLL     ANCHOR(A)   GEMINI(B)   SOMOMECA(D)   HANNING(E)
                                         --------   ---------   ---------   -----------   -----------
Net sales..............................  $116,947   $161,161     $20,980      $88,502       $29,640
Cost of sales..........................    97,086    135,974      16,237       77,943        28,342
                                         --------   --------     -------      -------       -------
 Gross profit..........................    19,861     25,187       4,743       10,559         1,298
Selling, general and administrative
 expenses..............................    10,758     12,497       3,580        5,469         2,597
Management fee to related parties......     1,653        180          --           --           127
Tooling income, net....................    (1,912)        --          --           --        (1,114)
Loss on closure of facility............     1,176         --          --           --            --
                                         --------   --------     -------      -------       -------
Operating income (loss)................     8,186     12,510       1,163        5,090          (312)
Interest expense.......................     3,431     11,165         221        2,654           291
Interest income........................       (25)        --         (11)        (263)          (62)
Other (income) expense.................      (299)      (287)         11          320          (294)
Minority interest in income (loss) of
 subsidiary............................       435         --          --          (95)           --
                                         --------   --------     -------      -------       -------
Income (loss) before taxes and
 extraordinary item....................     4,644      1,632         942        2,474          (247)
Income tax expense (benefit)...........        82        794         372        1,036           383
                                         --------   --------     -------      -------       -------
Income (loss) before extraordinary
 item..................................  $  4,562   $    838     $   570      $ 1,438       $  (630)
                                         ========   ========     =======      =======       =======

                                             PRO FORMA ADJUSTMENTS
                                         ------------------------------       PRO FORMA
                                          RELIANCE(C)                     AMM HOLDINGS, INC.
                                         --------------                   ------------------
Net sales..............................     $(17,383)     $(4,116)   (f)       $414,630
                                                           18,899    (l)
Cost of sales..........................      (13,293)      15,976    (l)        354,582
                                                              808    (m)
                                                             (547)   (j)
                                                           (4,193)   (f)
                                                              249    (n)
                                            --------      -------------   ------------------
 Gross profit..........................       (4,090)                            60,048
Selling, general and administrative
 expenses..............................       (2,278)         655    (o)         29,390
                                                           (2,429)   (h)
                                                           (1,103)   (i)
                                                             (356)   (f)
Management fee to related parties......         (261)      (1,499)   (k)            200
Tooling income, net....................           --        2,923    (l)             --
                                                              103    (f)
Loss on closure of facility............           --       (1,176)   (g)             --
                                            --------      -------   ---        --------
Operating income (loss)................       (1,551)                            30,458
Interest expense.......................         (510)       5,254    (q)         31,380
                                                            8,874    (r)
Interest income........................           --                               (361)
Other (income) expense.................         (149)        (172)   (f)           (870)
Minority interest in income (loss) of
 subsidiary............................           --         (340)   (p)             --
                                            --------                           --------
Income (loss) before taxes and
 extraordinary item....................         (892)                               309
Income tax expense (benefit)...........           --         (629)   (s)          2,038
                                            --------                           --------
Income (loss) before extraordinary
 item..................................     $   (892)                          $ (1,729)
                                            ========                           ========

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                  FOR THE TWENTY-SIX WEEKS ENDED JULY 4, 1998


                                 (IN THOUSANDS)



                                                                PRO FORMA ADJUSTMENTS
                                                 ---------------------------------------------------       PRO FORMA
                                        MOLL     ANCHOR(A)    GEMINI(B)    RELIANCE(C)                 AMM HOLDINGS, INC.
                                      --------   ---------   -----------   -----------                 ------------------
Net sales...........................  $123,169    $75,810      $10,023      $(11,165)     $1,348  (l)       $199,185
Cost of sales.......................   102,096     67,632        8,307        (8,437)       (274)  (j)       170,494
                                                                                             210  (m)
                                                                                             960  (l)
                                      --------    -------      -------      --------                        --------
    Gross profit....................    21,073      8,178        1,716        (2,728)                         28,691
Selling, general and administrative
  expenses..........................     9,975      6,675        1,695        (1,737)        224  (o)         15,064
                                                                                          (1,216)  (h)
                                                                                            (552)  (i)
Management fee to related parties...     1,198         --           --          (168)       (930)  (k)           100
Tooling income, net.................      (388)        --           --            --         388  (l)             --
                                      --------    -------      -------      --------                        --------
Operating income....................    10,288      1,503           21          (823)                         13,527
Interest expense....................     4,979      6,026          125          (167)        874  (q)
                                                                                           4,541  (r)         16,378
Interest income.....................        --         --           (6)           --                              (6)
Other (income) expense..............       538        102           --           105                             745
Minority interest in income (loss)
  of subsidiary.....................       239         --           --            --        (239)  (p)            --
                                      --------    -------      -------      --------                        --------
Income (loss) before taxes and
  extraordinary item................     4,532     (4,625)         (98)         (761)                         (3,590)
Income tax expense (benefit)........       744     (1,392)          11            --        (417)  (s)        (1,054)
                                      --------    -------      -------      --------                        --------
Income (loss) before extraordinary
  item..............................  $  3,788    $(3,233)     $  (109)     $   (761)                       $ (2,536)
                                      ========    =======      =======      ========                        ========

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


------------------------------

Pro Forma Adjustments
(a) Adjustment to include the Anchor Holdings historical operating activity for the respective periods in the unaudited pro forma financial statements.
(b) Adjustment to include the Gemini historical operating activity for the respective periods in the unaudited pro forma financial statements.
(c) Adjustment to eliminate the Reliance historical operating activity as reflected in its financial statements for the respective periods from the unaudited pro forma financial statements.
(d) Adjustment to include the Somomeca historical operating activity for the period of January 1 through December 31, 1997 in the unaudited pro forma financial statements.
(e) Adjustment to include the Hanning historical operating activity for the period of January 1 through August 7, 1997 in the unaudited pro forma financial statements.
(f) Adjustment to eliminate the operating results of the El Paso facility, as it was closed in September 1997. The operating results eliminated were obtained from the El Paso division financial statements exclusive of the impact of corporate allocations.
(g) Adjustment to eliminate non-recurring costs, consisting primarily of future rental payments and losses on equipment and inventory, incurred by Moll in the September 1997 closure of its El Paso facility. These costs were based on the contractual commitments of the Company and actual losses incurred on equipment and inventory due to the closure.
(h)   Adjustment to record the reduction of personnel at AMM
      Holdings and Gemini. The reductions were made in executive management and certain overhead functions at AMM Holdings and management of Gemini.
(i)   Adjustment to reflect the freezing by the Company of certain
      AMM Holdings retirement plans which occurred on June 3, 1998. The estimated savings were based on historical costs as compared to anticipated future costs which were actuarially determined.
(j) Adjustment to eliminate the rent expense associated with the building which houses the Gemini operation as the Company purchased the building.
(k) Adjustment to reflect the future management fee of $200,000 per year.
(l) Adjustment to conform accounting policies regarding the classification of revenues and expenses for tooling built for and sold to consumers. Moll has historically recorded the net amount it has received for arranging the production of tooling for its customers as an offset against operating expenses. For future reporting purposes, the Company plans to reflect the gross revenues as a component of net sales and expenses as cost of sales.
(m) Adjustment to record depreciation expense (i) for the adjustment of property, plant and equipment to fair market value in the acquisitions of Hanning, Somomeca, Holdings and Gemini, of $6,300,000 which is being depreciated over seven to ten years and (ii) the purchase of the Gemini building for $3,500,000 which is being depreciated over 30 years.
(n)   Adjustment to reflect rent expense for the period of January
      1 through August 7, 1997 to be paid on land and buildings in Germany distributed to the owners of Moll in August 1997.
(o) Adjustment to record amortization of additional goodwill generated in the acquisitions of Somomeca, Holdings and Gemini. Goodwill amortization following the transaction will approximate $1,803,000 per year. Related to previous transactions, Anchor's and Somomeca's historical financial statements include $1,148,000 of goodwill amortization. The
      Registrant evaluates the impairment of goodwill based on the cash flows of the entity which generated the asset. The goodwill is being amortized over 20 years. The Registrant determined 20 years was the appropriate useful life related to these transactions due to the mature, long-term nature of the industry, and the benefits of an international company in the industry.

(p) Adjustment to eliminate the minority interest's portion of the earnings of Somomeca and Reliance as the minority interest of Somomeca was purchased in connection with Moll's purchase of Somomeca and Reliance is no longer reflected as a consolidated subsidiary of the Company.
(q) Adjustment to record interest expense incurred on the increase in debt resulting from the acquisitions of Hanning, Somomeca, Holdings and Gemini. The Registrant incurred $42 million of debt in these transactions at an assumed interest rate of 9.5%. Additionally, it assumed debt of Anchor totaling $100 million which Anchor refinanced in April 1997.
      This adjustment includes approximately $1.2 million of additional interest expense which is not included in Anchor's historical financial statements to reflect this refinancing.
(r) Adjustment to reflect interest on the net additional debt incurred in connection with the Company Offering
      (approximately $30 million) and Holdings Offering
      (approximately $35 million) and to reflect the difference in interest rates between the current debt instruments
      (approximately 8.5%) and the Notes sold pursuant to the Company Offering and Holdings Offering.
(s) Adjustment to reflect the tax impact of the pro forma adjustments and to reflect Moll as a taxable entity using an estimated effective tax rate of 40%.



Note: The unaudited pro forma consolidated statements of income for the year ended December 31, 1997 and the twenty-six weeks ended July 4, 1998 do not include the extraordinary losses of $1,210,000 and $1,971,000, respectively, related to the extinguishment of debt.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
AMM HOLDINGS, INC. AND SUBSIDIARY, THE REGISTRANT
  Consolidated Balance Sheet as of July 4, 1998
     (unaudited)............................................  F-3
  Consolidated Statements of Income for the Twenty-six Weeks
     Ended June 30, 1997 and July 4, 1998 (unaudited).......  F-4
  Consolidated Statements of Comprehensive Income for the
     Twenty-six Weeks Ended June 30, 1997 and July 4, 1998
     (unaudited)............................................  F-5
  Consolidated Statements of Cash Flows for the Twenty-six
     Weeks Ended June 30, 1997 and July 4, 1998
     (unaudited)............................................  F-6
  Notes to Consolidated Financial Statements................  F-8
MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES,
  THE REGISTRANT
  Report of Independent Public Accountants..................  F-12
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................  F-13
  Consolidated Statements of Income for the Three Years
     Ended December 31, 1997................................  F-14
  Consolidated Statements of Comprehensive Income for the
     Three Years Ended December 31, 1997....................  F-15
  Consolidated Statements of Partners' Capital for the Three
     Years Ended December 31, 1997..........................  F-16
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1997................................  F-17
  Notes to Consolidated Financial Statements................  F-19
ANCHOR HOLDINGS, INC. AND SUBSIDIARIES, ACQUIRED COMPANY
  Report of Independent Accountants.........................  F-31
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................  F-32
  Consolidated Statements of Operations for the Three Years
     Ended December 31, 1997, and the Twenty-six Weeks Ended
     June 28, 1997 and June 26, 1998........................  F-33
  Consolidated Statements of Comprehensive Income for the
     Three Years Ended December 31, 1997 and the Twenty-six
     Weeks Ended June 28, 1997 and 1998.....................  F-34
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Three Years Ended December 31, 1997............  F-35
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1997 and the Twenty-six Weeks Ended
     June 28, 1997 and June 26, 1998........................  F-36
  Notes to Consolidated Financial Statements................  F-37
SOMOMECA INDUSTRIES AND SUBSIDIARIES, ACQUIRED COMPANY
  Report of Independent Public Accountants..................  F-52
  Consolidated Balance Sheets as of August 31, 1996 and 1997
     and as of December 31, 1997............................  F-53
  Consolidated Statements of Operations for the Three Years
     Ended August 31, 1997 and the Four Month Period Ended
     December 31, 1997......................................  F-54
  Consolidated Statements of Stockholders' Equity for the
     Three Years Ended August 31, 1997 and the Four Month
     Period Ended December 31, 1997.........................  F-55
  Consolidated Statements of Cash Flows for the Three Years
     Ended August 31, 1997 and the Four Month Period Ended
     December 31, 1997......................................  F-56
  Notes to Consolidated Financial Statements................  F-57

                                                              PAGE
THE HANNING COMPANIES, ACQUIRED COMPANY
  Report of Independent Public Accountants..................  F-67
  Combined Balance Sheets as of December 31, 1995 and
     1996...................................................  F-68
  Combined Statements of Operations for the Years Ended
     December 31, 1995 and 1996 and the Seven Months and
     Seven Days Ended August 7, 1996 and 1997...............  F-69
  Combined Statements of Equity (Deficit) for the Years
     Ended December 31, 1995 and 1996.......................  F-70
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1995 and 1996 and the Seven Months and
     Seven Days Ended August 7, 1996 and 1997...............  F-71
  Notes to Financial Statements.............................  F-72

                       AMM HOLDINGS, INC. AND SUBSIDIARY



                           CONSOLIDATED BALANCE SHEET



                                                                 JULY 4,
                                                                   1998
                                                                 -------
                                                               (DOLLARS IN
                                                              THOUSANDS AND
                                                                UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................     $ 29,668
  Accounts receivable, net of reserves for doubtful accounts
     of $2,037..............................................       75,117
  Inventories, net..........................................       53,922
  Deposits on tooling.......................................        4,551
  Other current assets......................................        4,257
                                                                 --------
          Total current assets..............................      167,515
PROPERTY, PLANT AND EQUIPMENT, NET..........................      118,933
RECEIVABLE FROM AFFILIATES..................................          390
GOODWILL, NET...............................................       36,411
OTHER INTANGIBLE AND NON-CURRENT ASSETS, NET................       16,206
                                                                 --------
          Total assets......................................     $339,455
                                                                 ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Checks drawn in excess of cash on deposit.................     $  1,005
  Customer deposits on tooling..............................        4,669
  Current portion of other long-term obligations............        7,575
  Accounts payable..........................................       36,762
  Accrued liabilities.......................................       27,774
                                                                 --------
          Total current liabilities.........................       77,785
                                                                 --------
NOTES PAYABLE...............................................      265,322
OTHER LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION.........       15,025
                                                                 --------
DEFERRED INCOME TAXES.......................................        6,972
                                                                 --------
OTHER NON-CURRENT LIABILITIES...............................        7,741
                                                                 --------
COMMITMENTS AND CONTINGENCIES...............................           --
                                                                 --------
STOCKHOLDERS' DEFICIT:
  Common stock ($.01 par value, 2,000 shares authorized,
     1,551 shares issued and outstanding)...................           15
  Additional contributed capital............................        2,372
  Treasury stock at cost....................................          (10)
  Retained deficit..........................................      (35,322)
  Accumulated other comprehensive income....................         (445)
                                                                 --------
          Total stockholders' deficit.......................      (33,390)
                                                                 --------
               Total liabilities and stockholders'
               deficit......................................     $339,455
                                                                 ========



    See accompanying notes to consolidated financial statements (unaudited).

                       AMM HOLDINGS, INC. AND SUBSIDIARY



                       CONSOLIDATED STATEMENTS OF INCOME



                                                                TWENTY-SIX WEEKS ENDED
                                                              --------------------------
                                                               JUNE 30,        JULY 4,
                                                                 1997           1998
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS,
                                                                    AND UNAUDITED)
NET SALES...................................................    $ 53,755       $123,169
COST OF GOODS SOLD..........................................      41,867        102,096
                                                                --------       --------
  Gross profit..............................................      11,888         21,073
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................       4,177          9,587
MANAGEMENT AND CONSULTING FEE TO RELATED PARTIES............         842          1,198
                                                                --------       --------
  Operating income..........................................       6,869         10,288
                                                                --------       --------
OTHER EXPENSES:
  Interest expense, net.....................................       1,423          4,979
  Minority interest in subsidiary income....................         399            239
  Other, net................................................          91            538
                                                                --------       --------
                                                                   1,913          5,756
                                                                --------       --------
  Income before income taxes and extraordinary item.........       4,956          4,532
PROVISION FOR INCOME TAXES..................................          --            744
                                                                --------       --------
  Income before extraordinary item..........................       4,956          3,788
EXTRAORDINARY ITEM--LOSS ON EARLY EXTINGUISHMENT OF DEBT....          --         (1,971)
                                                                --------       --------
  Net income................................................    $  4,956       $  1,817
                                                                ========       ========
EARNINGS PER SHARE BEFORE EXTRAORDINARY ITEM................    $   3.20       $   2.44
                                                                ========       ========
EARNINGS PER SHARE..........................................    $   3.20       $   1.17
                                                                ========       ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................       1,551          1,551
                                                                ========       ========
PRO FORMA INFORMATION:
  Provision for income taxes................................    $  1,982       $  1,300
                                                                ========       ========
  Net income................................................    $  2,974       $  1,261
                                                                ========       ========



    See accompanying notes to consolidated financial statements (unaudited).

                       AMM HOLDINGS, INC. AND SUBSIDIARY


                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                 TWENTY-SIX WEEKS ENDED
                                                              -----------------------------
                                                               JUNE 30,            JULY 4,
                                                                 1997               1998
                                                              ----------          ---------
                                                              (IN THOUSANDS AND UNAUDITED)
NET INCOME..................................................    $4,956              $1,817
OTHER COMPREHENSIVE INCOME:
  Foreign currency translation adjustment...................       (68)               (120)
                                                                ------              ------
COMPREHENSIVE INCOME........................................    $4,888              $1,697
                                                                ======              ======


    See accompanying notes to consolidated financial statements (unaudited).

                       AMM HOLDINGS, INC. AND SUBSIDIARY



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                 TWENTY-SIX WEEKS ENDED
                                                              -----------------------------
                                                               JUNE 30,          JULY 4,
                                                                 1997              1998
                                                              -----------      ------------
                                                              (IN THOUSANDS AND UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $ 4,956          $  1,817
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      2,357             5,086
     Loss on early extinguishment of debt...................         --             1,971
     Gain on disposal of fixed assets.......................        (69)             (134)
     Deferred income taxes..................................         --               199
     Minority interest in subsidiary income.................        399               239
     Changes in assets and liabilities, net of assets
      purchased and liabilities assumed:
       Accounts receivable..................................     (8,475)           (5,073)
       Receivable from affiliates...........................         --                74
       Inventories..........................................       (579)             (591)
       Other current assets.................................       (299)             (964)
       Deposits on tooling..................................        367             2,773
       Other assets.........................................        249            (1,300)
       Accounts payable.....................................      1,552            (1,507)
       Accrued liabilities..................................        978             1,842
       Customer deposits on tooling.........................        (83)           (2,856)
       Checks drawn in excess of cash on deposit............        119             1,149
                                                                -------          --------
          Total adjustments.................................     (3,484)              908
                                                                -------          --------
       Net cash provided by operating activities............      1,472             2,725
                                                                -------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (1,447)           (6,983)
  Proceeds on disposal of fixed assets......................        100               553
  Purchase of Somomeca......................................         --           (11,737)
  Purchase of Anchor........................................         --            (6,453)
  Purchase of Gemini........................................         --            (9,954)
                                                                -------          --------
       Net cash used in investing activities................     (1,347)          (34,574)
                                                                -------          --------



                                  (continued)

                       AMM HOLDINGS, INC. AND SUBSIDIARY



               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)



                                                                 TWENTY-SIX WEEKS ENDED
                                                              -----------------------------
                                                               JUNE 30,          JULY 4,
                                                                 1997              1998
                                                              -----------      ------------
                                                              (IN THOUSANDS AND UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from (payments on) revolving loan facility...    $ 3,954         $ (10,594)
  Proceeds from issuance of long-term obligations...........      1,232           222,540
  Principal payments on long-term obligations...............     (2,579)         (106,157)
  Financing costs...........................................         --            (7,517)
  Distributions.............................................     (1,831)          (38,117)
  Distributions to minority partners of Reliance............         (4)             (643)
                                                                -------         ---------
     Net cash provided by financing activities..............        772            59,512
                                                                -------         ---------
EFFECT OF EXCHANGE RATE CHANGES IN CASH.....................        (13)              276
                                                                -------         ---------
NET CHANGE IN CASH..........................................        884            27,939
BALANCE AT BEGINNING OF PERIOD..............................        878             1,729
                                                                -------         ---------
BALANCE AT END OF PERIOD....................................    $ 1,762         $  29,668
                                                                =======         =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................    $ 1,696         $   4,674
                                                                =======         =========
  Cash paid for taxes.......................................    $    --         $     167
                                                                =======         =========



NON-CASH TRANSACTIONS:



     In June 1997, the Company terminated a capital lease that resulted in a reduction of debt by $2,503 and a reduction in fixed assets by $1,205.



     In June 1998, the Company distributed its investment in Reliance L.P. of $3,135 to its partners. Reliance had a cash balance of $543 at the time of the distribution.



    See accompanying notes to consolidated financial statements (unaudited).

                       AMM HOLDINGS, INC. AND SUBSIDIARY



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                          (IN THOUSANDS AND UNAUDITED)



     AMM Holdings, Inc. ("AMM Holdings") was incorporated March 3, 1998, under the laws of the State of Delaware. AMM Holdings owns Anchor Holdings, Inc. ("Holdings"). Holdings owns Moll Industries, Inc. (the "Company", formerly known as Anchor Advanced Products, Inc.) through which, including its subsidiaries, it designs and manufactures custom molded products and assembled plastic components for a broad variety of customers throughout North America and Europe. The Company's products are sold to a wide range of end-markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobile and medical devices. The Company's manufacturing facilities are located primarily in the United States, France, Germany, Mexico and the United Kingdom.



1.  MERGER WITH MOLL PLASTICRAFTERS LIMITED PARTNERSHIP



     Effective June 26, 1998, the owners of Moll PlastiCrafters Limited Partnership ("Moll") contributed their interest in Moll to AMM Holdings in exchange for common shares of AMM Holdings. AMM Holdings contributed these interests in Moll to Holdings and ultimately to Anchor Advanced Products, Inc. ("Anchor"). Moll was merged into Anchor (the "Merger") at which time the name of Anchor was changed to Moll Industries, Inc. As the owners of Moll own a majority of the outstanding shares of AMM Holdings subsequent to the Merger, Moll is considered the accounting acquiror in the Merger; therefore, the consolidated financial statements presented for all periods prior to June 26, 1998 herein are those of Moll, and exclude those of Anchor. Moll utilized purchase accounting to account for the Merger; accordingly, the assets and liabilities acquired in the Merger, which primarily relate to Anchor, were adjusted to their estimated fair values which are as follows:



Current assets..............................................  $  42,966
Property, plant and equipment...............................     56,122
Goodwill....................................................     19,566
Other assets................................................      9,563
Current liabilities.........................................    (12,914)
Notes payable...............................................   (100,000)
Other non-current liabilities...............................    (15,303)



     An evaluation of the assets acquired and liabilities assumed is in process. Upon completion of the evaluation, net additions or restrictions, if any, in the fair values currently assigned will result in a corresponding change in goodwill.



2.  BASIS OF PRESENTATION



     The interim consolidated financial statements include the accounts of Moll, as it is the accounting acquiror in the Merger discussed in Note 1, and its subsidiaries. All significant results of operations of companies acquired utilizing the purchase method of accounting have been included in the consolidated financial statements since the effective date of the acquisition (the Hanning Companies--August 8, 1997, Somomeca Industries, Inc.--January 8, 1998, Anchor--June 26, 1998 and Gemini Plastic Services, Inc.--June 26, 1998). The results of Reliance Products have been excluded from these consolidated financial statements since June 26, 1998 (see Note 4). All significant intercompany balances have been eliminated in consolidation. The interim consolidated financial statements have been prepared, without audit, in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the interim consolidated financial statements include all adjustments which are necessary for a fair presentation of the financial position and results of operations for the interim periods presented, such adjustments being of a normal, recurring nature. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. It is suggested that these interim consolidated financial statements and notes thereto are read in conjunction with the

                       AMM HOLDINGS, INC. AND SUBSIDIARY
consolidated financial statements and notes thereto for the year ended December 31, 1997. Results of operations in interim periods are not necessarily indicative of results to be expected for a full year.



     In connection with the Merger, Moll changed its financial reporting period from one based on calendar month ends to four thirteen week periods. As a result, Moll changed its second quarter period end from June 30 to July 4.



     Earnings per share for all periods presented have been computed on a basis assuming the number of common shares outstanding subsequent to the Merger were outstanding for all periods presented. There are no potentially dilutive securities currently outstanding.



RECENT ACCOUNTING PRONOUNCEMENTS.



     During June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement requires that derivatives and hedges be valued at their fair value and establishes standards for the recognition of changes in fair value. The Statement is effective for periods beginning after June 15, 1999. The Company is evaluating SFAS No. 133 to determine the impact, if any, on its reporting and disclosure requirements.



3.  ACQUISITIONS



     Effective June 26, 1998, the Company acquired the stock of Gemini Plastic Services, Inc. ("Gemini") for cash of $10,186. The acquisition has been accounted for using the purchase method with the purchase price allocated based on the estimated fair values of the assets purchased and liabilities assumed, as follows:



Current assets.............................................  $ 4,534
Property, plant and equipment..............................    4,571
Goodwill...................................................    6,527
Other assets...............................................       23
Current liabilities........................................   (2,818)
Non-current liabilities....................................   (2,651)
                                                             -------
                                                             $10,186
                                                             =======



     Effective January 8, 1998, the Company acquired Somomeca Industries, Inc. ("Somomeca"). In April 1998, the Company entered into an agreement with the former owners of Somomeca under which the former owners will receive additional consideration of 9,000 French Francs ($1,488 at July 4, 1998 exchange rates) in lieu of consideration for the operating results of Somomeca for the twelve months ended August 31, 1998 as required per the purchase agreement. The additional consideration will be paid in three equal installments on August 31, 1998 and January 31, 1999 and 2000. The additional consideration has been reflected as goodwill in the accompanying July 4, 1998 consolidated balance sheet. Total cash consideration, including the additional consideration and expenses was $15,988.



     Effective August 8, 1997, the Company acquired the Hanning Companies, a group of companies which had previously been under common control for total cash consideration, including expenses, of $10,482.



     An evaluation of the assets acquired and liabilities assumed is in process. Upon completion of the evaluation, net additions or reductions, if any, in the fair values currently assigned will result in a corresponding change in goodwill.



4.  DISTRIBUTION OF INTEREST IN RELIANCE PRODUCTS, L.P.



     Effective immediately prior to the Merger discussed in Note 1, Moll distributed its interest in Reliance Products, L.P. to its owners. The total amount of such distribution was $3,135.

                       AMM HOLDINGS, INC. AND SUBSIDIARY

5.  NOTES PAYABLE



     On June 26, 1998, the Company issued $130,000 of 10 1/2% Senior Subordinated Notes due in 2008. These notes are unsecured and subordinate to substantially all of the Company's indebtedness. The proceeds of these notes were used primarily to repay existing indebtedness, acquire Gemini and fund other corporate purposes.



     On June 26, 1998, AMM Holdings issued $68,000 of 13 1/2% Senior Discount Notes due in 2009. These Notes are unsecured and subordinate to substantially all of the Company's indebtedness. The net proceeds of $35,332 of these notes were used primarily to repay existing indebtedness and fund other corporate purposes.



     In conjunction with the Merger, the Company assumed $100,000 of 11 3/4% Senior Notes due 2004 originally issued by Anchor Advanced Products, Inc. ("Anchor"). These notes are unsecured but are guaranteed by Holdings and the foreign subsidiaries of the Company.



6.  TAXES



     Effective June 26, 1998, the Company became a taxable entity. Prior to June 26, 1998, the Company was a partnership; accordingly, the earnings of the Company, including the earnings of foreign subsidiaries attributable to the Company for United States tax purposes, were included in the tax returns of the partners. Therefore, the consolidated financial statements contain no provision for federal or state income taxes related to those earnings.



     Certain of the Company's foreign subsidiaries and, subsequent to June 26, 1998, the Company are taxable entities. The Company has accounted for income taxes for taxable entities using the liability method which requires recognition of deferred tax assets and liabilities for the expected future consequences of events that have been included in the financial statements or income tax returns.



7.  SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES



     The Company's foreign subsidiaries, Moll PlastiCrafters GmbH, Moll Industries UK, Limited and Moll France SARL, are each wholly-owned subsidiaries of the Company. Each of these entities has fully and unconditionally guaranteed the otherwise unsecured $100,000 of 11 3/4% Senior Notes due 2004 issued by Anchor and assumed by the Company in the Merger. As such, these entities are subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934. Combined financial information relating to these entities since the date of their acquisition is presented herein in accordance with Staff Accounting Bulletin No. 53 as an addition to the notes of the consolidated financial statements of the Company. Summarized combined financial information for the Company's foreign subsidiaries is as follows:



                                                               TWENTY-SIX
                                                                 WEEKS
                                                                 ENDED
                                                              JULY 4, 1998
                                                              ------------
Statement of Income Data:
  Net sales.................................................    $62,486
  Gross margin..............................................      8,370
  Income from operations....................................      4,279
  Net income (loss).........................................       (418)

                       AMM HOLDINGS, INC. AND SUBSIDIARY

                                                              JULY 4, 1998
                                                              ------------
Balance Sheet Data:
  Current assets............................................    $63,531
  Total assets..............................................    103,961
  Current liabilities.......................................     42,886
  Total liabilities.........................................    104,762
  Deficit...................................................       (801)



8.  OTHER COMPREHENSIVE INCOME



     The Company has adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires the reporting of comprehensive income in addition to net income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.



     Information with respect to the accumulated other comprehensive income balance is as follows:



                                                              TWENTY-SIX WEEKS
                                                                    ENDED
                                                             -------------------
                                                             JUNE 30,    JULY 4,
                                                               1997       1998
                                                             --------    -------
Beginning balance..........................................    $ --       $   2
Current period change in foreign currency translation......     (68)       (120)
Accumulated foreign currency translation associated with
  distributed interest.....................................      --         194
Deferred compensation assumed in Merger....................      --        (521)
                                                               ----       -----
                                                               $(68)      $(445)
                                                               ====       =====



9.  PRO FORMA FINANCIAL INFORMATION



     The historical statement of operations data for Anchor for the periods prior to the Merger is as follows:



                                                      TWENTY-SIX       TWENTY-SIX
                                                      WEEKS ENDED     WEEKS ENDED
                                                     JUNE 28, 1997    JULY 4, 1998
                                                     -------------    ------------
Net sales..........................................     $84,745         $75,810
Gross margin.......................................      13,424           8,178
Income from operations.............................       7,269           1,503
Net income (loss)..................................         190          (3,233)



     The following unaudited pro forma statement of operations data gives effect to the Merger and the acquisition of Gemini as if they had occurred at the beginning of the period.



                                                               TWENTY-SIX
                                                              WEEKS ENDED
                                                              JULY 4, 1998
                                                              ------------
Net sales...................................................    $199,185
Operating income............................................      13,527
Income (loss) before taxes and extraordinary item...........      (3,590)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Moll PlastiCrafters Limited Partnership:

     We have audited the accompanying consolidated balance sheets of MOLL PLASTICRAFTERS LIMITED PARTNERSHIP (A DELAWARE LIMITED PARTNERSHIP) AND SUBSIDIARIES as of December 31, 1996 and 1997, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moll PlastiCrafters Limited Partnership and Subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


     As explained in Note 16 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for other comprehensive income.


                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee

March 19, 1998 (except with respect to the information in Notes 15 and 17,


  as to which the date is June 26, 1998).

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................  $    877,893   $  1,729,061
  Accounts receivable, net of reserves for doubtful accounts
     of $561,000 and $579,000, respectively.................     8,787,703     22,483,782
  Inventories, net..........................................    10,541,739     15,579,655
  Deposits on tooling.......................................     2,720,730      6,877,297
  Equipment held for sale...................................            --        416,700
  Other current assets......................................       565,363        392,357
                                                              ------------   ------------
          Total current assets..............................    23,493,428     47,478,852
                                                              ------------   ------------
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................       377,242      1,624,443
  Buildings.................................................     7,293,782      9,512,209
  Machinery and equipment...................................    34,265,843     37,732,863
  Less: accumulated depreciation............................   (12,950,756)   (13,451,227)
                                                              ------------   ------------
     Property, plant and equipment, net.....................    28,986,111     35,418,288
                                                              ------------   ------------
RECEIVABLE FROM AFFILIATES..................................       390,000        464,451
                                                              ------------   ------------
INTANGIBLE AND OTHER ASSETS, NET............................     1,031,256      3,562,964
                                                              ------------   ------------
          Total assets......................................  $ 53,900,795   $ 86,924,555
                                                              ============   ============
                            LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Checks drawn in excess of cash on deposit.................  $    644,864   $    143,272
  Customer deposits on tooling..............................     3,141,118      7,411,548
  Current portion of long-term obligations..................     6,026,626      5,059,450
  Accounts payable..........................................     4,231,673     16,587,519
  Accrued liabilities.......................................     3,976,622      5,505,943
                                                              ------------   ------------
          Total current liabilities.........................    18,020,903     34,707,732
                                                              ------------   ------------
LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION...............    27,614,197     42,872,953
                                                              ------------   ------------
DEFERRED INCOME TAXES.......................................            --         10,377
                                                              ------------   ------------
DEFERRED GAIN...............................................            --      1,157,358
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES...............................            --             --
MINORITY INTEREST...........................................     1,849,755      2,212,675
                                                              ------------   ------------
PARTNERS' CAPITAL:
  General partner...........................................     1,026,260        648,116
  Limited partners..........................................     5,389,680      5,312,848
  Accumulated other comprehensive income....................            --          2,496
                                                              ------------   ------------
          Total partners' capital...........................     6,415,940      5,963,460
                                                              ------------   ------------
          Total liabilities and partners' capital...........  $ 53,900,795   $ 86,924,555
                                                              ============   ============


   The accompanying notes are an integral part of these consolidated balance sheets.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1995          1996           1997
                                                              -----------   -----------   ------------
NET SALES...................................................  $90,875,746   $89,463,883   $116,947,000
COST OF SALES...............................................   73,909,450    72,961,380     97,086,199
                                                              -----------   -----------   ------------
  Gross profit..............................................   16,966,296    16,502,503     19,860,801
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    8,300,503     7,189,649     10,757,773
TOOLING INCOME, NET.........................................   (1,716,091)     (706,947)    (1,911,871)
MANAGEMENT AND CONSULTING FEE TO RELATED PARTIES............    1,363,135     1,446,143      1,652,933
LOSS INCURRED ON CLOSURE OF FACILITY........................           --            --      1,176,172
                                                              -----------   -----------   ------------
  Operating income..........................................    9,018,749     8,573,658      8,185,794
INTEREST EXPENSE, NET.......................................    2,413,607     2,518,005      3,405,386
OTHER (INCOME) EXPENSE......................................      119,727        50,307       (299,338)
MINORITY INTEREST IN INCOME (LOSS) OF SUBSIDIARY............           --       (31,224)       434,555
                                                              -----------   -----------   ------------
INCOME BEFORE TAXES.........................................    6,485,415     6,036,570      4,645,191
                                                              -----------   -----------   ------------
PROVISION FOR INCOME TAXES
  Current...................................................           --            --         72,279
  Deferred..................................................           --            --         10,343
                                                              -----------   -----------   ------------
                                                                       --            --         82,622
                                                              -----------   -----------   ------------
NET INCOME..................................................  $ 6,485,415   $ 6,036,570   $  4,562,569
                                                              ===========   ===========   ============
PRO FORMA INFORMATION (UNAUDITED)
  Provisions for Income Taxes...............................  $ 2,594,000   $ 2,415,000   $  2,531,000
  Net Income................................................  $ 3,891,415   $ 3,621,570   $  2,114,191


  The accompanying notes are an integral part of these consolidated financial statements.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1995          1996          1997
                                                         ----------    ----------    ----------
NET INCOME.............................................  $6,485,415    $6,036,570    $4,562,569
OTHER COMPREHENSIVE INCOME:
  Foreign currency translation adjustment..............          --            --         2,496
                                                         ----------    ----------    ----------
COMPREHENSIVE INCOME...................................  $6,485,415    $6,036,570    $4,565,065
                                                         ==========    ==========    ==========



  The accompanying notes are an integral part of these consolidated financial statements.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL


                                                                              ACCUMULATED
                                                                          OTHER COMPREHENSIVE
                                     GENERAL PARTNER   LIMITED PARTNERS         INCOME             TOTAL
                                     ---------------   ----------------   -------------------   ------------
BALANCE, DECEMBER 31, 1994.........    $ 2,105,043       $ 10,609,508           $    --         $ 12,714,551
  Net income.......................      1,755,001          4,730,414                --            6,485,415
  Distributions....................     (3,773,869)       (12,537,593)               --          (16,311,462)
                                       -----------       ------------           -------         ------------
BALANCE, DECEMBER 31, 1995.........         86,175          2,802,329                --            2,888,504
  Net income.......................      1,671,224          4,365,346                --            6,036,570
  Distributions....................       (731,139)        (1,777,995)               --           (2,509,134)
                                       -----------       ------------           -------         ------------
BALANCE, DECEMBER 31, 1996.........      1,026,260          5,389,680                --            6,415,940
  Net income.......................      1,263,831          3,298,738                --            4,562,569
  Distributions....................     (1,641,975)        (3,375,570)               --           (5,017,545)
  Translation adjustment...........             --                 --             2,496                2,496
                                       -----------       ------------           -------         ------------
BALANCE, DECEMBER 31, 1997.........    $   648,116       $  5,312,848           $ 2,496         $  5,963,460
                                       ===========       ============           =======         ============


  The accompanying notes are an integral part of these consolidated financial statements.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                  1995           1996           1997
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  6,485,415   $  6,036,570   $  4,562,569
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     4,417,590      4,148,148      5,399,573
    Write-off of investment in affiliate....................       300,000             --             --
    (Gain) loss on disposal of fixed assets.................       119,727         50,307        (35,661)
    Accrued loss on closure of facility.....................            --             --      1,060,604
    Deferred income taxes...................................            --             --         10,343
    Minority interest in subsidiary income (loss)...........            --        (31,224)       434,555
    Changes in assets and liabilities, net of assets
      purchased:
      Accounts receivable...................................    (1,318,658)     3,300,726     (8,347,044)
      Receivable from affiliates............................      (390,000)            --        (74,451)
      Inventories...........................................      (350,539)       672,096        527,008
      Other current assets..................................      (781,941)       938,771        181,065
      Deposits on tooling...................................    (3,245,354)     3,830,300      1,095,033
      Other assets..........................................            --       (251,035)      (359,124)
      Accounts payable......................................      (924,669)    (2,559,947)     3,805,343
      Accrued liabilities...................................     1,535,307     (1,268,403)        84,746
      Customer deposits on tooling..........................     3,894,672     (4,066,305)    (2,337,203)
      Checks drawn in excess of cash on deposit.............       (32,370)         2,261       (501,592)
                                                              ------------   ------------   ------------
         Total adjustments..................................     3,223,765      4,765,695       (943,195)
                                                              ------------   ------------   ------------
      Net cash provided by (used in) operating activities...     9,709,180     10,802,265      5,505,764
                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (2,775,589)    (1,387,297)    (6,561,692)
  Proceeds on disposal of fixed assets......................       222,947         57,765        267,530
  Due from Lawson Mardon Packaging, Inc. ...................            --       (110,609)       110,609
  Purchase of assets of the Reliance division of Lawson
    Mardon Packaging, Inc. .................................            --    (10,151,754)            --
  Purchase of Hanning.......................................            --             --     (7,181,785)
  Purchase of Somomeca, net of cash received................            --             --       (850,000)
                                                              ------------   ------------   ------------
      Net cash used in investing activities.................    (2,552,642)   (11,591,895)   (14,215,338)
                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from (payments on) revolving loan facility...  $ (1,388,269)  $    200,375   $ 10,170,694
  Proceeds from issuance of long-term obligations...........    14,267,877      9,597,130     12,513,382
  Principal payments on long-term obligations...............    (3,540,330)    (7,581,902)    (7,168,396)
  Distributions.............................................   (16,311,462)    (2,509,134)    (5,017,545)
  Financing costs...........................................            --       (251,032)      (842,705)
  Minority partner contributions to Reliance................            --      1,880,979             --
  Distributions to minority partners of Reliance............            --             --        (60,760)
                                                              ------------   ------------   ------------
      Net cash provided by (used in) financing activities...    (6,972,184)     1,336,416      9,594,670
                                                              ------------   ------------   ------------
EFFECT OF EXCHANGE RATE CHANGES IN CASH.....................            --             --        (33,928)
                                                              ------------   ------------   ------------
NET CHANGE IN CASH..........................................       184,354        546,786        851,168
                                                              ------------   ------------   ------------



                                  (Continued)

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                  1995           1996           1997
                                                              ------------   ------------   ------------
BALANCE AT BEGINNING OF PERIOD..............................       146,753        331,107        877,893
                                                              ------------   ------------   ------------
BALANCE AT END OF PERIOD....................................  $    331,107   $    877,893   $  1,729,061
                                                              ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................  $  2,225,115   $  2,822,910   $  3,414,407
                                                              ============   ============   ============
  Cash paid for income taxes................................  $         --   $         --   $     21,590
                                                              ============   ============   ============


Non-cash transaction:

     During 1997, the Partnership incurred a payable to the former owners of Hanning of $1,500,000 for the purchase of Hanning.

     During 1997, the Partnership terminated a capital lease which resulted in a reduction of debt by $2,503,226 and reduction of fixed assets by $1,205,254.

  The accompanying notes are an integral part of these consolidated financial statements.


                                  (Continued)

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     Moll PlastiCrafters Limited Partnership ("Moll" or the "Partnership") was formed in July 1991 for the purpose of manufacturing and selling injection molded plastic parts. Under the partnership agreement, the partnership is scheduled to terminate on December 31, 2012. Moll operates manufacturing facilities in the United States, Canada, Germany and the United Kingdom.

     At December 31, 1997, Moll maintained investments in three wholly-owned subsidiaries (Moll Industries, LLC; Moll PlastiCrafters UK, Ltd.; and Moll PlastiCrafters, LLC) as well as a 69% ownership interest in Reliance Products Limited Partnership.

     Moll Industries, LLC ("Industries") was formed on December 30, 1997. At December 31, 1997, Industries contained no operating activities.

     Moll PlastiCrafters UK, Ltd. ("Moll UK") was formed in 1997 and contains the United Kingdom operations of Hanning purchased in 1997 (see Note 3).

     Moll PlastiCrafters, LLC ("Moll Germany") was formed in 1997 and contains the German operations of Hanning purchased in 1997 (see Note 3).


     Reliance Products Limited Partnership ("Reliance") was formed in 1996. Moll owns a 69% limited partnership interest in Reliance through its holdings of Class B partnership units (see Note 3). The minority partners of Reliance contributed $1,880,979 to Reliance upon its formation. Reliance operates a production facility in Canada. The Reliance partnership agreement establishes priorities for allocations of income, as follows: first, to the holders of Class A partnership units until each has received a 19.5% return on its unreturned capital; second, to Moll and the general partner until each has received a 30% return on its unreturned capital contribution; third, to the remaining holders of Class B partnership units until each has received a 30% return on its unreturned capital contribution and fourth, to each of the Class B partnership unit holders in proportion to the number of units held (see Note 17).


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Moll and its majority owned subsidiaries (collectively, the "Partnership"). All significant intercompany transactions and balances have been eliminated.

REVENUES AND ACCOUNTS RECEIVABLE

     The Partnership's customers operate primarily in the home appliance, business equipment and electronics industries. The Partnership generally grants credit to customers on an unsecured basis. Revenues from sales are recognized at the time products are shipped.

TOOLING

     The Partnership enters into agreements with its customers to design and produce certain customer owned plastic injection tooling (primarily molds). Monies paid or received by the Partnership in connection with tooling that remains undelivered at the end of an accounting period are included as Deposits on Tooling or Customer Deposits on Tooling, respectively, in the accompanying consolidated balance sheet. At the time of delivery of completed tooling, the excess of revenues over costs incurred are recognized in the accompanying consolidated statements of income as tooling revenue, net.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out (FIFO) method) or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is valued at cost or allocated fair value at time of acquisition. Depreciation is computed using the straight-line and declining balance methods over the estimated useful lives of the assets, which are as follows:

                                                        YEARS
                                                        -----
Buildings and building improvements...................   25
Machinery and equipment...............................  3-10
Furniture and fixtures................................   10
Computer hardware and software........................  3-10
Automobiles...........................................   3

INTANGIBLE ASSETS

     Loan costs are amortized over the term of the related loan using the straight-line method. Organizational costs are amortized over five years using the straight-line method. Covenants not to compete are amortized over the life of the agreements using the straight-line method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership estimates the fair value of financial instruments using quoted or estimated market prices based upon the current interest rate environment and the remaining term to maturity. At December 31, 1997, there were no material differences in the book values of the Partnership's financial instruments and their related fair values.

INCOME TAXES

     As Moll is a partnership, the earnings of Moll, including the earnings of foreign subsidiaries attributable to Moll for United States income tax purposes, are included in the tax returns of its partners. Accordingly, the consolidated financial statements contain no provision for federal or state income taxes related to these earnings.


     The accompanying consolidated financial statements reflect provisions for income taxes on a proforma basis as if the Partnership was liable for income taxes as a corporate entity throughout the periods presented.


     Certain of the Partnership's subsidiaries formed in 1997 are taxable entities. The Partnership has accounted for income taxes for these subsidiaries using the liability method which requires recognition of deferred tax assets and liabilities for the expected future consequences of events that have been included in the financial statements or income tax returns.

     The Partnership's taxable subsidiaries have no significant differences between its financial reporting and tax basis except for its property, plant and equipment, for which a deferred tax liability has been reflected in the accompanying consolidated balance sheet. The Partnership's taxable subsidiaries incurred current foreign income tax expense of $72,279 in 1997.

PARTNER'S CAPITAL

     The income of the Partnership is allocated to the partners based on their respective ownership percentages. Amounts classified as partners' capital are subject to distribution at the discretion of the partners;

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES however, the amount of distributions is subject to limitations under certain of the Partnerships' debt agreements (See Note 6).

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Partnership's foreign subsidiaries are translated to U.S. dollars at current exchange rates, while revenues and expenses are translated at the average exchange rate prevailing during the period. Translation adjustments are recorded as a component of partners' capital.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCRUED CLAIMS AND LITIGATION

     The Partnership is partially self-insured for claims arising from public liability, property damage, workers' compensation, and employee health benefits. Excess insurance coverage is maintained for per-incident and cumulative liability losses for these risks in amounts management considers adequate. Amounts are accrued currently for the estimated cost of claims incurred, including related expenses. Management considers the accrued liabilities for unsettled claims to be adequate; however, there is no assurance that the amounts accrued will not vary from the ultimate amounts incurred upon final disposition of all outstanding claims. As a result, periodic adjustments to the reserves will be made as events occur which indicate that changes are necessary.

LONG-LIVED ASSETS

     When factors are present which indicate the cost of assets may not be recovered, the Partnership evaluates the realizability of its long-lived assets, based upon the anticipated future cash flows generated by the asset.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 1997 presentation.


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Statement is effective for fiscal years beginning after December 15, 1997. The Partnership is evaluating SFAS No. 131 to determine the impact, if any, on its reporting and disclosure requirements.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

3.  ACQUISITIONS


RELIANCE

     Effective December 12, 1996, Reliance purchased the net assets of the Reliance Division of Lawson Mardon Packaging, Inc. for cash of $10,151,754, whose operations are located in Canada. The transaction has been accounted for by the purchase method with the purchase price allocated based on the fair values of the assets purchased and liabilities assumed, as follows:

Accounts receivable.........................................  $ 2,153,935
Inventories.................................................    2,823,970
Prepaid expenses............................................       68,495
Equipment...................................................    7,255,970
Liabilities assumed.........................................   (2,150,616)
                                                              -----------
                                                              $10,151,754
                                                              ===========

HANNING

     Effective August 8, 1997, Moll acquired a group of companies that had previously been under common ownership ("Hanning"). The companies acquired, the type of acquisition and the country of operations are as follows:

                                                       TYPE OF             COUNTRY OF
                    COMPANY                          ACQUISITION           OPERATIONS
                    -------                      --------------------    --------------
Hanning Corporation............................  Assets                  United States
Hanning-Kunststoffe Beteilingungs-GmbH.........  Stock                   Germany
Hanning-Kunststoffe GmbH & Co. ................  Partnership Interest    Germany
Hanning Plastics, Ltd. ........................  Assets                  United Kingdom
Hanning Property Associates....................  Assets                  United States
PB Hanning GmbH & Co. .........................  Stock                   Germany
PB Hanning GmbH & Co. Handelsgesellschaft......  Partnership Interest    Germany

     Moll paid $7,582,000 in cash and agreed to pay the sellers $1,500,000 over four years. Additionally, Moll incurred expenses totaling approximately $1,400,000 in connection with this acquisition. The purchase price is subject to adjustment based on an evaluation of the assets purchased and liabilities assumed which is currently in process. However, the purchase price, excluding expenses, may not exceed $10,000,000.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

     The acquisition was accounted for using the purchase method of accounting. The purchase price has been allocated to the assets acquired (net of $1,800,000 of assets which were distributed to partners of Moll) and liabilities assumed based on information currently available as to their fair values as follows:

Accounts receivable.........................................  $ 5,369,000
Inventories.................................................    5,790,000
Deposits on tooling.........................................    5,177,000
Prepaid expenses............................................      140,000
Property, plant and equipment...............................   11,180,000
Other assets................................................       21,000
Accounts payable............................................   (6,343,000)
Accrued liabilities and other current liabilities...........   (2,270,000)
Customer deposits on tooling................................   (6,536,000)
Noncurrent liabilities......................................   (3,846,000)
                                                              -----------
                                                              $ 8,682,000
                                                              ===========

     An evaluation of the acquired assets and liabilities is in progress. Upon completion of the evaluation, net additions or reductions, if any, in the fair values currently assigned will be credited or charged against long-term assets.


     The results of operations of Reliance and Hanning have been included in the consolidated financial statements since the effective date of each acquisition. See Note 17 for unaudited pro forma information.


4.  INTANGIBLE AND OTHER ASSETS

     Intangible and other assets of the Partnership at December 31, 1996 and 1997 consist of the following:

                                                                1996           1997
                                                             -----------    ----------
Covenants not to compete...................................  $ 1,740,678    $1,344,199
Acquisition costs on pending transactions..................           --     1,065,778
Deposit on purchase of Somomeca............................           --       850,000
Loan costs.................................................      455,060       842,705
Organization costs.........................................      327,108            --
Other......................................................      226,055       456,513
                                                             -----------    ----------
                                                               2,748,901     4,559,195
  Less: accumulated amortization...........................   (1,717,645)     (996,231)
                                                             -----------    ----------
                                                             $ 1,031,256    $3,562,964
                                                             ===========    ==========

5.  INVENTORIES

     Inventories of the Partnership at December 31, 1996 and 1997 consist of the following:

                                                               1996           1997
                                                            -----------    -----------
Raw materials.............................................  $ 4,696,804    $ 7,718,780
Work-in-progress..........................................      999,307      1,413,502
Finished goods............................................    5,656,377      7,614,110
Less: reserve for excess and obsolete inventory...........     (810,749)    (1,166,737)
                                                            -----------    -----------
                                                            $10,541,739    $15,579,655
                                                            ===========    ===========

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

6.  LONG-TERM OBLIGATIONS

     Long-term obligations of the Partnership at December 31, 1996 and 1997 consist of the following:

                                                                 1996           1997
                                                              -----------    -----------
Revolving loan facility with a bank that provided for
  borrowings up to the lesser of $10,950,000 or the sum of
  85% of eligible accounts receivable and 50% of eligible
  inventories. Interest was payable monthly at the bank's
  reference rate plus 0.5% (9.25% at December 31, 1997).
  This revolving loan facility was refinanced on January 8,
  1998......................................................  $   200,375    $10,720,543
Revolving credit agreement under which the Partnership can
  obtain up to $12,300,000 (Canadian dollars, approximately
  $8,600,000 U.S. dollars at December 31, 1997) in loans.
  Loans bear interest at either the lender's floating rate
  plus 0.5% or at a IBOR based rate at the option of the
  Partnership (5.98% at December 31, 1997). The available
  loan amount decreases by approximately $73,000 monthly and
  expires on December 11, 1999..............................    6,448,021      5,809,071
Term note payable to a bank. Interest payable monthly at a
  range of LIBOR plus 2% (7.94% at December 31, 1997) to
  8.75%. This note was refinanced on January 8, 1998. ......   20,941,652     24,598,000
Industrial Development Revenue Bonds, payable in annual
  principal installments of $190,000 to $220,000 through
  December 1, 1999. Interest is payable bi-annually at 8.25%
  to 8.625%. ...............................................      635,000        440,000
Note payable to former owner of Quality Plastics Company,
  Inc. in annual installments of $448,569 beginning October
  7, 1996 with the remaining balance due October 7, 1999.
  Interest is payable semi-annually at 9%. This note was
  refinanced on January 8, 1998. ...........................    1,794,228      1,345,708
Payable to former owners of Hanning. The payable is
  denominated in Deutsche Marks. Principle is payable in
  three equal annual payments beginning August 1999.
  Interest is due annually at 8%. ..........................           --      1,500,000
Mortgage payable in monthly installments of $28,486. The
  mortgage expires on December 1, 2012. Interest is payable
  at 8.40%. ................................................           --      2,901,884
                                                              -----------    -----------
          Total long-term debt..............................   30,019,276     47,315,206
                                                              -----------    -----------
Capitalized equipment sublease obligation, interest on the
  sublease is 9.5%. The debt was extinguished in June
  1997......................................................    2,806,133             --
Other capitalized equipment leases..........................      815,414        617,197
                                                              -----------    -----------
          Total capitalized lease obligations (see Note
             7).............................................    3,621,547        617,197
                                                              -----------    -----------
  Total long-term obligations...............................   33,640,823     47,932,403
  Less current portion......................................   (6,026,626)    (5,059,450)
                                                              -----------    -----------
                                                              $27,614,197    $42,872,953
                                                              ===========    ===========

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

     The amounts of all long-term obligations, excluding capital leases, to be repaid for the years following December 31, 1997 are as follows:

1998............................................  $ 4,745,504
1999............................................   10,239,904
2000............................................    5,920,511
2001............................................    5,931,032
2002............................................    7,442,473
Thereafter......................................   13,035,782
                                                  -----------
                                                  $47,315,206
                                                  ===========

DEBT REFINANCING

     On January 8, 1997, the Partnership entered into a credit agreement ("Credit Agreement") with a group of lenders ("Lenders"), in which the Lenders agreed to loan the Partnership $60,000,000 in term debt (under two equal tranches) and make available a revolving credit facility of up to $10,000,000, based on the level of eligible accounts receivable and inventory. The debt under the Credit Agreement earns interest at a variable rate depending upon the market rate and certain financial ratios of the Partnership. The effective interest rate would have been approximately 8.25% if the debt had been outstanding at December 31, 1997. Substantially all assets of the Partnership are pledged as collateral on the Credit Agreement.

     Tranche A and the revolving credit facility expire on December 31, 2003. Tranche B expires on December 31, 2005. The term loans require varying, quarterly principal payments beginning in 1998. These requirements have been reflected in the debt maturities included above. Additionally, the Credit Agreement requires prepayment of a portion of the term loans should the Partnership generate a specified level of cash flows as defined in the Credit Agreement. Any outstanding balance under the revolving credit facility is due at expiration.

     The Credit Agreement contains restrictions on the payment of dividends and distributions, transactions with affiliated parties, purchase and sale of fixed assets and limitations on the level of advances that can be made to certain subsidiaries, among others. Additionally, it contains various financial covenants, all of which the Partnership was in compliance with as of December 31, 1997.

     The Partnership had deferred costs of $671,000 at December 31, 1997 related to the previous credit agreement which will be expensed in 1998 in connection with the refinancing.

LEASE RENEGOTIATION

     On June 15, 1997, the Partnership renegotiated an agreement for the lease of equipment. The terms of the original agreement required the lease to be accounted for as a capital lease. However, the terms of the new agreement result in the lease being accounted for as an operating lease. At the date of the renegotiation, the difference between the net book value of the assets and the related debt under the capital lease, $1,297,972, was reflected as a deferred gain in the accompanying consolidated balance sheets at December 31, 1997.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

7.  LEASE COMMITMENTS

     The aggregate future minimum fixed lease obligations for the Partnership as of December 31, 1997, are as follows:

                                                           CAPITAL LEASES -    OPERATING
                                                              EQUIPMENT          LEASES
                                                           ----------------    ----------
1998.....................................................      $362,732        $3,243,318
1999.....................................................       269,916         2,043,698
2000.....................................................        34,498         1,680,386
2001.....................................................        14,476         1,450,466
2002.....................................................         4,557           552,571
Thereafter...............................................            --            66,201
                                                               --------        ----------
Total minimum lease payments.............................       686,179        $9,036,640
                                                                               ==========
Less amounts representing interest.......................        68,982
                                                               --------
Present value of minimum capital lease payments..........      $617,197
                                                               ========

     Total rent expense for the Partnership's operating leases was approximately $1,375,000, $1,780,000 and $2,835,000 for 1995, 1996 and 1997, respectively.

8.  RETIREMENT PLANS

     The Partnership maintains profit-sharing plans covering substantially all employees in the United States and Canada meeting the service requirements defined in the plan. Under the provisions of the plans, employees may contribute from 2% to 15% of their wages. The Partnership may make matching contributions equal to a discretionary percentage, to be determined by the Partnership. Matching contributions are subject to certain vesting requirements. The Partnership contributed approximately $143,000, $165,000 and $233,000 to the plans in 1995, 1996 and 1997, respectively.

9.  RELATED PARTIES

     At December 31, 1997, the Partnership has a note receivable of $390,000 from an individual with ownership interest in certain partners of Moll. The note is payable in three equal annual installments beginning February 1, 1998 and bears interest at 9%.

     The Partnership pays management fees to certain related companies which are limited in amount under the Partnership's debt agreements. Management fee expense was approximately $1,363,000, $1,346,000 and $1,553,000 for 1995, 1996
and 1997, respectively. Of this amount, approximately $150,000 was recorded as an accrued liability at December 31, 1997.

     Under the terms of Moll's Partnership Agreement, effective September 1995, Moll committed to pay consultant fees to a partner as defined in the Partnership Agreement not to exceed $100,000 per year. The arrangement was for two years and terminated in September 1997. Payments made in 1996 and 1997 were $100,000 per year.

     The Partnership leases land and buildings in Germany from an entity owned by certain partners of the Partnership. The lease expires on August 7, 1998, contains three automatic one year extensions and accrues rent at a rate of 790,000 Deutsche Marks ($439,000 per year based on the December 31, 1997 exchange rate). Payment of the accrued rent is subject to restrictions as defined in the Credit Agreement (see Note 6). The Partnership recognized rent expense of $176,000 in 1997, which is included in accounts payable at December 31, 1997.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

10.  FACILITY CLOSURE


     In September 1997, the Partnership closed its El Paso facility. The expenses incurred in closing the facility are reflected as "Loss Incurred on Closure of Facility" in the accompanying consolidated statements of income. Liabilities and reserves of $1,061,000 are included in the accompanying December 31, 1997 consolidated balance sheet for anticipated future expenditures primarily for lease payments and losses on equipment and inventory related to the closure. These losses are expected to be realized within twelve months of the closure and were determined based on the terms of contracts to which the Partnership is a party. Equipment from the El Paso facility that was disposed of in February 1998 is included in the accompanying consolidated balance sheets as "Equipment Held for Sale" at its net realized value.


11.  MAJOR CUSTOMERS


     Customers which represented in excess of 10% of sales were as follows:



                                                              1995    1996    1997
                                                              ----    ----    ----
Customers A.................................................    46%     50%     35%
Customers B.................................................   N/A     N/A      10%



     In addition, approximately 49% and 61% of the Partnership's total accounts receivable at December 31, 1996 and 1997 were from these customers. Management believes the credit risk associated with these customers is minimal.


12.  CONTINGENCIES

     The Partnership is a party to various lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Partnership cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material effect on the financial position or results of operations of the Partnership.

13.  SEGMENT INFORMATION

     The Partnership operates in one industry segment. The following table presents sales and other financial information by geographic region for the years ended December 31, 1995, 1996 and 1997.

                                                1995           1996            1997
                                             -----------    -----------    ------------
Net sales:
  United States............................  $90,875,746    $89,035,929    $ 87,584,479
  Canada...................................           --        427,954      17,383,250
  Europe...................................           --             --      11,979,271
                                             -----------    -----------    ------------
          Total net sales..................  $90,875,746    $89,463,883    $116,947,000
                                             ===========    ===========    ============
Operating income:
  United States............................  $ 9,018,749    $ 8,626,800    $  8,306,464
  Canada...................................           --        (53,142)      1,551,115
  Europe...................................           --             --      (1,671,785)
                                             -----------    -----------    ------------
          Total operating income...........  $ 9,018,749    $ 8,573,658    $  8,185,794
                                             ===========    ===========    ============

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

                                                1995           1996            1997
                                             -----------    -----------    ------------
Identifiable assets:
  United States............................  $51,287,835    $41,502,714    $ 60,529,356
  Canada...................................           --     12,590,288      12,353,975
  Europe...................................           --             --      15,146,654
  Eliminations.............................           --       (192,207)     (1,105,430)
                                             -----------    -----------    ------------
          Total assets.....................  $51,287,835    $53,900,795    $ 86,924,555
                                             ===========    ===========    ============
Depreciation and amortization:
  United States............................  $ 4,417,590    $ 4,087,803    $  3,819,324
  Canada...................................           --         60,345       1,158,082
  Europe...................................           --             --         422,167
                                             -----------    -----------    ------------
          Total............................  $ 4,417,590    $ 4,148,148    $  5,399,573
                                             ===========    ===========    ============
Capital expenditures:
  United States............................  $ 2,775,589    $ 1,387,297    $  5,965,381
  Canada...................................           --             --         531,633
  Europe...................................           --             --          64,678
                                             -----------    -----------    ------------
          Total............................  $ 2,775,589    $ 1,387,297    $  6,561,692
                                             ===========    ===========    ============

14.  SOMOMECA ACQUISITION


     Effective January 8, 1998, Industries, through its subsidiaries, purchased 100% of the outstanding shares of Somomeca Industries S.A.R.L. ("Somomeca"). Somomeca's operations are located primarily in France. Somomeca incurred a net loss before taxes of $363,000 on revenues of $84,926,000 in their fiscal year ended August 31, 1997. The Partnership paid $12,587,000 net of cash received and assumed $68,377,000 of liabilities in the acquisition. The stock purchase agreement allows for a reduction of the purchase price if the stockholders' equity of Somomeca at the closing date is less than the similar amount on February 28, 1997. An evaluation of the stockholders' equity at the closing date is currently in process. Additionally, the stock purchase agreement requires the payment of additional consideration of up to 13,000,000 French Franc ($2,135,000 at December 31, 1997 exchange rates) should Somomeca achieve specified operating results for the twelve months ending August 31, 1998. See Note 17 for unaudited pro forma information.


     As discussed in Note 1, during 1997 and at December 31, 1997, Industries did not contain any assets, liabilities, or operations. In the future, the members of Industries, excluding Moll, are entitled to all distributions made by Industries which are attributable to a) any distribution received by Industries from any direct or indirect subsidiary organized under the laws of France (the "French Companies") and b) proceeds from the sale or other disposition of the equity interests in any of the French Companies.

     Secondly, a member of Industries is entitled to a distribution equal to 5% of the debt service paid to Industries by the French Companies on the initial acquisition loan (agreed to be $13,000,000). However, no amount shall be paid unless the manager of Industries concludes that the liquidation of Industries would result in aggregate distributions to Moll that are in excess of the acquisition debt amount.

     Thirdly, a member of Industries is entitled to a distribution if indebtedness of the French Companies to Industries exceeds $40 million. The amount of the distribution equals 5% of the debt service on the indebtedness in excess of $40 million.

     Moll is entitled to all other distributions of Industries.

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

15.  SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES


     The Partnership's foreign subsidiaries, Moll Industries Germany GmbH and Moll Industries UK, Limited (formerly companies in the Hanning Companies), are each wholly-owned subsidiaries of the Partnership. Each of these entities has fully and unconditionally guaranteed the otherwise unsecured $100,000,000 of 11 3/4% Senior Notes due 2004 issued by Anchor Advanced Products, Inc. ("Anchor") and assumed by the Partnership (See Note 17). As such, these entities are subject to the reporting requirements under Section 13 or 15(d) of the Securities Act of 1934. Combined financial information relating to these entities since the date of their acquisition is presented herein in accordance with Staff Accounting Bulletin No. 53 as an addition to the notes to the consolidated financial statements of the Partnership. Summarized combined financial information for the Partnership's foreign subsidiaries is as follows:



     Statement of Income Data:



                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
Net sales...................................................     $11,979,000
Gross margin................................................       (740,000)
Income (loss) from operations...............................     (1,671,000)
Net loss....................................................     (1,607,000)



     Balance Sheet Data:



                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
Current assets..............................................      $9,528,000
Total assets................................................      17,591,000
Current liabilities.........................................      19,054,000
Total liabilities...........................................      19,089,000
Partners' deficit...........................................     (1,498,000)



16.  OTHER COMPREHENSIVE INCOME



     The Partnership has adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires the reporting of comprehensive income in addition to net income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.



     Information with respect to the accumulated other comprehensive income balance is as follows:



                                                                YEAR ENDED DECEMBER 31,
                                                                ------------------------
                                                                1995     1996      1997
                                                                -----    -----    ------
Beginning balance...........................................    $  --    $  --    $   --
Current period change in foreign currency translation.......       --       --     2,496
                                                                -----    -----    ------
                                                                $  --    $  --    $2,496
                                                                =====    =====    ======



17.  SUBSEQUENT EVENT AND PRO FORMA INFORMATION



     Effective June 26, 1998, the Partnership completed a series of transactions as follows:


          (i) the distribution by the Partnership of its 69% Class B limited partnership interest in Reliance to certain of Moll's limited partners,

            MOLL PLASTICRAFTERS LIMITED PARTNERSHIP AND SUBSIDIARIES

          (ii) the merger of Moll into Anchor in exchange for common shares of AMM Holdings, Inc. ("Holdings"--Anchor's parent), to form Moll Industries, Inc.,



          (iii) the issuance by Moll Industries, Inc. of $130,000,000 of 10.5% Senior Subordinated Notes due 2008,



          (iv) the acquisition of Gemini Plastic Services, Inc. for cash of $10,186,000, and


          (v) a capital contribution by AMM Holdings Inc. into Moll Industries, Inc. of $2,000,000.


     The following unaudited statement of income data gives effect to these transactions as well as the acquisitions of Hanning and Somomeca as if they had occurred at the beginning of the respective periods.



                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                               1996              1997
                                                          --------------    --------------
Net sales...............................................   $421,683,000      $414,630,000
                                                           ------------      ------------
Operating income........................................   $ 30,538,000      $ 30,458,000
                                                           ------------      ------------
Income before taxes and extraordinary item..............   $  3,668,000      $  4,322,000
                                                           ------------      ------------

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Anchor Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Anchor Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anchor Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
February 20, 1998

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                      ASSETS
Current assets:
  Cash......................................................  $  1,578    $  6,914
  Accounts receivable, less allowance for doubtful accounts, allowances, and returns of $998 in 1996 and $900 in
     1997...................................................    21,400      15,574
  Inventories...............................................    20,411      23,292
  Prepaid expenses and other assets.........................       198         195
  Refundable federal income taxes...........................       448       1,232
  Deferred income taxes.....................................     2,023       2,080
                                                              --------    --------
          Total current assets..............................    46,058      49,287
Property, plant, and equipment, net.........................    52,723      53,202
Goodwill, net...............................................    10,395       9,569
Other assets, net...........................................     6,087       8,781
                                                              --------    --------
                                                              $115,263    $120,839
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term liabilities...............  $  6,000    $    832
  Current maturities of obligations under capital leases....       480         382
  Accounts payable..........................................     6,120       6,119
  Other accrued expenses and current liabilities............     5,995       8,059
                                                              --------    --------
          Total current liabilities.........................    18,595      15,392
Long-term debt, less current maturities.....................    44,702     100,000
Related party long-term debt................................    21,000          --
Accrued pension liability...................................     4,957       6,019
Deferred income taxes.......................................     2,906       1,542
Other long-term liabilities.................................     2,286         725
                                                              --------    --------
          Total liabilities.................................    94,446     123,678
                                                              --------    --------
Commitments and contingencies (Notes 6, 7, 10, and 12)
Stockholders' equity (deficit):
  Common stock--par value $.01 per share; authorized 2,000
     shares; shares issued 1,018 and 1,551, respectively....        10          15
  Additional paid-in capital................................    10,240          --
  Retained earnings (deficit)...............................    11,145      (2,323)
  Additional pension liability, net of tax of $348 in 1996
     and $319 in 1997.......................................      (568)       (521)
  Treasury stock at cost....................................       (10)        (10)
                                                              --------    --------
          Total stockholders' equity (deficit)..............    20,817      (2,839)
                                                              --------    --------
                                                              $115,263    $120,839
                                                              ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                        YEARS ENDED DECEMBER 31,          TWENTY-SIX WEEKS ENDED
                                    --------------------------------     JUNE 28,       JUNE 26,
                                      1995        1996        1997         1997           1998
                                    --------    --------    --------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Net sales.........................  $149,366    $156,858    $161,161      $84,745        $75,810
Cost of goods sold................   125,028     129,221     135,974       71,321         67,632
                                    --------    --------    --------      -------        -------
Gross profit......................    24,338      27,637      25,187       13,424          8,178
Amortization expense..............     1,662       1,530       1,698          665            729
Selling, general and
  administrative expense..........     9,409      11,358      10,979        5,490          5,946
                                    --------    --------    --------      -------        -------
Operating income..................    13,267      14,749      12,510        7,269          1,503
                                    --------    --------    --------      -------        -------
Other income (expense):
  Gain (loss) on disposal of fixed
     assets.......................        23        (123)        (62)         (49)           (45)
  Interest expense, net...........    (5,463)     (4,931)    (10,098)      (4,982)        (6,026)
  Interest expense, related
     party........................    (3,153)     (3,193)     (1,067)                         --
  Other, net......................      (997)       (285)        349          (38)           (57)
                                    --------    --------    --------      -------        -------
          Total other expense,
            net...................    (9,590)     (8,532)    (10,878)      (5,069)        (6,128)
                                    --------    --------    --------      -------        -------
Income (loss) before income taxes
  and extraordinary item..........     3,677       6,217       1,632        2,200         (4,625)
Provision (benefit) for income
  taxes...........................     1,239       2,591         794          800         (1,392)
                                    --------    --------    --------      -------        -------
Income (loss) before extraordinary
  item............................     2,438       3,626         838        1,400         (3,253)
Extraordinary item--loss on early
  extinguishment of debt, net of
  tax benefit of $742.............        --          --      (1,210)      (1,210)            --
                                    --------    --------    --------      -------        -------
     Net income (loss)............  $  2,438    $  3,626    $   (372)     $   190        $(3,253)
                                    ========    ========    ========      =======        =======
Earnings per share:
  Basic Income (loss) before
     extraordinary item...........  $   2.39    $   3.56    $   0.59      $  1.09        $ (2.08)
     Extraordinary item...........      0.00        0.00       (0.85)       (0.94)            --
                                    --------    --------    --------      -------        -------
     Income (loss)................  $   2.39    $   3.56    $  (0.26)     $  0.15        $ (2.08)
                                    ========    ========    ========      =======        =======
     Weighted average common
       shares outstanding.........     1,018       1,018       1,418        1,280          1,551
                                    ========    ========    ========      =======        =======
  Diluted Income (loss) before
     extraordinary item...........  $   1.87    $   2.65    $   0.59      $  1.09        $ (2.08)
     Extraordinary item...........      0.00        0.00       (0.85)       (0.94)            --
                                    --------    --------    --------      -------        -------
     Income (loss)................  $   1.87    $   2.65    $  (0.26)     $  0.15        $ (2.08)
                                    ========    ========    ========      =======        =======
  Weighted average common shares
     and assumed conversions
     outstanding..................     1,306       1,370       1,418        1,280          1,551
                                    ========    ========    ========      =======        =======


  The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                 (IN THOUSANDS)



                                                                              TWENTY-SIX WEEKS
                                                                                   ENDED
                                                                            --------------------
                                                                            JUNE 28,    JUNE 26,
                                                1995      1996     1997       1997        1998
                                               ------    ------    -----    --------    --------
NET INCOME (LOSS)............................  $2,438    $3,626    $(372)     $190      $(3,233)
OTHER COMPREHENSIVE INCOME
  Additional Pension Liability...............     (96)      (72)      47        --           --
                                               ------    ------    -----      ----      -------
COMPREHENSIVE INCOME (LOSS)..................  $2,342    $3,550    $(325)     $190      $(3,233)
                                               ======    ======    =====      ====      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                   COMMON STOCK
                                  ---------------   ADDITIONAL   RETAINED               ADDITIONAL
                                  SHARES             PAID-IN     EARNINGS    TREASURY    PENSION
                                  ISSUED   AMOUNT    CAPITAL     (DEFICIT)    STOCK     LIABILITY     TOTAL
                                  ------   ------   ----------   ---------   --------   ----------   --------
BALANCE, December 31, 1994......  1,018     $10      $ 10,240    $  5,081      $ --       $(400)     $ 14,931
  Net income....................     --      --            --       2,438        --          --         2,438
  Additional pension
     liability..................     --      --            --          --        --         (96)          (96)
  Treasury stock acquired,
     242.13 shares..............     --      --            --          --       (10)         --           (10)
                                  -----     ---      --------    --------      ----       -----      --------
BALANCE, December 31, 1995......  1,018      10        10,240       7,519       (10)       (496)       17,263
  Net income....................     --      --            --       3,626        --          --         3,626
  Additional pension
     liability..................     --      --            --          --        --         (72)          (72)
                                  -----     ---      --------    --------      ----       -----      --------
BALANCE, December 31, 1996......  1,018      10        10,240      11,145       (10)       (568)       20,817
  Net loss......................     --      --            --        (372)       --          --          (372)
  Exercise of warrants and
     options....................    533       5         5,061          --        --          --         5,066
  Dividend paid.................     --      --       (15,301)    (14,203)       --          --       (29,504)
  Tax benefit of exercise of
     warrants and options.......     --      --            --       1,107        --          --         1,107
  Reduction of pension
     liability..................     --      --            --          --        --          47            47
                                  -----     ---      --------    --------      ----       -----      --------
BALANCE, December 31, 1997......  1,551     $15      $     --    $ (2,323)     $(10)      $(521)     $ (2,839)
                                  =====     ===      ========    ========      ====       =====      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                               TWENTY-SIX WEEKS ENDING
                                                YEARS ENDED DECEMBER 31,      -------------------------
                                             ------------------------------    JUNE 28,      JUNE 26,
                                               1995       1996       1997        1997          1998
                                             --------   --------   --------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................  $  2,438   $  3,626   $   (372)   $    190       $(3,233)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Deferred income taxes.................        60        296     (1,421)        358            53
     Depreciation and amortization.........     9,768      9,605      9,891       4,734         5,254
     Provision for doubtful accounts.......       356         20        (98)         92            96
     Provision for inventory
       obsolescence........................       450       (266)       287         125            28
     (Gain) loss from disposal of fixed
       assets..............................       (23)       123         62          49            62
     Write off of debt issue costs                 --         --        701         701            --
     Changes in assets and liabilities:
       Accounts receivable.................    (1,361)       337      5,924       1,017         1,358
       Inventories.........................    (3,909)       794     (3,169)       (446)          883
       Prepaid and other assets............    (1,634)    (1,798)         3       1,306           283
       Refundable federal income taxes.....       154        (32)      (784)       (654)         (918)
       Accounts payable, accrued expense
          and other liabilities............     2,523        371      5,013      (1,595)       (2,501)
                                             --------   --------   --------    --------       -------
          Net cash provided by (used in)
            operating activities...........     8,822     13,076     16,037       5,877         1,365
                                             --------   --------   --------    --------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and
     equipment.............................    (6,932)    (8,028)    (8,413)     (3,481)       (4,416)
  Proceeds from sale of fixed assets.......       479         14         --          --            --
  Purchase of other long-term assets.......        --         --       (434)         --            --
  Payments made for Parent Company.........        --         --         --          --        (2,769)
                                             --------   --------   --------    --------       -------
          Net cash used in investing
            activities.....................    (6,453)    (8,014)    (8,847)     (3,481)       (7,185)
                                             --------   --------   --------    --------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on long-term debt.............     9,886      8,647    101,529     101,529            --
  Principal payments on long-term debt.....   (12,569)   (12,435)   (73,231)    (73,231)         (101)
  Principal payments on capital lease
     obligations...........................      (588)      (480)      (623)       (265)         (154)
  Exercise of options and warrants.........        --         --      5,066       5,066            --
  Payments of dividends....................        --         --    (29,504)    (29,504)           --
  Proceeds (payments) from other long-term
     liabilities...........................     1,016         --       (939)         --           (32)
  Shares acquired in treasury..............       (10)        --         --          --            --
  Payment of bond issue costs..............        --         --     (4,152)     (3,839)           --
  Checks written in excess of bank
     balances..............................        --         --         --          --           287
  Payments on other liabilities............        --         --         --          --            --
                                             --------   --------   --------    --------       -------
          Net cash (used in) provided by
            financing activities...........    (2,265)    (4,268)    (1,854)       (244)           --
NET INCREASE (DECREASE) IN CASH............       104        794      5,336       2,152        (5,820)
CASH AT BEGINNING OF PERIOD................       680        784      1,578       1,578         6,914
                                             --------   --------   --------    --------       -------
CASH AT END OF PERIOD......................  $    784   $  1,578   $  6,914    $  3,730       $ 1,094
                                             ========   ========   ========    ========       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid (refund received)......  $  1,243   $  1,945   $    661    $    609       $  (968)
  Interest paid............................  $  8,172   $  7,799   $  9,701    $  4,751       $ 5,944


  The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

     Anchor Holdings, Inc. (the "Company") was incorporated March 9, 1990, under the laws of the State of Delaware. The Company's subsidiaries manufacture and sell: brushes used in medical and dental applications; plastic and metal packaging for the cosmetics industry; and molded plastics products, including assembly of plastic parts and construction of molds used in the injection molding business. Substantially all sales are made on credit without collateral. The Company manufactures dental products in the Morristown, Tennessee facility and cosmetics products in three facilities: Matamoros, Mexico; Morristown, Tennessee; and Waterbury, Connecticut. The majority of the cosmetics goods are produced in a Matamoros facility. Molded plastics products are produced in four separate plants in Seagrove, North Carolina as well as in a facility in Round Rock, Texas. In addition to the manufacturing facilities, the Company operates mold technology centers in Elk Grove, Illinois and Sanford, North Carolina.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies followed by the Company and its subsidiaries in the presentation of their consolidated financial statements are summarized below:

PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of Anchor Holdings, Inc. the parent holding company, its wholly owned subsidiaries Anchor Advanced Products Foreign Sales Corporation and Anchor Advanced Products, Inc., and its Mexican subsidiary, Cepillos de Matamoros, S.A. de C.V. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     The Company considers investments with a maturity 90 days or less when purchased to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate the first-in, first-out method. Valuation allowances are provided for adjustments related to carrying costs in excess of estimated market value and potential obsolescence.

PROPERTY, PLANT, EQUIPMENT, AND DEPRECIATION

     Property, plant, and equipment are recorded at cost. Assets under capital leases are stated at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the various properties as follows:

Building and improvements.......................     30 years
Machinery and equipment.........................     10 years
Furniture and fixtures..........................     10 years
Other...........................................    4-6 years

INTANGIBLE ASSETS AND AMORTIZATION

     Intangible assets represent goodwill, organizational expenses, loan costs, and costs allocated to noncompete agreements arising principally from the acquisition of the Company in 1990, and the acquisition of the assets of Mid-State Plastics, Inc. in 1994. These assets are carried at cost and amortized on a straight-line basis over their estimated useful lives ranging between two and fifteen years.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

PENSION PLANS

     Pension costs for defined benefit plans are determined in accordance with Statement of Financial Accounting Standard No. 87, and include current costs plus the amortization of transition assets over a period of 21 years. The Company funds pension costs in accordance with the plans and legal requirements. The Company also has a defined contribution savings plan for all domestic employees for which it matches one-half of employee contributions up to six percent of employee compensation.

INCOME TAXES

     Deferred tax liabilities and assets are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

EARNINGS (LOSS) PER SHARE

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. The standard replaces the presentation of primary EPS with a presentation of basic EPS and replaces the presentation of fully diluted EPS with diluted EPS. Basic income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock and, dilutive securities outstanding during the respective periods. Dilutive securities represented by options and warrants outstanding have been included in the computation. The Company uses the treasury stock method for calculating the dilutive effect of options and warrants.

RECLASSIFICATIONS

     Reclassifications have been made to certain previously reported amounts in order to conform with the current year's presentations.

SIGNIFICANT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates of the Company include the allowance for doubtful accounts, inventory obsolescence reserves and certain self-insured retained risks. Actual results could differ from these estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company follows Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, and iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective December 31, 1997, the Company implemented Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure. The Statement consolidates disclosures required

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
by several existing pronouncements regarding an entity's capital structure. The Company's disclosures are already in compliance with such pronouncements and, accordingly, SFAS No. 129 does not require any change to existing disclosures.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Statement is effective for fiscal years beginning after December 31, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company is evaluating SFAS No. 131 to determine the impact, if any, on its reporting and disclosure requirements.


     During February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods for comparative purposes is required. The Company is evaluating SFAS No. 132 to determine the impact on its reporting and disclosure requirements.



     During June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement required that derivatives and hedges be valued at their fair value and establishes standards for the recognition of changes in fair value. The Statement is effective for periods beginning after June 15, 1999. The Company is evaluating SFAS No. 133 to determine the impact, if any, on its reporting and disclosure requirements.


2.  INVENTORIES

     Inventories at December 31, 1996 and 1997 consist of:


                                                            1996       1997
                                                           -------    -------
Raw materials............................................  $ 9,508    $12,026
Work in process..........................................    6,254      6,306
Finished goods...........................................    5,954      6,553
                                                           -------    -------
                                                            21,716     24,885
Less valuation allowances................................   (1,305)    (1,593)
                                                           -------    -------
                                                           $20,411    $23,292
                                                           =======    =======

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

3.  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment at December 31, 1996 and 1997 consist of:

                                                            1996       1997
                                                           -------    -------
Land.....................................................  $ 1,254    $ 1,254
Buildings and improvements...............................   17,019     17,906
Machinery and equipment..................................   70,383     74,406
Furniture and fixtures...................................    3,331      3,997
Leasehold improvements...................................      938        132
Vehicles.................................................      140        119
                                                           -------    -------
                                                            93,066     97,814
Less accumulated depreciation and amortization...........  (40,737)   (48,343)
                                                           -------    -------
                                                            52,329     49,471
Construction in progress.................................      394      3,731
                                                           -------    -------
                                                           $52,723    $53,202
                                                           =======    =======

     Depreciation and amortization of property, plant and equipment was $7,787, $7,756 and $7,875 for the years ended December 31, 1995, 1996 and 1997, respectively.

4.  INTANGIBLE AND OTHER ASSETS

     Intangible and other assets at December 31, 1996 and 1997 consist of:

                                                       ESTIMATED
                                                      USEFUL LIVES     1996       1997
                                                      ------------    -------    -------
Intangible assets:
  Grant fees........................................      3 years     $    87    $    87
  Organizational expenses...........................   5-10 years       1,539      1,539
  Loan costs........................................      5 years       1,596      1,596
  Noncompete agreement..............................    3-5 years       1,250        250
  Supply contract...................................    65 months       1,000      1,000
  Acquisition costs.................................      5 years       1,043      1,043
  Goodwill..........................................     15 years      12,392     12,392
  Intangible pension asset..........................     37 years       2,004      2,004
  Bond issue costs..................................      7 years          --      4,152
                                                                      -------    -------
                                                                       20,911     24,063
  Less accumulated amortization.....................                   (6,551)    (8,383)
                                                                      -------    -------
                                                                       14,360     15,680
Other assets:
  Cash value of life insurance......................                    2,105      2,670
  Other assets......................................                       17         --
                                                                      -------    -------
                                                                      $16,482    $18,350
                                                                      =======    =======

     Amortization expense related to intangibles totaled $1,662, $1,530 and $2,398 for the years ended December 31, 1995, 1996 and 1997, respectively. The 1997 amortization expense includes a write-off of $700 associated with loan costs which is included in the extraordinary loss and also includes a write-off of $49

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
associated with a noncompete agreement. Amortization of loan fees that were charged to interest expense totaled $319, $319 and $319 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The intangible pension asset represents prior service cost related to the supplemental executive retirement plan and relates to the unrecognized net obligation at the date of initial application as described in Note 7.

5.  LONG-TERM DEBT

     On April 2, 1997, Anchor Advanced Products, Inc. issued $100,000 of 11 3/4% Senior Notes due 2004 (the "Senior Notes"). The Company has guaranteed the Senior Notes fully and unconditionally. The net proceeds from the sale of the Senior Notes was $96.6 million (after deducting discounts, commissions, fees and expenses thereof) and were used: (i) to repay in full $51.5 million in borrowings under the Revolving Credit and Term Loan Agreement, including all accrued interest and fees payable upon such prepayment, (ii) to pay $22.3 million to redeem $9.0 million aggregate principal amount of Senior Subordinated Notes and $12.0 million aggregate principal amount of Junior Subordinated Notes, each due April 30, 2000, and (iii) to pay $22.8 million of a $29.5 million dividend on the Company's common stock. All of the outstanding 380,000 warrants and 153,300 options were exercised prior to the payment of the dividend. The Company also entered into a credit facility which provided for revolving loans not to exceed $15.0 million. The proceeds from the exercise of the warrants and options and an additional borrowing of $1.5 million under the credit facility were used to supplement the total dividend payment. The Company had no outstanding debt under the credit facility as of December 31, 1997.

     Long-term debt at December 31, 1996 and 1997, consists of:

                                                               1996        1997
                                                              -------    --------
Borrowings under revolving credit agreement; floating rates
  (a).......................................................  $15,952    $     --
Term note; floating rates(b)................................   34,750          --
Senior subordinated notes, due April 30, 2000(c)............    9,000          --
Junior subordinated notes due April 30, 2000(c).............   12,000          --
Senior notes due April 1, 2004(d)...........................       --     100,000
                                                              -------    --------
                                                               71,702     100,000
Less current maturities.....................................   (6,000)         --
                                                              -------    --------
                                                              $65,702    $100,000
                                                              =======    ========

------------------------------
(a) This revolving credit agreement provided a number of options for variable rate borrowings subject to potential limitations based on percentages of inventories, receivables and outstanding letters of credit. The agreement was paid in full during 1997.

(b) This term note was paid in full during 1997.

(c) This senior and junior subordinated debt was payable to certain stockholders and was paid in full during 1997.

(d) This debt is payable to note holders, subsequent to a public debt offering in 1997. Interest is paid semiannually on April 1 and October 1 at a fixed rate of 11.75%. The Senior Notes mature on April 1, 2004, at which time the full principal amount is due.

     The Senior Notes contain restrictions on, among other things, change of controlling interest or sale of the Company, payment of cash dividends, redemption of capital stock, creation of liens on assets, acquisition or sale of subsidiaries, issuance of additional debt, purchases of investments, consolidating or selling substantially all assets, transaction with related parties and so-called "junior" payments. The Company was in compliance with these covenants at December 31, 1997.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

6.  LEASES

     The Company leases a warehouse, land, and certain equipment under capital leases that expire on various dates through December 2000. The net book value of buildings, land, and equipment recorded under capital leases at December 31, 1996 and 1997, was $1,594 and $1,240, respectively. Amortization of assets held under capital leases is included with depreciation expense.

     The Company also has a noncancellable operating lease for two facilities which requires the Company to pay all executory costs such as maintenance, taxes, and insurance.

     Future minimum lease payments under noncancellable operating leases with initial or remaining lease terms in excess of one year and the present value of future minimum capital lease payments as of December 31, 1997, are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
Year ending December 31:
  1998......................................................   $ 438       $279
  1999......................................................      47        199
  2000......................................................      --        115
  2001......................................................      --         57
Thereafter..................................................      --         --
                                                               -----       ----
          Total minimum lease payments......................     485       $650
                                                                           ====
Less amounts representing interest (at rates ranging from
  10% to 11.7%).............................................      62
                                                               -----
  Present value of net minimum capital lease payments.......     423
Less current maturities of obligations under capital
  leases....................................................     382
                                                               -----
  Obligations under capital leases excluding current
     installments...........................................   $  41
                                                               =====

     Total rent expense for operating leases for the years ended December 31, 1995, 1996 and 1997 was $1,201, $1,779 and $943, respectively.

7.  EMPLOYEE BENEFIT PLANS

     The Company sponsors pension plans covering substantially all domestic employees. Plans covering domestic salaried employees provide benefits that are based on an employee's years of service and compensation during the five-year period prior to retirement. The plan covering domestic hourly employees provides benefits of stated amounts based on an employee's years of service. Annually, the Company contributes to the plans covering domestic employees such amounts which are actuarially determined to provide the plans with sufficient assets to meet future benefit payment requirements. Foreign executives and employees are covered by fully funded programs as legally required.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

     The following table sets forth the funded status of the Company's domestic defined benefit pension plans and related amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1997:

                                                          1996              1997
                                                     ---------------   ---------------
                                                     SALARY   HOURLY   SALARY   HOURLY
                                                     ------   ------   ------   ------
Actuarial present value of benefit obligations:
  Benefit obligations:
     Vested........................................  $  987   $1,901   $1,192   $2,194
     Nonvested.....................................      58       41       72      105
                                                     ------   ------   ------   ------
     Accumulated benefit obligation................  $1,045   $1,942   $1,264   $2,299
                                                     ======   ======   ======   ======
Projected benefit obligation for service rendered
  to date..........................................  $1,756   $1,942   $2,142   $2,299
Plan assets at estimated fair value................   1,419    1,732    1,782    2,296
                                                     ------   ------   ------   ------
Excess of projected benefit obligation over plan
  assets...........................................    (337)    (210)    (360)      (3)
Unrecognized transition amount.....................     488        7      458        6
Unrecognized prior service cost....................      --      110       --      104
Unrecognized net (gain) loss.......................    (523)     916     (531)     841
Unrecognized net obligation........................      --   (1,033)      --     (951)
                                                     ------   ------   ------   ------
     Accrued (prepaid) pension cost................  $ (372)  $  210   $ (433)  $    3
                                                     ======   ======   ======   ======

     Plan assets consist of cash and temporary investments.

     Net pension cost for the years ended December 31, 1995, 1996 and 1997 included the following components:

                                              1995              1996              1997
                                         ---------------   ---------------   ---------------
                                         SALARY   HOURLY   SALARY   HOURLY   SALARY   HOURLY
                                         ------   ------   ------   ------   ------   ------
Service cost--benefits earned during
  the period...........................   $184     $168     $199     $182     $209     $197
Interest cost on projected benefit
  obligation...........................    106      109      130      131      170      155
Estimated/actual return on plan
  assets...............................    (87)    (111)    (158)      14     (148)    (266)
Net amortization and deferral..........     22       38       84      (99)      12      150
                                          ----     ----     ----     ----     ----     ----
  Net pension cost.....................   $225     $204     $255     $228     $243     $236
                                          ====     ====     ====     ====     ====     ====

     Assumptions used in accounting for the pension plans as of December 31, 1995, 1996 and 1997 were:

                                              1995              1996              1997
                                         ---------------   ---------------   ---------------
                                         SALARY   HOURLY   SALARY   HOURLY   SALARY   HOURLY
                                         ------   ------   ------   ------   ------   ------
Discount rate..........................  8.0%     8.0%     8.0%     8.0%     8.0%     8.0%
Rate of increase in compensation
  levels...............................  4.0%      N/A     3.9%      N/A     3.9%      N/A
Expected long-term rate of return on
  assets...............................  8.0%     9.0%     8.0%     9.0%     8.0%     8.0%

     In 1991, the Company entered into agreements with certain key executive officers, providing for supplemental payments upon retirement, disability, or death. The Company purchased life insurance policies to fund the liability under these agreements, which also provide death benefits to the Company. The following

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
table sets forth the status of the supplemental executive retirement plan (SERP) and related amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1997:

                                                            1996       1997
                                                           -------    -------
Actuarial present value of benefit
  obligation--nonvested..................................  $ 4,263    $ 5,069
                                                           =======    =======
Projected benefit obligation for services rendered to
  date...................................................  $ 7,401    $ 7,993
Plan assets..............................................       --         --
                                                           -------    -------
  Excess of projected benefit obligations over plan
     assets..............................................   (7,401)    (7,993)
Unrecognized transition amount...........................    4,746      4,401
Unrecognized net obligation at date of initial
  application............................................   (1,608)    (1,477)
                                                           -------    -------
  Accrued pension cost...................................  $(4,263)   $(5,069)
                                                           =======    =======

     The Company intends to fund the plan through Company-owned life insurance, which has a cash value of $2,670 at December 31, 1997; however, the insurance policies are not considered plan assets for accounting purposes.

     Net pension cost for the SERP for the years ended December 31, 1995, 1996 and 1997 consists of the following:

                                                              1995    1996    1997
                                                              ----    ----    ----
Service cost--benefits earned during the period.............  $221    $431    $465
Interest cost on projected benefit obligations..............   246     284     341
Net amortization............................................   131     130     131
                                                              ----    ----    ----
                                                              $598    $845    $937
                                                              ====    ====    ====

     The Company also sponsors defined contribution savings plans for substantially all domestic employees. Contributions for the years ended December 31, 1995, 1996 and 1997, approximated $456, $492 and $532, respectively.

     Pension costs for the foreign subsidiary amounted to approximately $582, $654 and $599 for the years ended December 31, 1995, 1996 and 1997, respectively.

8.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1995, 1996 and 1997 consists of the following:

                                                            1995      1996      1997
                                                           ------    ------    ------
Federal tax:
  Current................................................  $  939    $2,065    $1,284
  Deferred...............................................      57       197      (985)
State:
  Current................................................      32        52       197
  Deferred...............................................       3        99      (212)
Foreign tax..............................................     208       178       510
                                                           ------    ------    ------
Total tax expense attributable to continuing
  operations.............................................  $1,239    $2,591    $  794
                                                           ======    ======    ======

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

     Income tax expense varies from the amount computed by applying the federal corporate income tax rate of 34% to income before income taxes as follows:

                                                              1995      1996     1997
                                                             ------    ------    ----
Computed "expected" income tax expense (benefit)...........  $1,250    $2,144    $555
Increase (decrease) in income taxes resulting from:
  Foreign sales corporation income.........................    (190)      (99)   (119)
  State income taxes, net of federal tax effect............      23        99     (15)
  Nondeductible portion of meals and entertainment.........      69        48      73
  Foreign income taxes.....................................     208       178     510
  Write off charitable contribution deferred asset.........      --        75      --
  Other, net...............................................    (121)      146    (210)
                                                             ------    ------    ----
     Actual income tax provision attributable to continuing
       operations..........................................  $1,239    $2,591    $794
                                                             ======    ======    ====

     The components of the net deferred income tax assets and liabilities as of December 31, 1996 and 1997 are as follows:

                                                             1996                     1997
                                                     ---------------------    ---------------------
                                                     CURRENT    NONCURRENT    CURRENT    NONCURRENT
                                                     -------    ----------    -------    ----------
Deferred tax assets:
  Estimate for doubtful accounts and returns.......  $  404      $    --      $  310      $    --
  Inventory allowances.............................     667           --         796           --
  Accrued expenses.................................     860           --         793           --
  Additional pension liability.....................      --          834          --        1,228
  Contributions carryforward.......................      --           --          73           --
  Net operating loss carryforward..................      46           --          --          598
  Alternative minimum tax credits..................      --        1,332          --        1,377
  Other............................................      46          495         162        1,157
                                                     ------      -------      ------      -------
          Total deferred tax assets................   2,023        2,661       2,134        4,360
                                                     ------      -------      ------      -------
Deferred tax liabilities:
  Property, plant and equipment....................      --        5,567          --        5,902
  Other............................................      --           --          54           --
                                                     ------      -------      ------      -------
          Total deferred tax liabilities...........      --        5,567          54        5,902
                                                     ------      -------      ------      -------
          Net deferred tax asset (liability).......  $2,023      $(2,906)     $2,080      $(1,542)
                                                     ======      =======      ======      =======

     The Company has at December 31, 1997, $2,088 of federal and state net operating losses available to either carryback or carryforward. Net operating losses of approximately $1,466 remain to be carried forward to offset future state taxable income. Approximately $1,332 of alternative minimum tax credits may be carried forward indefinitely. The amount of unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration were $1,430 and $1,388 for the years ending December 31, 1996 and 1997, respectively.

9.  EMPLOYEE STOCK OPTIONS, WARRANTS, AND INCENTIVES

     On October 29, 1990, the Company adopted the 1990 Time Accelerated Restricted Stock Option Plan, as amended effective April 1, 1996 (the "1990 Plan"). A maximum of 163.3 thousand shares of the Company's common stock may be issued pursuant to the 1990 Plan upon the exercise of options. Under the 1990 Plan,

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
nonqualified stock options may be granted to members of senior management of the Company and its subsidiaries. As of December 31, 1996, options to purchase 163.3 thousand shares of the Company's common stock at exercise prices of $9.50--$30.00 per share had been granted. The 153 thousand vested options had been exercised as of December 31, 1997, at an exercise price of $9.50 per share.

     On June 11, 1996, the Company adopted the 1995 Time Accelerated Restricted Stock Option Plan (the "1995 Plan"). A maximum of twenty-five thousand shares of the Company's common stock may be issued pursuant to the 1995 Plan upon the exercise of options. Under the 1995 Plan, nonqualified stock options may be granted to members of senior management of the Company and its subsidiaries who were formerly employed by Mid-State and who, at the time of adoption of the 1995 Plan, were employed in the Company's Mid-State Plastics Division. As of December 31, 1997, all twenty-five thousand options previously granted had been forfeited under the terms of the agreement.

     Both plans are administered by the Board of Directors of the Company or a Committee consisting of three or more directors. Subject to the provisions of each Plan, the Board of Directors of the Company has the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to such option, (ii) when the option becomes exercisable and (iii) the exercise price of the option; provided, however, that no option may have a term in excess of ten years and six months from the date of grant.

     The terms and conditions of an option grant are set forth in a related option agreement. An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options granted under either plan will terminated upon the earliest to occur of (a) ten years and six months have elapsed since the date of the grant of the option, (b) 30 days following an optionee's voluntary termination or termination for cause of employment with the Company or any of its subsidiaries, or (c) 180 days following an optionee's termination of employment without cause or due to death or disability of the optionee.

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123). As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its Plans. No compensation expense is recognized for the granting of options during 1996 or 1997, as calculated under APB 25. Had compensation cost for the Company's Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS 123, the Company's net income (loss) and net income (loss) per diluted share would have been reduced to the pro forma amounts of $3,594 and $2.53, respectively, for 1996 and $(391) and $(0.26), respectively, for 1997. The fair value of each option grant is estimated using the Minimum Value Method with the following assumptions used for the 1990 and 1995 plans; risk-free interest rates of 6.46% and 6.04%, respectively, and expected lives of ten years.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

     A summary of the status of the Company's 1990 Plan as of December 31, 1995, 1996 and 1997, and changes during the years ending on those dates is presented below:

                                      1995                      1996                      1997
                             -----------------------   -----------------------   -----------------------
                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                                         AVERAGE                   AVERAGE                   AVERAGE
                             SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                             ------   --------------   ------   --------------   ------   --------------
Outstanding, beginning of
  year.....................   153         $9.50           153       $ 9.50        163         $10.76
Granted....................    --                          10       $30.00         --             --
Exercised..................    --                          --                     153           9.50
Forfeited..................    --                          --                      --
                              ---                      ------                     ---
Outstanding, end of year...   153         $9.50           163       $10.76         10         $30.00
                              ===                      ======                     ===
Options exercisable at
  year-end.................   153                         153                      --
Fair value of options
  granted during the
  year.....................                            $11.96
                                                       ======

     A summary of the status of the Company's 1995 Plan as of December 31, 1996, and changes during the year ending on that date is presented below:

                                       1995                      1996                      1997
                              -----------------------   -----------------------   -----------------------
                                          WEIGHTED                  WEIGHTED                  WEIGHTED
                                          AVERAGE                   AVERAGE                   AVERAGE
                              SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                              ------   --------------   ------   --------------   ------   --------------
Outstanding, beginning of
  year......................     --                       25         $41.30         25         $41.30
Granted.....................     25        $41.30         --                        --
Exercised...................     --                       --                        --
Forfeited...................     --                       --                        25          41.30
                              -----                      ---                        --
Outstanding, end of year....     25        $41.30         25          41.30         --
                              =====                      ===                        ==
Options exercisable at
  year-end..................     --                       --
Fair value of options
  granted during the year...  $5.03
                              =====

     The following table summarizes information about the Plan's stock options at December 31, 1997:

                   NUMBER      WEIGHTED-AVERAGE      WEIGHTED        NUMBER         WEIGHTED
   RANGE OF      OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
EXERCISE PRICE   AT 12/31/97   CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/97   EXERCISE PRICE
--------------   -----------   ----------------   --------------   -----------   --------------
  $30.00             10               10              $30.00            --             --

     The Company had issued to the ML-Lee Funds warrants to purchase 380 thousand shares of common stock exercisable at $9.50 per share. All of these warrants had been exercised as of December 31, 1997. Affiliates of the ML-Lee Funds comprise the majority holders of the Company's common stock.

10.  CUSTOMER SUPPLY AGREEMENTS

     On January 11, 1991, the Company entered into an agreement with a major customer to supply product at certain agreed-upon levels through December 1992, with an option for the customer to extend the contract for three additional one year periods. The customer has extended the agreement through December 31, 1999. The agreement guarantees certain gross margin percentages in varying amounts over the term of the agreement based upon variable labor, material and overhead costs. The agreement is cancellable by the customer; however, if such cancellation occurs, the customer agrees to absorb a portion of the Company's capital investment associated with the agreement in decreasing amounts over the term of the contract.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

     On July 1, 1993, the Company entered into an agreement with another major customer to supply product at certain agreed-upon levels through December 1997, with an option for the customer to extend the contract for three additional one year periods. The customer has extended the agreement through December 31, 1999. The agreement guarantees certain gross margin percentages in varying amounts over the term of the agreement based upon variable labor, material and overhead costs. The agreement is cancellable by the customer; however, if such cancellation occurs, the customer agrees to absorb a portion of the Company's capital investment associated with the agreement in decreasing amounts over the term of the contract.

     In connection with the purchase of Mid-State Plastics, Inc., the Company assumed a contract with a customer to maintain a manufacturing facility in Texas for the production of injection molded plastic parts. The customer has the exclusive right, unless otherwise agreed, to purchase the manufacturing capacity of the facility. The agreement is effective until July 2000, with the customer having the right to renew on a yearly basis. The customer guarantees the Company 80% of capacity and if not utilized, reimburses the Company based on a predetermined rate. In the event that production exceeds the guarantee, the Company owes the customer an amount computed at one-half the predetermined rate.

11.  BUSINESS AND CREDIT CONCENTRATIONS

     The Company's sales are generally made on account without collateral. Repayment terms vary based on certain conditions. The Company maintains reserves which management believes are adequate to provide for potential credit losses. The majority of the Company's customer base spans the United States.

     The Company had two customers at December 31, 1996, and three customers at December 31, 1997, which individually had accounts receivable balances in excess of 10% of the total accounts receivable balance. Management believes the total accounts receivable due from these customers, which was approximately $6,748 and $4,662 at December 31, 1996 and 1997, respectively, is fully collectible. The respective percentage for each customer with sales in excess of 10% of the years ended December 31, 1995, 1996 and 1997, was as follows:

                                                          1995    1996    1997
                                                          ----    ----    ----
Customer A..............................................   29%     24%     18%
Customer B..............................................   14%     19%     24%
Customer C..............................................   13%     10%     11%

12.  CONTINGENCIES

     The Company is subject to claims, normally employment related, in the ordinary course of business. Management does not believe the resolution of any such claims will result in a material adverse effect on the future financial condition, results of operations or cash flows of the Company.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

CURRENT ASSET AND LIABILITIES

     The carrying value of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

NONCURRENT LIABILITIES

     The Company estimates that the fair value of the Senior Notes at December 31, 1997 is approximately $106,500, compared to the carrying value of $100,000. In making such assessments, the Company utilized quoted market prices.

14.  RELATED PARTY TRANSACTIONS

     Transactions involving related parties not otherwise disclosed herein are as follows:

     Management fees of $180 each year have been paid to Thomas H. Lee Company during 1995, 1996 and 1997, respectively, for management and other consulting services provided to the Company. Affiliates of the Thomas H. Lee Company comprise the majority holders of the Company's common stock.

     The Company leases warehouse space (near its facilities in Seagrove, North Carolina) from Jack C. Lail, a shareholder during 1997. The lease terms are month-to-month, and rent paid under the lease totaled $64 in 1997.

15.  INFORMATION ABOUT THE COMPANY'S OPERATIONS IN DIFFERENT GEOGRAPHIC AREAS

     The Company has significant operations in Mexico as well as the United States. The operations in Mexico do not involve sales to unaffiliated customers. All sales for the Mexican subsidiary are to the U.S. Company and are marked up based on a contract price, which at December 31, 1997 was 6.83%. These sales were $6,418, $6,081 and $9,363, respectively, for the years ending December 31, 1995, 1996 and 1997 and were eliminated in consolidation.

     Identifiable assets in Mexico were $14,823 and $15,128, respectively, at December 31, 1996 and 1997. These amounts include intercompany receivables/payables of $835 and $1,586, which were eliminated in consolidation.

     The Company had sales to customers in foreign countries of $11,249, $13,148 and $19,256 for the years ending December 31, 1995, 1996 and 1997.

16.  ANCHOR ADVANCED PRODUCTS, INC. SEPARATE COMPANY FINANCIAL STATEMENTS

     As described in footnote 5, Anchor Advanced Products, Inc. issued $100,000 of 11 3/4% Senior Notes due 2004. These notes have been guaranteed fully and unconditionally by the parent company, Anchor Holdings, Inc. The separate financial statements of Anchor Advanced Products, Inc. are not included herein because management has determined that they are not materially different from those of Anchor Holdings, Inc. Summarized financial information of Anchor Advanced Products, Inc. for the years ended December 31, 1995, 1996 and 1997, are as follows:

                                                       1995        1996        1997
                                                     --------    --------    --------
Current assets.....................................  $ 45,680    $ 47,502    $ 49,087
Noncurrent assets..................................    70,416      69,192      71,544
Current liabilities................................    19,689      20,023      15,368
Noncurrent liabilities.............................    79,577      75,851     108,286
Equity.............................................    16,830      20,820      (3,023)
Net sales..........................................   149,366     156,858     161,161
Gross profit.......................................    24,338      27,637      25,187
Income from operations before extraordinary
  items............................................     2,189       3,417         583
Net income (loss)..................................     2,189       3,417        (627)

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

17.  EARNINGS PER SHARE

     The following table sets forth for the periods indicated the calculation of earnings (loss) per share included in the Company's Consolidated Statements of
Operations:


                                                                         TWENTY-SIX
                                                                         WEEKS ENDED
                                       YEAR ENDED DECEMBER 31,    -------------------------
                                      -------------------------    JUNE 28,      JUNE 26,
                                       1995     1996     1997        1997          1998
                                      ------   ------   -------   -----------   -----------
                                                                  (UNAUDITED)   (UNAUDITED)
Numerator:
  Net income before extraordinary
     item..........................   $2,438   $3,626   $   838     $ 1,400       $(3,233)
  Extraordinary item...............       --       --    (1,210)     (1,210)           --
                                      ------   ------   -------     -------       -------
Numerator for basic and diluted
  earnings per share...............   $2,438   $3,626   $  (372)    $   190       $(3,233)
                                      ======   ======   =======     =======       =======
Denominator:
  Denominator for basic earnings
     per share-- weighted-average
     shares........................    1,018    1,018     1,418       1,551         1,551
  Potentially dilutive common
     shares........................      288      352        --          --            --
                                      ------   ------   -------     -------       -------
Denominator for diluted earnings
  per share--adjusted
  weighted-average shares and
  dilutive shares..................    1,306    1,370     1,418       1,551         1,551
                                      ======   ======   =======     =======       =======
BASIC
  Income before extraordinary
     item..........................   $ 2.39   $ 3.56   $  0.59     $  0.90       $ (2.08)
  Extraordinary item...............       --       --     (0.85)      (0.78)           --
                                      ------   ------   -------     -------       -------
  Net income.......................   $ 2.39   $ 3.56   $ (0.26)    $  0.12       $ (2.08)
                                      ======   ======   =======     =======       =======
DILUTED
  Income before extraordinary
     item..........................   $ 1.87   $ 2.65   $  0.59     $  0.90       $ (2.08)
  Extraordinary item...............       --       --     (0.85)      (0.78)           --
                                      ------   ------   -------     -------       -------
  Net income.......................   $ 1.87   $ 2.65   $ (0.26)    $  0.12       $ (2.08)
                                      ======   ======   =======     =======       =======



18.  OTHER COMPREHENSIVE INCOME



     The Company has adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires the reporting of comprehensive income in addition to net income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.



     Information with respect to the accumulated other comprehensive income balance is as follows:



                                                                               TWENTY-SIX
                                                                              WEEKS ENDED
                                            YEAR ENDED DECEMBER 31,    --------------------------
                                            -----------------------     JUNE 28,       JUNE 26,
                                            1995     1996     1997        1997           1998
                                            -----    -----    -----    -----------    -----------
                                                                       (UNAUDITED)    (UNAUDITED)
Beginning balance.........................  $(400)   $(496)   $(568)      $(568)         $(521)
Current period change in additional
  pension liability.......................    (96)     (72)      47          --             --
                                            -----    -----    -----       -----          -----
                                            $(496)   $(568)   $(521)      $(568)         $(521)
                                            =====    =====    =====       =====          =====

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

19.  INTERIM BASIS OF PRESENTATION (UNAUDITED)



     The quarterly condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Anchor Acquisition Co. (see Note 20) is not consolidated and push down accounting has not been applied since the Company had outstanding public debt at the time of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation. The quarterly consolidated financial statements have been prepared, without audit, in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the quarterly consolidated financial statements include all adjustments which are necessary for a fair presentation of the financial position and results of operations for the interim periods presented, such adjustments being of a normal recurring nature. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. It is suggested that these quarterly consolidated financial statements and notes thereto be read in conjunction with the full consolidated financial statements and notes thereto for the year ended December 31, 1997. Results of operations in interim periods are not necessarily indicative of results to be expected for a full year.



20.  RECENT DEVELOPMENTS (UNAUDITED)


     On March 19, 1998 Anchor Acquisition Co., a Delaware corporation ("Purchaser"), entered into a Stock Purchase Agreement (the "Purchase Agreement") with ML-Lee Acquisition Fund II, L.P., ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. and Thomas H. Lee Equity Partners, L.P. The closing of the transactions contemplated by the Purchase Agreement occurred concurrent with the signing of the Purchase Agreement (the "Closing"). Pursuant to the terms and conditions of the Purchase Agreement, at the Closing the Purchaser acquired all of the issued and outstanding shares of capital stock of Anchor Holdings, Inc., whose wholly owned subsidiary is Anchor Advanced Products, Inc.


     The purchase price was $4.00 per share, of which 1,551,217.66 shares of common stock, $.01 par value per share, were issued and outstanding, for a total purchase price of $6,204,870.04. Additionally, the Company paid $2,769 on behalf of Anchor Acquisition Co. to the holders of the Senior Notes for their consent to the transaction and to other parties for expenses in regards to the transaction.


     Upon the Closing, the officers and directors of Anchor Holdings, Inc. and Anchor Advanced Products, Inc. resigned and the Purchaser caused new officers and a new director of each of those entities to be elected.

     On June 3, 1998, the Company froze the benefit accruals for the Anchor Advanced Products, Inc. Hourly Pension Plan and the Anchor Advanced Products, Inc. Salaried Pension Plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Somomeca Industries:

     We have audited the accompanying consolidated balance sheets of SOMOMECA INDUSTRIES (a French corporation) and subsidiaries as of December 31, 1997 and as of August 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the four month period ended December 31, 1997 and for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SOMOMECA INDUSTRIES and subsidiaries as of December 31, 1997 and as of August 31, 1997 and 1996, and the results of their operations and their cash flows for the four month period ended December 31, 1997 and for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles in the United States.

                                          BARBIER, FRINAULT & ASSOCIES
                                          Member Firm of Andersen Worldwide

February 17, 1998
Paris, France

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS OF US DOLLARS--NOTE 2)

                                                            AUGUST 31,    AUGUST 31,    DECEMBER 31,
                                                               1996          1997           1997
                                                            ----------    ----------    ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents...............................   $   851       $   804        $   428
  Trade receivables, net of allowance of $91, $213 and
     $104 respectively....................................    21,223        25,752         26,623
  Other receivables.......................................     1,235         1,667          1,193
  Inventories.............................................     8,976         7,862          7,806
  Prepaid expenses........................................     1,030           502            730
  Deferred tax assets.....................................       684           828            617
                                                             -------       -------        -------
          Total current assets............................    33,999        37,415         37,397
                                                             -------       -------        -------
PROPERTY, PLANT AND EQUIPMENT, NET........................    23,676        21,304         22,438
                                                             -------       -------        -------
OTHER ASSETS..............................................     7,204         5,928          6,029
                                                             -------       -------        -------
          Total assets....................................   $64,879       $64,647        $65,864
                                                             =======       =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Revolving lines of credit...............................   $ 9,111       $17,841        $16,005
  Current portion of long-term obligations................     5,110         4,328          4,026
  Accounts payable........................................    17,764        16,459         18,221
  Accrued liabilities.....................................     9,922         7,121          7,778
                                                             -------       -------        -------
          Total current liabilities.......................    41,907        45,749         46,030
                                                             -------       -------        -------
DEFERRED INCOME TAXES.....................................     1,192         1,046          1,399
                                                             -------       -------        -------
LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION.............    13,286        11,349         10,523
                                                             -------       -------        -------
MINORITY INTEREST.........................................     2,065         1,430          1,513
                                                             -------       -------        -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock (par value of $9.89; 500,000 shares
     authorized and outstanding)..........................     4,943         4,943          4,943
  Additional paid-in capital..............................     1,848         1,848          1,848
  Retained earnings (deficit).............................      (614)         (775)           352
  Accumulated foreign currency translation adjustment.....       252          (943)          (744)
                                                             -------       -------        -------
          Total stockholders' equity......................     6,429         5,073          6,399
                                                             -------       -------        -------
          Total liabilities and stockholders' equity......   $64,879       $64,647        $65,864
                                                             =======       =======        =======

   The accompanying notes are an integral part of these financial statements.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS OF US DOLLARS--NOTE 2)

                                                                                   FOR THE FOUR
                                                  FOR THE YEAR ENDED AUGUST 31,    MONTHS ENDED
                                                  -----------------------------    DECEMBER 31,
                                                   1995       1996       1997          1997
                                                  -------    -------    -------    ------------
NET SALES.......................................  $64,533    $81,983    $84,926      $32,414
COST OF SALES...................................   54,747     70,353     75,807       27,506
                                                  -------    -------    -------      -------
       Gross profit.............................    9,786     11,630      9,119        4,908
OPERATING EXPENSES
  Selling and marketing.........................    1,494      1,403      1,690          394
  General and administrative....................    3,317      4,322      4,853        1,337
  Other income (expense) net....................     (366)      (121)      (341)         244
                                                  -------    -------    -------      -------
          Total operating expenses..............    5,177      5,846      6,884        1,975
                                                  -------    -------    -------      -------
          Operating income......................    4,609      5,784      2,235        2,933
INTEREST INCOME (EXPENSE)
  Interest income...............................      445         37         50            1
  Interest expense..............................   (3,042)    (3,189)    (2,648)        (806)
                                                  -------    -------    -------      -------
          Total interest income (expense).......   (2,597)    (3,152)    (2,598)        (805)
                                                  -------    -------    -------      -------
          Income (loss) before income taxes.....    2,012      2,632       (363)       2,128
INCOME TAX (EXPENSE) BENEFIT
  Current income tax............................     (679)      (995)       (74)        (373)
  Deferred income tax...........................     (301)      (178)       218         (563)
                                                  -------    -------    -------      -------
          Total income tax (expense) benefit....     (980)    (1,173)       144         (936)
                                                  -------    -------    -------      -------
  Income (loss) before minority interest........    1,032      1,459       (219)       1,192
MINORITY INTEREST...............................     (108)      (265)       272          (65)
                                                  -------    -------    -------      -------
NET INCOME......................................  $   924    $ 1,194    $    53      $ 1,127
                                                  =======    =======    =======      =======

   The accompanying notes are an integral part of these financial statements.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            (IN THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA--NOTE 2)

                                                                            ACCUMULATED
                                                                              FOREIGN
                              COMMON STOCK       ADDITIONAL    RETAINED      CURRENCY          TOTAL
                            -----------------     PAID-IN      EARNINGS     TRANSLATION    STOCKHOLDERS'
                            SHARES     AMOUNT     CAPITAL      (DEFICIT)    ADJUSTMENT        EQUITY
                            -------    ------    ----------    ---------    -----------    -------------
BALANCE
  AUGUST 31, 1994.........  500,000    $4,943      $1,848       $(2,693)      $    --         $ 4,098
Net income................       --        --          --           924            --             924
Foreign currency
  translation
  adjustment..............       --        --          --            --           348             348
                            -------    ------      ------       -------       -------         -------
BALANCE
  AUGUST 31, 1995.........  500,000     4,943       1,848        (1,769)          348           5,370
Dividends.................       --        --          --           (39)           --             (39)
Net income................       --        --          --         1,194            --           1,194
Foreign currency
  translation
  adjustment..............       --        --          --            --           (96)            (96)
                            -------    ------      ------       -------       -------         -------
BALANCE
  AUGUST 31, 1996.........  500,000     4,943       1,848          (614)          252           6,429
Dividends.................       --        --          --          (214)           --            (214)
Net income................       --        --          --            53            --              53
Foreign currency
  translation
  adjustment..............       --        --          --            --        (1,195)         (1,195)
                            -------    ------      ------       -------       -------         -------
BALANCE
  AUGUST 31, 1997.........  500,000     4,943       1,848          (775)         (943)          5,073
Net income................       --        --          --         1,127            --           1,127
Foreign currency
  translation
  adjustment..............       --        --          --            --           199             199
                            -------    ------      ------       -------       -------         -------
BALANCE
  DECEMBER 31, 1997.......  500,000    $4,943      $1,848       $   352       $  (744)        $ 6,399
                            =======    ======      ======       =======       =======         =======

   The accompanying notes are an integral part of these financial statements.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS OF US DOLLARS--NOTE 2)

                                                                                   FOR THE FOUR
                                                 FOR THE YEAR ENDED AUGUST 31,     MONTHS ENDED
                                                 ------------------------------    DECEMBER 31,
                                                  1995       1996        1997          1997
                                                 -------    -------    --------    -------------
OPERATING ACTIVITIES
Net income.....................................  $   924    $ 1,194    $     53       $ 1,127
Adjustments to reconcile net income to net cash
  provided by operating activities.............
Depreciation and amortization..................    3,324      5,693       6,386         1,971
Loss (gain) on sale of assets..................      (76)      (244)        (47)           24
Changes in operating assets and liabilities:
  (Increase) decrease in inventories...........      (80)    (3,248)       (603)          346
  (Increase) decrease in trade and other
     receivables...............................   (5,164)    (7,348)    (11,235)          262
  (Increase) decrease in other assets..........    2,451     (1,944)          9           248
  Increase (decrease) in accounts payable......     (984)     8,252       2,192         1,180
  Increase (decrease) in other liabilities.....    5,177     (1,550)       (814)          115
  Minority interest............................      (28)      (135)       (282)           31
                                                 -------    -------    --------       -------
       Net cash provided by (used in) operating
          activities...........................    5,544        670      (4,341)        5,304
                                                 -------    -------    --------       -------
INVESTING ACTIVITIES
Purchase of additional ownership in
  subsidiaries.................................       --       (297)         --            --
Purchase of property, plant and equipment......   (4,115)    (6,956)     (6,117)       (1,771)
Proceeds from sales of property, plant and
  equipment....................................      547      1,728         495            --
                                                 -------    -------    --------       -------
     Net cash used in investing activities.....   (3,568)    (5,525)     (5,622)       (1,771)
                                                 -------    -------    --------       -------
FINANCING ACTIVITIES
Proceeds from (repayment of) short-term
  borrowings...................................    1,260      6,972      11,566        (2,512)
Repayment of capital lease obligations.........   (4,446)    (3,005)     (3,085)         (824)
Proceeds from issuance of long-term debt.......    2,333      1,656       3,750            --
Repayment of principal of long-term debt.......     (773)      (806)     (1,903)         (637)
Dividends......................................       --        (39)       (214)           --
                                                 -------    -------    --------       -------
       Net cash provided by (used in) financing
          activities...........................   (1,626)     4,778      10,114        (3,973)
                                                 -------    -------    --------       -------
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON
  CASH.........................................       51         17        (198)           64
                                                 -------    -------    --------       -------
NET INCREASE (DECREASE) IN CASH................      401        (60)        (47)         (376)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................      510        911         851           804
                                                 -------    -------    --------       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......  $   911    $   851    $    804       $   428
                                                 =======    =======    ========       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the period for:
  Interest.....................................  $ 2,995    $ 3,044    $  2,577       $   769
                                                 -------    -------    --------       -------
  Income taxes.................................  $   374    $ 1,304    $    777       $    --
                                                 =======    =======    ========       =======

   The accompanying notes are an integral part of these financial statements.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (IN THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA--NOTE 2)

1.  BASIS OF PRESENTATION

     The SOMOMECA INDUSTRIES and subsidiaries (the Company) consolidated financial statements include the following entities:

CONSOLIDATED ENTITIES                 % OWNED                  BUSINESS
SOMOMECA INDUSTRIES.................             Holdings
SOMOMECA INDUSTRIES owned
  subsidiaries:
  SAPI (SARL).......................    100      Manufacturing and selling of
                                                 injection molded plastic parts
  SOMOPLAST Lorraine................    100      Manufacturing and selling of
                                                 injection molded plastic parts
  BBI...............................    100      Manufacturing and selling of
                                                 injection molded plastic parts
  SCI Bonnevalaise..................    100      Building ownership
  FINANCIERE SOMOMECA...............     73.7    Holdings
FINANCIERE SOMOMECA owned
  subsidiaries:
  STAPHANE..........................    100      Manufacturing and selling of molds
                                                 for plastic injection
  SERIM.............................    100      Manufacturing and selling of molds
                                                 for plastic injection and of
                                                 injection molded plastic parts
  SOMOPLAST.........................    100      Manufacturing and selling of
                                                 injection molded plastic parts
  SEMIP.............................    100      Manufacturing and selling of molds
                                                 for plastic injection
  PROMOLDE..........................    100      Manufacturing and selling of molds
                                                 for plastic injection
  SCI TERREAU BRENOT................     95      Building ownership

     The entities listed above were acquired on January 8, 1998 by Moll PlastiCrafters Limited Partnership.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

     Before September 1995, the legal organization of the various companies forming SOMOMECA INDUSTRIES was as follows:

                                                                % OWNED
SAPI
  SAPI owned subsidiaries:
  SCI Bonnevalaise..........................................      100
  BBI.......................................................      100
  FINANCIERE SOMOMECA.......................................       16
SCP Staphane
  FINANCIERE SOMOMECA.......................................       52
  FINANCIERE SOMOMECA owned subsidiaries:
  STAPHANE..................................................      100
  SOMOPLAST.................................................      100
  SERIM.....................................................      100
  SEMIP.....................................................      100
  PROMOLDE..................................................      100
  SCI Terreau Brenot........................................       95

     In September 1995, SAPI and SCP Staphane completed a restructuring which led to the SOMOMECA INDUSTRIES current structure, as follows:

     - SAPI and SCP STAPHANE were merged, to form SOMOMECA INDUSTRIES, holding company owned by two individuals (the Staphane family).

     - The molding activity of SAPI was contributed to a new company, SAPI
       (SARL).

     - The number of authorized common shares was set at 500,000, with a par value of $9.89.

     As the previous separate entities and newly formed entity were all under common control, the restructuring has been reflected as if it occurred at September 1, 1994, similar to a pooling of interest.

     As of August 31, 1994, FINANCIERE SOMOMECA was partly directly held by the two individuals. During the year ended August 31, 1995, the shares of FINANCIERE SOMOMECA held by the Staphane family were contributed to the Company. Accordingly, the investment of this family in FINANCIERE SOMOMECA has been reflected in the position of stockholders' equity at August 31, 1994, as the Companies were under common control.

     SOMOPLAST LORRAINE (100% owned by SOMOMECA INDUSTRIES) was incorporated during the year ended August 31, 1996. During the same year, SOMOMECA INDUSTRIES acquired 5.7% of FINANCIERE SOMOMECA shares from CENTREST (a French company).

     SOMOMECA INDUSTRIES and its subsidiaries manufacture and sell molds or injection molded plastic parts to the automotive industry (car manufacturers and equipment suppliers) and to other industries.

     All companies, except PROMOLDE (Portugal), are located in France.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, after elimination of intercompany balances and transactions.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

GOODWILL

     Goodwill, arising from the difference between the investment cost in certain subsidiaries and their net assets value at the date of the acquisition, are being amortized, from the acquisition date, over 20 years. The Company evaluates on a continual basis, the realizability of goodwill using measurements of earnings before amortization, as well as operating cash flows for the respective acquired operations.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation and amortization are provided over the following estimated useful lives, using the straight-line method:

Buildings........................................    20 years
Leasehold improvements...........................  5-10 years
Production equipment.............................   3-7 years
Other equipment..................................  3-10 years

REVENUE RECOGNITION

     Revenue from sales is recognized at the time products are shipped or at the time of the first use for molds sold to certain customers and used for outsourced plastic parts production.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ form those estimates.

INVENTORIES

     Inventories are valued at the lower of cost (using the weighted average cost method) or market.

RETIREMENT INDEMNITIES OBLIGATIONS

     Company personnel are granted payments, defined by law, at the time they retire. The related retirement indemnities obligation has been accrued under the criteria set forth by Statement of Financial Accounting Standards No. 87.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit investments to short-term low risk instruments.

     With respect to trade receivables, one customer accounted for approximately 17% of SOMOMECA Industries and subsidiaries sales in the four month period ended December 31, 1997 (24% in 1997, 26% in 1996 and 30% in 1995). In addition, approximately 18% of total trade receivables as of December 31, 1997 (28% as of August 31, 1997, and 36% as of August 31, 1996) were from that customer. Management believes the credit risk associated with this customer is minimal.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

FOREIGN CURRENCY TRANSLATION

     The Company's functional currency is the French Franc. In the accompanying financial statements, assets and liabilities are translated into US Dollars at the current exchange rate as of the applicable balance sheet dates. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation into US Dollars are reported in a separate component of stockholders' equity.

     The functional currency for the Company's only foreign subsidiary (in Portugal) is its local currency. Accordingly, all the assets and liabilities of the subsidiary are translated into French Francs at the current exchange rate as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the subsidiary financial statements were insignificant as of December 31, 1997.

INCOME TAXES

     Deferred taxes are provided utilizing the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                        AUGUST 31,
                                                   --------------------    DECEMBER 31,
                                                     1996        1997          1997
                                                   --------    --------    ------------
Land.............................................  $    845    $    666      $    690
Buildings and leasehold improvements.............    14,968      11,973        12,403
Production equipment.............................    30,077      30,910        34,122
Other equipment..................................     4,412       3,946         3,863
                                                   --------    --------      --------
Total cost.......................................    50,302      47,495        51,078
Less--accumulated depreciation...................   (26,626)    (26,191)      (28,640)
                                                   --------    --------      --------
                                                   $ 23,676    $ 21,304      $ 22,438
                                                   ========    ========      ========

4.  INVENTORIES

     Inventories include the following:

                                                         AUGUST 31,
                                                     ------------------    DECEMBER 31,
                                                      1996       1997          1997
                                                     -------    -------    ------------
Raw materials......................................  $ 3,350    $ 2,868      $ 3,294
Work in progress...................................    2,571      2,987        2,841
Finished products..................................    3,055      2,007        1,671
                                                     -------    -------      -------
                                                     $ 8,976    $ 7,862      $ 7,806
                                                     =======    =======      =======

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

5.  OTHER ASSETS

     Other assets include the following:

                                                         AUGUST 31,
                                                     ------------------    DECEMBER 31,
                                                      1996       1997          1997
                                                     -------    -------    ------------
Acquisition goodwill...............................  $ 8,281    $ 6,753      $ 6,998
Less--amortization.................................   (2,325)    (2,232)      (2,430)
                                                     -------    -------      -------
                                                       5,956      4,521        4,568
Other assets.......................................    1,248      1,407        1,461
                                                     -------    -------      -------
                                                     $ 7,204    $ 5,928      $ 6,029
                                                     =======    =======      =======

6.  REVOLVING LINES OF CREDIT

     Short term financing facilities include the following:

                                                         AUGUST 31,
                                                     ------------------    DECEMBER 31,
                                                      1996       1997          1997
                                                     -------    -------    ------------
Authorized lines of credit.........................  $31,620    $28,274      $29,314
                                                     =======    =======      =======
Outstanding amounts under lines of credit..........  $ 9,111    $17,841      $16,005
                                                     =======    =======      =======
Maximum balances outstanding.......................  $20,751    $20,483      $24,247
                                                     =======    =======      =======
Average balances outstanding.......................  $18,355    $18,710      $20,903
                                                     =======    =======      =======

     Interest rates on these lines of credit are generally based on reference market rates (such as PIBOR 3 month) plus 1.5% (5% at December 31, 1997).

     Lines of credit are secured by substantially all of the Company's assets.

7.  LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                         AUGUST 31,
                                                     ------------------    DECEMBER 31,
                                                      1996       1997          1997
                                                     -------    -------    ------------
Long-term borrowings...............................  $ 6,869    $ 7,033      $ 6,093
Capital leases.....................................   11,005      8,126        7,887
Retirement indemnities obligations.................      522        518          569
                                                     -------    -------      -------
                                                      18,396     15,677       14,549
Less--current portion..............................   (5,110)    (4,328)      (4,026)
                                                     -------    -------      -------
                                                     $13,286    $11,349      $10,523
                                                     =======    =======      =======

     Long-term borrowings are secured by substantially all of the Company's assets. These long-term borrowings did not include any individual loan of significant amount for each of the periods.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

     Interest rates on long-term borrowings and capital leases can be summarized as follows:

                                                              AUGUST 31,
                                                          ------------------    DECEMBER 31,
                              RANGE OF INTEREST RATES      1996       1997          1997
                             -------------------------    -------    -------    ------------
Fixed rate loans:
  Loans....................            6.31% to 12.75%    $ 6,869    $ 7,033      $ 6,093
  Capital leases...........            4.68% to 15.35%      8,472      6,441        6,736
Variable rate loans:
  Capital leases...........          TAM to TAM + 1.5%      2,533      1,685        1,151
                                                          -------    -------      -------
                                                          $17,874    $15,159      $13,980
                                                          =======    =======      =======

     Future payments on long-term loans are due as follows:

1998................................................  $2,021
1999................................................   1,767
2000................................................   1,168
2001................................................     767
2002................................................     200
Thereafter..........................................     170
                                                      ------
                                                      $6,093
                                                      ======

     The Company leases certain equipment under capital leases which expire on various dates through 2004. Future payments on capital leases are due as follows:

1998...............................................  $ 2,517
1999...............................................    1,999
2000...............................................    1,381
2001...............................................      834
2002...............................................      663
Thereafter.........................................    2,007
Less amount representing interest..................   (1,514)
                                                     -------
                                                     $ 7,887
                                                     =======

8.  RETIREMENT INDEMNITIES OBLIGATIONS

     The Company maintains defined unfunded retirement indemnity plans which cover substantially all of their employees.

     In order to comply with US GAAP, the Company has applied SFAS No. 87 "Employers' Accounting for Pensions" and SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" as follows:

     - the transition obligation or fund excess has been determined as of September 1, 1994 as being the difference between the liabilities accounted for under prior years' accounting policies and the funded status of the plans resulting from actuarial calculations; the transition obligation or fund excess, as determined at September 1, 1994 has been deducted from retained earnings as if the Company had always applied SFAS No. 87. Amortization of a transition obligation would have led to expenses not significantly different from what has been accounted for;

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

     - the actuarial method used is the projected unit credit method. However, when the benefit formulas attribute more benefits to senior employees or when the plans are integrated with social security systems or multi employer plans, the Company has elected to apply the projected unit credit service pro-rata method to avoid delayed recognition of pension costs.

     The status of pension plans determined in accordance with U.S. GAAP is as follows:

                                                           AUGUST 31,
                                                          ------------    DECEMBER 31,
                                                          1996    1997        1997
                                                          ----    ----    ------------
Actuarial present value of benefit obligations:
  Vested benefit obligation.............................  $ --    $ --        $ --
  Non-vested benefit obligation.........................   393     390         428
                                                          ----    ----        ----
Accumulated benefit obligation..........................   393     390         428
Effect of projected future salary increases.............   129     128         141
                                                          ----    ----        ----
Projected benefit obligation............................  $522    $518        $569
                                                          ====    ====        ====

     The pension liability is included in the accompanying balance sheets as a component of long-term obligations.

     The net periodic pension cost of the Company's retirement indemnity plans, determined in accordance with US GAAP, includes the following components:

                                                                               FOR THE FOUR
                                             FOR THE YEAR ENDED AUGUST 31,     MONTHS ENDED
                                             ------------------------------    DECEMBER 31,
                                              1995        1996        1997         1997
                                             ------      ------      ------    ------------
Service cost...............................   $ 40        $ 46        $ 42         $14
Interest cost on projected benefit
  obligation...............................     38          33          31          10
Net amortization and deferrals.............     23          30          28           9
                                              ----        ----        ----         ---
Net pension cost...........................   $101        $109        $101         $33
                                              ====        ====        ====         ===

     Average assumptions used in accounting for the Company's retirement indemnities obligations under US GAAP are as follows:

                                                             AUGUST 31,
                                                            ------------    DECEMBER 31,
                                                            1996    1997        1997
                                                            ----    ----    ------------
Discount rate.............................................  6.0%    6.0%       6.0%
Rate of increase in compensation levels...................  2.5%    2.0%       2.0%

9.  OPERATING LEASES

     The Company leases certain equipment under operating leases. Rent expense was $261, $290, $155, and $37 for each of the years ended August 31, 1995, 1996 and 1997 and for the four month period ended December 31, 1997 respectively. Future payments on operating leases were due as follows:

1998...................................................  $64
1999...................................................   20
2000...................................................    2
                                                         ---
                                                         $86
                                                         ===

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

10.  COMMITMENTS AND CONTINGENCIES

     From time to time the Company is involved in certain legal actions arising in the ordinary course of business. In the opinion of management, the outcome of such actions will not have a material adverse effect on the Company's financial position or results of operations.

11.  INCOME TAXES

     For income tax purposes, SOMOMECA INDUSTRIES and its subsidiaries formed two distinct tax consolidation groups. The (provision) benefit for income taxes consists of the following:

                                                                                FOR THE FOUR
                                              FOR THE YEAR ENDED AUGUST 31,     MONTHS ENDED
                                              ------------------------------    DECEMBER 31,
                                               1995        1996        1997         1997
                                              -------    ---------    ------    ------------
Current income tax..........................   $(679)     $  (995)     $(74)       $(373)
Deferred income tax.........................    (301)        (178)      218         (563)
                                               -----      -------      ----        -----
Total (provision) benefit...................   $(980)     $(1,173)     $144        $(936)
                                               =====      =======      ====        =====

     The reconciliation of the statutory income tax rate to the Company's effective income tax rate is as follows:

                                                    FOR THE YEAR ENDED     FOR THE FOUR
                                                        AUGUST 31,         MONTHS ENDED
                                                   --------------------    DECEMBER 31,
                                                   1995    1996    1997        1997
                                                   ----    ----    ----    ------------
Statutory income tax rate........................  33.3%   36.6%   36.6%      41.6%
Non-deductible expenses..........................  15.4%   7.5%    3.1%        1.3%
Effect of the variation of statutory income tax
  rate...........................................    --    0.4%      --        2.0%
                                                   ----    ----    ----       -----
                                                   48.7%   44.5%   39.7%      44.9%
                                                   ====    ====    ====       =====

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

     The components of the deferred tax asset (liability) consisted of the following:

                                                         AUGUST 31,
                                                     ------------------    DECEMBER 31,
                                                      1996       1997          1997
                                                     -------    -------    ------------
Current deferred tax asset
Temporary timing differences.......................  $   279    $   221      $   310
Other temporary differences between tax reporting
  and US GAAP financial reporting:
  --inventory pricing..............................      171        337          139
  --reserve for doubtful accounts..................       33         78           43
  --subsidies income recognition...................       59         89           --
  --other, net.....................................      142        103          125
                                                     -------    -------      -------
                                                         684        828          617
                                                     -------    -------      -------
Non-current deferred tax asset (liability)
Net operating loss carry forward...................      119        178           --
Other temporary differences between tax reporting
  and US GAAP financial reporting:
  --retirement indemnities.........................      191        189          183
  --capital leases.................................   (1,092)      (896)        (861)
  --accumulated engineering costs expensed in tax
     reporting.....................................     (410)      (517)        (721)
                                                     -------    -------      -------
                                                      (1,192)    (1,046)      (1,399)
                                                     -------    -------      -------
Net deferred tax liability.........................  $  (508)   $  (218)     $  (782)
                                                     =======    =======      =======

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

LONG-TERM DEBT

     The carrying amount of the revolving lines of credit approximates fair value as the interest rate fluctuates with changes in market conditions. It is estimated that the fair value of the long-term debt is $15,516.

                      SOMOMECA INDUSTRIES AND SUBSIDIARIES

13.  SALES GEOGRAPHICAL DATA

     Sales to foreign countries represented 8%, 10%, 12% and 10% of Company sales for the years ended August 31, 1995, 1996 and 1997 and for the four-month period ended December 31, 1997 respectively, as follows:

                                                                              FOR THE FOUR
                                                                              MONTHS ENDED
                                 FOR THE YEAR ENDED AUGUST 31,                DECEMBER 31,
                       --------------------------------------------------    --------------
                        1995       %      1996       %      1997       %      1997       %
                       -------    ---    -------    ---    -------    ---    -------    ---
France...............  $59,370     92    $73,784     90    $74,734     88    $29,173     90
Other EEC
  countries..........    5,163      8      8,199     10     10,192     12      3,241     10
                       -------    ---    -------    ---    -------    ---    -------    ---
          Total......  $64,533    100    $81,983    100    $84,926    100    $32,414    100
                       =======    ===    =======    ===    =======    ===    =======    ===

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Hanning Companies:

     We have audited the accompanying combined balance sheets of the HANNING COMPANIES (see Note 1) as of December 31, 1995 and 1996, and the related combined statements of operations, equity (deficit) and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Hanning Companies as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
May 19, 1998

                             THE HANNING COMPANIES

                            COMBINED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------    -----------
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................  $   112,408    $   371,518
  Accounts receivable, net of reserves for doubtful accounts
     of $34,000 and $29,000, respectively...................    6,971,529      4,795,473
  Inventories, net..........................................    7,343,295      5,748,393
  Deposits on tooling.......................................    3,183,587      3,227,968
  Other receivables.........................................      159,274         45,225
  Other assets..............................................      460,350        262,871
                                                              -----------    -----------
          Total current assets..............................   18,230,443     14,451,448
                                                              -----------    -----------
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................      626,337        520,653
  Buildings.................................................    5,166,315      3,665,318
  Machinery and equipment...................................    6,172,294      6,968,976
  Less: accumulated depreciation............................   (5,186,735)    (6,116,331)
                                                              -----------    -----------
          Property, plant and equipment, net................    6,778,211      5,038,616
DUE FROM AFFILIATES, NET....................................    3,353,088      2,314,405
OTHER ASSETS................................................       65,294         24,478
                                                              -----------    -----------
          Total assets......................................  $28,427,036    $21,828,947
                                                              ===========    ===========
                            LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Checks drawn in excess of cash on deposit.................  $   170,858    $   321,070
  Accounts payable..........................................   10,419,740      8,986,502
  Customer deposits on tooling..............................    4,049,770      3,016,117
  Short-term borrowings.....................................      953,343      1,597,777
  Current portion of stockholder debt.......................    2,097,103      1,250,766
  Current portion of long-term obligations..................    1,065,374      1,907,866
  Accrued liabilities.......................................    3,048,800      3,195,179
                                                              -----------    -----------
          Total current liabilities.........................   21,804,988     20,275,277
                                                              -----------    -----------
STOCKHOLDER DEBT, NET OF CURRENT PORTION....................      906,683        259,615
                                                              -----------    -----------
LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION...............    3,650,201      1,573,441
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
  Capital...................................................    1,405,280      1,420,640
  Additional paid-in capital................................    6,269,319      7,599,372
  Receivable from partners..................................           --     (1,000,000)
  Translation adjustment....................................      109,762         38,393
  Retained deficit..........................................   (5,719,197)    (8,337,791)
                                                              -----------    -----------
          Total equity (deficit)............................    2,065,164       (279,386)
                                                              -----------    -----------
          Total liabilities and equity (deficit)............  $28,427,036    $21,828,947
                                                              ===========    ===========

 The accompanying notes are an integral part of these combined balance sheets.

                             THE HANNING COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                                            SEVEN MONTHS AND SEVEN DAYS
                                        FOR THE YEAR ENDED DECEMBER 31,           ENDED AUGUST 7,
                                        --------------------------------    ----------------------------
                                             1995              1996             1996            1997
                                        --------------    --------------    ------------    ------------
                                                                            (UNAUDITED)     (UNAUDITED)
NET SALES.............................   $57,298,730       $54,062,809      $33,075,375     $29,640,348
COST OF SALES.........................    55,447,691        51,456,915       31,526,552      28,342,440
                                         -----------       -----------      -----------     -----------
  Gross profit........................     1,851,039         2,605,894        1,548,823       1,297,908
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES............................     4,804,885         5,775,080        3,270,550       2,723,412
TOOLING REVENUE, NET..................       348,795           957,467          540,610       1,113,673
                                         -----------       -----------      -----------     -----------
  Operating loss......................    (2,605,051)       (2,211,719)      (1,181,117)       (311,831)
INTEREST INCOME.......................       290,421           209,728          123,800          61,490
INTEREST EXPENSE......................       727,899           570,847          409,604         290,623
OTHER (INCOME) EXPENSE................       194,271          (171,104)        (141,500)       (293,432)
                                         -----------       -----------      -----------     -----------
  Loss before income tax expense......    (3,236,800)       (2,401,734)      (1,325,421)       (247,532)
                                         -----------       -----------      -----------     -----------
INCOME TAX EXPENSE....................        18,578           216,860          126,545         382,192
                                         -----------       -----------      -----------     -----------
  Net Loss............................   $(3,255,378)      $(2,618,594)     $(1,451,966)    $  (629,724)
                                         ===========       ===========      ===========     ===========

    The accompanying notes are an integral part of these combined financial statements.

                             THE HANNING COMPANIES

                    COMBINED STATEMENTS OF EQUITY (DEFICIT)

                                       ADDITIONAL   RECEIVABLE
                                        PAID-IN        FROM       TRANSLATION    RETAINED
                           CAPITAL      CAPITAL       PARTNER     ADJUSTMENT      DEFICIT        TOTAL
                          ----------   ----------   -----------   -----------   -----------   -----------
BALANCE, DECEMBER 31,
  1994..................  $1,405,280   $3,130,806   $        --    $     --     $(2,463,819)  $ 2,072,267
Translation
  adjustments...........          --           --            --     109,762              --       109,762
Capital contribution....          --    3,138,513            --          --              --     3,138,513
Net loss................          --           --            --          --      (3,255,378)   (3,255,378)
                          ----------   ----------   -----------    --------     -----------   -----------
BALANCE, DECEMBER 31,
  1995..................   1,405,280    6,269,319            --     109,762      (5,719,197)    2,065,164
Translation
  adjustment............          --           --            --     (71,369)             --       (71,369)
Receivable from
  Partner...............          --           --    (1,000,000)         --              --    (1,000,000)
Capital contribution....      15,360    1,330,053            --          --              --     1,345,413
Net loss................          --           --            --          --      (2,618,594)   (2,618,594)
                          ----------   ----------   -----------    --------     -----------   -----------
BALANCE, DECEMBER 31,
  1996..................  $1,420,640   $7,599,372   $(1,000,000)   $ 38,393     $(8,337,791)  $  (279,386)
                          ==========   ==========   ===========    ========     ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                             THE HANNING COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                 FOR THE YEAR ENDED        SEVEN MONTHS AND SEVEN DAYS
                                                    DECEMBER 31,                 ENDED AUGUST 7,
                                             --------------------------    ----------------------------
                                                1995           1996            1996            1997
                                             -----------    -----------    ------------    ------------
                                                                           (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................  $(3,255,378)   $(2,618,594)   $(1,451,966)    $  (629,724)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization............    1,653,439      1,347,843        883,205         640,714
  Gain on disposal of fixed assets.........     (174,711)       (62,397)            --         (23,999)
  Changes in assets and liabilities:
    Accounts receivable....................   (1,112,144)     1,837,848        933,877      (1,235,372)
    Due from affiliates, net...............       (3,119)        25,714        (97,703)      2,782,953
    Inventories............................    1,082,034      1,285,704        546,713        (739,036)
    Deposits on tooling....................   (3,140,865)      (146,677)     1,131,761      (4,299,084)
    Other assets...........................     (203,848)       218,472       (218,012)       (148,967)
    Other receivables......................      (11,720)       114,049        154,472           3,474
    Accounts payable.......................    1,884,153       (938,846)    (3,825,510)     (1,992,673)
    Accrued liabilities....................     (424,178)       339,433      1,301,398        (155,610)
    Checks drawn in excess of cash on
       deposit.............................     (184,328)       150,212        610,906        (321,070)
    Customer deposits on tooling...........    3,836,908       (926,547)       302,495       5,822,111
                                             -----------    -----------    -----------     -----------
         Total adjustments.................    3,201,621      3,244,808      1,723,602         333,441
                                             -----------    -----------    -----------     -----------
         Net cash provided by (used in)
           operating activities............      (53,757)       626,214        271,636        (296,283)
                                             -----------    -----------    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
    equipment..............................     (945,461)    (1,029,359)      (438,201)       (544,845)
  Proceeds on disposal of fixed assets.....      174,711      1,248,344      1,163,812          23,999
                                             -----------    -----------    -----------     -----------
         Net cash (used in) provided by
           investing activities............     (770,750)       218,985        725,611        (520,846)
                                             -----------    -----------    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in short-term borrowings......      800,133        731,628        300,451      (1,387,662)
  Partner contributions....................    3,138,513      1,345,413         15,308              --
  Receivable from partner..................           --     (1,000,000)    (1,000,000)             --
  Net change in stockholder debt...........   (2,533,096)    (1,466,937)        (9,495)      2,790,838
  Principal payments on long-term
    obligations............................     (569,951)      (199,102)            --        (705,343)
                                             -----------    -----------    -----------     -----------
         Net cash provided by (used in)
           financing activities............      835,599       (588,998)      (693,736)        697,833
                                             -----------    -----------    -----------     -----------
EFFECT OF EXCHANGE RATE....................          575          2,909          2,744          (3,839)
                                             -----------    -----------    -----------     -----------
NET CHANGE IN CASH.........................       11,667        259,110        306,255        (123,135)
BALANCE AT BEGINNING OF PERIOD.............      100,741        112,408        112,408         371,518
                                             -----------    -----------    -----------     -----------
BALANCE AT END OF PERIOD...................  $   112,408    $   371,518    $   418,663     $   248,383
                                             ===========    ===========    ===========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest...................  $   539,854    $   465,585    $   172,497     $   241,773
                                             ===========    ===========    ===========     ===========
  Cash paid for income taxes...............  $    19,078    $    23,661    $    14,000     $   258,518
                                             ===========    ===========    ===========     ===========

    The accompanying notes are an integral part of these combined financial statements.

                             THE HANNING COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     The Hanning Companies (the "Company") consists of the following entities which are under common ownership.


                                                                TYPE OF        COUNTRY OF
                          COMPANY                               ENTITY         OPERATIONS
Hanning Corporation.........................................  Corporation    United States
Moll Industries Paderborn Beteilingungs-GmbH................  Corporation    Germany
Moll Industries Paderborn GmbH & Co. .......................  Partnership    Germany
Hanning Plastics, Ltd. .....................................  Corporation    United Kingdom
Hanning Property Associates.................................  Corporation    United States
PB Hanning GmbH & Co. ......................................  Corporation    Germany
PB Hanning GmbH & Co. Handelsgesellschaft...................  Partnership    Germany


     The entities listed above were acquired through either asset or stock purchases on August 8, 1997, by Moll PlastiCrafters Limited Partnership. The Company manufactures custom injection molded parts which it sells primarily to customers in the office equipment, home appliance and automotive industries.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the combined companies. All significant inter-company balances and transactions have been eliminated in combination.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from sales of injection molded plastic parts is recognized at the time products are shipped.

TOOLING

     The Company enters into agreements with its major customers to design and produce certain customer owned plastic injection tooling (primarily molds). Amounts paid or received by the Company in connection with this activity related to tooling that remains undelivered at the end of an accounting period are included as Deposits on Tooling or Customer Deposits on Tooling, respectively, in the accompanying combined balance sheet. At the time of delivery of completed tooling, the excess of revenues over costs are recognized in the accompanying combined statements of operations as tooling revenue, net.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out (FIFO) method) or market.

                             THE HANNING COMPANIES

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is valued at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, as follows:

Buildings.....................................  40 to 50 years
Machinery and equipment.......................   3 to 10 years

INCOME TAXES

     Certain of the entities included in the Company are partnerships. The earnings of the partnerships are included in the tax returns of its partners. Accordingly, the combined financial statements contained no provision for federal or state income taxes related to these earnings.

     Certain of the entities included in the Company are taxable entities. As such the Company has accounted for income taxes using the liability method which requires recognition of deferred tax assets and liabilities for the expected future consequences of events that have been included in the combined financial statements or income tax returns.

     Certain of the Company's incurred costs were not deductible for income tax purposes. As a result, the Company incurred current income tax expense. At December 31, 1996, the Company had net operating loss carryforwards available to offset future taxable income. However, due to the Company's historical operating results, it has not recognized a deferred tax asset in the accompanying combined financial statements.

LONG-LIVED ASSETS

     When factors are present which indicate the cost of long-lived assets may not be recovered, the Company evaluates the realizability of its long-lived assets, based upon the anticipated future cash flows generated by the asset.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Company are translated to United States dollars at current exchange rates, while revenues and expenses are translated at the average rate prevailing during the period. Gains and losses resulting from translation since January 1, 1995 are accumulated in a separate component of equity (deficit).

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited, interim financial statements have been prepared on a basis consistent with the audited financial statements and contain all adjustments necessary to present fairly the Company's results of operations and cash flows for the seven months and seven days ended August 7, 1996 and 1997.

                             THE HANNING COMPANIES

3.  INVENTORIES

     Inventories consist of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Raw materials...............................................  $4,341,883    $3,325,107
Work-in-process.............................................   1,137,132       694,188
Finished goods..............................................   2,368,651     2,327,113
Reserve.....................................................    (504,371)     (598,015)
                                                              ----------    ----------
                                                              $7,343,295    $5,748,393
                                                              ==========    ==========

4.  RELATED PARTIES

     The Company has certain transactions with companies that are affiliated through common ownership. At December 31, 1996, the Company has a net receivable from these affiliated parties totaling $2,314,405 related to these transactions.

     The Company pays management fees to a related company. Management fee expense was approximately $262,000 and $264,000 for 1995 and 1996, respectively.

5.  STOCKHOLDER DEBT

     Stockholder debt consists of the following:

     A note bearing interest at 7.5% per annum, payable semiannually (interest expense totaled $155,868 and $83,428 in 1995 and 1996, respectively.) The note matures on June 30, 1998 and requires repayment in Deutsche Marks. The outstanding balance was DM 2,200,507 and DM 1,400,507 at December 31, 1995 and 1996, respectively ($1,534,079 and $908,123, respectively). Principle payments, in U.S. dollars and stated at current exchange rates, are due as follows:
1997--$648,508 and 1998--$259,615. The note is unsecured and may be repaid at any time without penalty.

     A note bearing interest at a prime rate plus 1%, payable quarterly (interest expense totaled $18,738 in 1996). The outstanding balance was $312,728 at December 31, 1996.

     Additionally, the Company has payables to the stockholders totaling DM 2,108,295 and DM 337,174 at December 31, 1995 and 1996, respectively ($1,469,707 and $289,530, respectively). These payables do not bear interest and are due on demand.

6.  SHORT-TERM BORROWINGS

     The Company has the following revolving loan facilities:

     Facility with a bank which provides for borrowings up to DM 2,000,000 ($1,300,000 at December 31, 1996). The Company had a balance outstanding of DM 1,080,672 and DM 2,458,499 at December 31, 1995 and 1996, respectively ($753,343 and $1,597,777, respectively). Interest is payable quarterly at a variable rate (6.55% at December 31, 1996). The facility is secured by land and an office building in Germany.

     Facility with a bank which provides for borrowings up to $250,000. The Company had a balance outstanding of $200,000 and $0 at December 31, 1995 and 1996, respectively. Interest is payable monthly at prime (8.25% at December 31, 1996). The facility is secured by all assets of the Company located in the United States.

                             THE HANNING COMPANIES

7.  LONG-TERM OBLIGATIONS

     The Company has the following long-term debt obligations:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1995           1996
                                                            -----------    -----------
Term loan payable to a bank, denominated in Deutsche
  Marks, payable in annual installments of DM 1,200,000
  ($779,879 at December 31, 1996 exchange rates), matures
  May 10, 1999. Interest payable quarterly at 6.92%.
  Secured by land and office building in Germany. ........  $ 3,346,113    $ 2,339,463
Term loan payable to a bank, payable in annual
  installments of $181,173 in addition to a balloon
  payment of $920,000 due on December 15, 1997. Interest
  is payable at the banks base rate plus 1% (9.25% at
  December 31, 1996). ....................................    1,300,275      1,101,173
Capital lease obligations (see Note 8)....................       69,187         40,671
                                                            -----------    -----------
                                                              4,715,575      3,481,307
Less current portion......................................   (1,065,374)    (1,907,866)
                                                            -----------    -----------
                                                            $ 3,650,201    $ 1,573,441
                                                            ===========    ===========

     The amounts of all long-term obligations, excluding capital leases, to be repaid for the years following December 31, 1996 are as follows:

1997......................................................  $ 1,881,052
1998......................................................      779,879
1999......................................................      779,705
                                                            -----------
                                                            $ 3,440,636
                                                            ===========

8.  LEASE COMMITMENTS

     The aggregate future minimum fixed lease obligations for the Company as of December 31, 1996 are as follows:

                                                                                OPERATING
                                                              CAPITAL LEASES     LEASES
                                                              --------------    ---------
1997........................................................     $28,181        $212,541
1998........................................................      10,509         285,670
1999........................................................       4,618          35,287
2000........................................................         385              --
                                                                 -------        --------
Total minimum lease payments................................      43,693        $533,498
                                                                                ========
Less amounts representing interest..........................       3,022
                                                                 -------
Present value of minimum capital lease payments.............     $40,671
                                                                 =======

     Total rent expense for the Company's operating leases for the years ended December 31, 1995 and 1996 was approximately $180,839 and $654,354.

                             THE HANNING COMPANIES

9.  RETIREMENT PLAN

     The Company has a 401(k) deferred compensation plan covering substantially all U.S. employees meeting the service requirements defined in the plan. Under the provisions of the plan, employees may elect to contribute up to 15% of their wages. The Company may make matching contributions equal to a discretionary percentage, to be determined by the Company. The Company made no contributions to the plan for the years ended December 31, 1995 and 1996.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is disclosed in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

  Cash, accounts receivable, and accounts payable

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

  Short-term borrowings

     The carrying amounts of the short-term borrowings approximates fair value as the interest rates reflect market rates.

  Long-term obligations

     The fair value of the variable rate obligation approximates its fair value since the interest rate reflects market rates. The fair value of the fixed rate obligation is estimated to be $1,987,550 as compared to its carrying amount of $2,339,463. The Company estimated the fair value based on estimated borrowing rates for similar obligations with similar terms.

  Note payable to stockholder

     The carrying amount of the note payable approximates fair value based upon current market rates and the remaining term to maturity.

11.  CONTINGENCIES

     The Company is a party to various lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of these matters will not have a material effect on the Company. The Company is undergoing a tax audit covering the years 1993 to 1996. Management is currently not able to determine the effects on the financial statements, if any.

12.  MAJOR CUSTOMERS

     Two customers accounted for approximately 86% and 91% of the Company's net sales in 1995 and 1996, respectively. In addition, approximately 86% and 81% of the Company's total accounts receivable at December 31, 1995 and 1996, respectively, were from these customers. Management believes the credit risk associated with these customers to be minimal.

                             THE HANNING COMPANIES

13.  SEGMENT INFORMATION

     The Company operates in one industry segment. The following table presents sales and other financial information by geographic region for the years ended December 31, 1995 and 1996.

                                                               1995           1996
                                                            -----------    -----------
Net sales:
  United States...........................................  $ 8,599,770    $11,641,318
  Europe..................................................   48,698,960     42,421,491
                                                            -----------    -----------
          Total net sales.................................  $57,298,730    $54,062,809
                                                            ===========    ===========
Operating loss:
  United States...........................................  $  (322,310)   $   475,000
  Europe..................................................   (2,616,741)    (2,686,719)
  Eliminations............................................      334,000             --
                                                            -----------    -----------
          Total operating loss............................  $(2,605,051)   $(2,211,719)
                                                            ===========    ===========
Identifiable assets:
  United States...........................................  $ 8,882,549    $ 7,222,715
  Europe..................................................   20,018,870     16,236,720
  Eliminations............................................     (474,383)    (1,630,488)
                                                            -----------    -----------
          Total assets....................................  $28,427,036    $21,828,947
                                                            ===========    ===========
Depreciation and amortization:
  United States...........................................  $   618,297    $   494,497
  Europe..................................................    1,035,142        853,346
                                                            -----------    -----------
          Total...........................................  $ 1,653,439    $ 1,347,843
                                                            ===========    ===========
Capital Expenditures:
  United States...........................................  $   516,959    $   474,874
  Europe..................................................      428,502        554,485
                                                            -----------    -----------
          Total...........................................  $   945,461    $ 1,029,359
                                                            ===========    ===========

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
Available Information......................     i
Prospectus Summary.........................     1
Risk Factors...............................    15
The Company................................    22
The Transactions...........................    24
Use of Proceeds............................    27
Capitalization.............................    28
Selected Historical Consolidated Financial
  Data.....................................    29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    33
The Exchange Offer.........................    44
Business...................................    51
Management.................................    61
Certain Beneficial Owners..................    65
Certain Relationships and Related
  Transactions.............................    66
Description of Notes.......................    67
Description of Certain Indebtedness........    92
Certain Federal Income Tax
  Considerations...........................    96
Book Entry; Form...........................
Plan of Distribution.......................   101
Legal Matters..............................   102
Experts....................................   102
Index to Unaudited Pro Forma Consolidated
  Financial Statements.....................   P-1
Index to Financial Statements..............   F-1


    UNTIL          , 1998 (90 DAYS FOLLOWING THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS ON SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $68,000,000

                               AMM HOLDINGS, INC.

                                 13 1/2% SENIOR
                                 DISCOUNT NOTES
                                    DUE 2009
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                              ------------ , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL, as amended, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

CERTIFICATE OF INCORPORATION

     Article Eight of the Certificate of Incorporation of Holdings provides in relevant part as follows:

          EIGHTH: A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

BY-LAWS

     Article VIII of the By-laws of Holdings provides as follows:

                                  ARTICLE VIII

                                INDEMNIFICATION

     Section 1. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by the Board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

     Section 4. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and withstanding the absence of any determination thereunder, any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 or 2 of this
Article VIII, as the case may be. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application.

     Section 5. Expenses Payable in Advance. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

     Section 6. Non-exclusivity of Indemnification and Advancement of
Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

     Section 7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article VIII.

     Section 8. Meaning of "Corporation" for Purposes of Article VIII. For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees, or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     Section 9. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS. The following exhibits are filed as a part of this Registration Statement:


 3.1    Second Amended and Restated Certificate of Incorporation of
        AMM Holdings, Inc. (formerly known as Anchor Acquisition
        Co.)*
 3.2    By-Laws of AMM Holdings, Inc.*
 4.1    Indenture dated as of June 26, 1998 by and between AMM
        Holdings, Inc. and State Street Bank and Trust Company, as
        Trustee*
 4.2    Form of 13 1/2% Senior Discount Note due 2009 (included in
        Exhibit 4.1)*
 4.3 Registration Rights Agreement dated as June 26, 1998 by and between AMM Holdings, Inc. and the Initial Purchaser named therein*
 5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1    Purchase Agreement dated as June 26, 1998 by and between AMM
        Holdings, Inc. and the Initial Purchaser named therein*

12.1       Computation of Ratio of Earnings to Fixed Charges, Ratio of Earnings to Cash Interest Expense and Ratio
           of Net Debt to EBITDA.*
16.1       Letter of PricewaterhouseCoopers LLP dated October 21, 1998.
21.1       List of Subsidiaries of AMM Holdings, Inc.*
23.1       Consent of PricewaterhouseCoopers LLP
23.2       Consent of Arthur Andersen LLP
24.1       Powers of Attorney for AMM Holdings, Inc. (contained on the signature pages of this Registration
           Statement)*
25.1       Statement of Eligibility and Qualification on Form T-1 of Trustee*
99.1       Form of Letter of Transmittal
99.2       Form of Notice of Guaranteed Delivery
99.3       Form of Letter to Clients
99.4       Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees*
99.5       Exchange Agent Agreement by and between AMM Holdings, Inc. and State Street Bank and Trust Company*


---------------

* Previously filed.


ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to between an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  That every prospectus: (i) that is filed pursuant to paragraph
     (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (4) To supply the means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tennessee, on November 2, 1998.


                                          AMM HOLDINGS, INC.

                                          By:      /s/ GEORGE T. VOTIS
                                            ------------------------------------
                                            Name: George T. Votis
                                            Title:   Chairman and Chief
                                              Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
           /s/ GEORGE T. VOTIS                Chairman and Chief Executive          November 2, 1998
------------------------------------------    Officer
             George T. Votis

                    *                         President and Director                November 2, 1998
------------------------------------------
            Charles B. Schiele

           /s/ PHYLLIS C. BEST                Chief Financial Officer               November 2, 1998
------------------------------------------
             Phyllis C. Best

         *By: /s/ PHYLLIS C. BEST             Attorney-in-Fact                      November 2, 1998
   -----------------------------------
             Phyllis C. Best

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  3.1    Second Amended and Restated Certificate of Incorporation of
         AMM Holdings, Inc. (formerly known as Anchor Acquisition
         Co.)*
  3.2    By-Laws of AMM Holdings, Inc.*
  4.1    Indenture dated as of June 26, 1998 by and between AMM
         Holdings, Inc. and State Street Bank and Trust Company, as
         Trustee*
  4.2    Form of 13 1/2% Senior Discount Note due 2009 (included in
         Exhibit 4.1)*
  4.3    Registration Rights Agreement dated as June 26, 1998 by and between AMM Holdings, Inc. and the Initial Purchaser named therein*
  5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
 10.1    Purchase Agreement dated as June 26, 1998 by and between AMM
         Holdings, Inc. and the Initial Purchaser named therein*
 12.1    Computation of Ratio of Earnings to Fixed Charges, Ratio of
         Earnings to Cash Interest Expense and Ratio of Net Debt to
         EBITDA.*
 16.1    Letter of PricewaterhouseCoopers LLP dated October 21, 1998.
 21.1    List of Subsidiaries of AMM Holdings, Inc.*
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2    Consent of Arthur Andersen LLP
 24.1    Powers of Attorney for AMM Holdings, Inc. (contained on the signature pages of this Registration Statement)*
 25.1    Statement of Eligibility and Qualification on Form T-1 of
         Trustee*
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Form of Letter to Clients
 99.4    Form of Letter to Brokers, Dealers, Trust Companies and
         Other Nominees*
 99.5    Exchange Agent Agreement by and between AMM Holdings, Inc.
         and State Street Bank and Trust Company*


------------------------------

* Previously filed.